Filed Pursuant to Rule 424(b)(3)
File No. 333-151827
PROSPECTUS SUPPLEMENT (DISCLOSURE REPORT NO. 1)
TO PROSPECTUS DATED January 7, 2011
LendingClub Corporation
Member Payment Dependent Notes
This prospectus supplement supplements and amends the prospectus dated January 7, 2011 (the Prospectus) and filed pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (the SEC), by attaching to and making as part of this prospectus supplement our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010 (the Quarterly Report), which was filed with the SEC on February 14, 2011.
The Prospectus and this prospectus supplement relate to up to $600,000,000 in principal amount of Member Payment Dependent Notes (the Notes) to be issued by LendingClub Corporation (LendingClub). We will issue the Notes in series and each series will correspond to a single consumer loan originated through our platform to one of our borrower members. In the Prospectus (as supplemented by prior supplements) and this prospectus supplement, we refer to these consumer loans generally as “member loans.” The terms of the Notes are as set forth in the Prospectus (as supplemented by prior supplements).
You should read this prospectus supplement together with the Prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus or any prior prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus (as supplemented by prior supplements), including all amendments and supplements thereto.
This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 13 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 16, 2010.

Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on February 14, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended December 31, 2010
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission File Number: 333-151827
LendingClub Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0605731 (I.R.S. Employer Identification No.)

370 Convention Way Redwood City, California (Address of principal executive offices)	94063 (Zip Code)
(650) 482-5233
(Registrant’s telephone number, including area code)
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
As of January 31, 2011, there were 8,565,011 shares of the registrant’s common stock outstanding.

Cautionary Note Regarding Forward-Looking Statements
This Quarterly Report on Form 10-Q contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this Quarterly Report on Form 10-Q regarding our borrower members, credit scoring, credit scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:
•	the status of borrower members, the ability of borrower members to repay member loans and the plans of borrower members;
•	our ability to attract additional investor members;
•	expected rates of return and interest rates;
•	the attractiveness of our investment platform;
•	our financial performance;
•	the availability and functionality of the trading platform;
•	our ability to retain and hire competent employees and appropriately staff our operations;
•	regulatory developments;
•	our intellectual property; and
•	our estimates regarding expenses, future revenue, capital requirements and need for additional financing.
We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the “Risk Factors” section that could cause actual results or events to differ materially from these forward-looking statements. You should carefully review those factors and also the risks outlined in other documents we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. In this Quarterly Report on Form 10-Q, we refer to the Member Payment Dependent Notes that we issue to investors as the “Notes,” and we refer to the corresponding member loans made to borrower members as “CM Loans.” Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
You should read this Quarterly Report on Form 10-Q completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements
LendingClub Corporation
Condensed Balance Sheets

	December 31,	March 31,
	2010	2010
	(unaudited)
ASSETS
Cash and cash equivalents	$17,264,772	$2,572,174
Restricted cash	862,000	1,352,000
Member loans, net of allowance for loan losses	5,620,003	7,545,186
CM Loans, at fair value	122,620,684	56,056,228
Other receivables	69,443	52,956
Loan servicing rights, at fair value	2,922	22,141
Prepaid expenses and other assets	114,844	242,380
Property and equipment, net	129,822	130,827
Deposits	58,380	50,134

Total assets	$146,742,870	$68,024,026

LIABILITIES
Accounts payable	$366,706	$422,690
Accrued expenses	1,210,274	831,244
Notes, at fair value	122,531,924	56,042,064
Deferred revenue	2,922	22,141
Loans payable, net of debt discount	4,109,473	8,507,107

Total liabilities	128,221,299	65,825,246

Commitments and contingencies (see Note 3)

PREFERRED STOCK
Preferred Stock	52,850,391	28,462,446

Total preferred stock	52,850,391	28,462,446

STOCKHOLDERS’ DEFICIT
Common stock	85,650	85,358
Additional paid-in capital	4,091,512	3,805,485
Accumulated deficit	(38,505,982)	(30,154,509)

Total stockholders’ deficit	(34,328,820)	(26,263,666)

Total liabilities, preferred stock and stockholders’ deficit	$146,742,870	$68,024,026

The accompanying notes are an integral part of these condensed financial statements.

LendingClub Corporation
Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
Revenues
Member loans
Interest income, net	$197,586	$332,305	$664,728	$1,040,760
Interest expense	(234,858)	(369,158)	(785,110)	(1,094,602)

Net interest loss, member loans	(37,272)	(36,853)	(120,382)	(53,842)
Provision for loan losses	(72,755)	(176,376)	(346,475)	(1,170,880)

Net interest loss after provision for loan losses	(110,027)	(213,229)	(466,857)	(1,224,722)

CM Loans and Notes, fair value
Interest income, CM Loans, net	2,398,446	469,532	5,753,895	684,110
Interest income/(expense), Notes, net	(794,214)	273,778	(1,268,738)	587,858

Net interest income, CM Loans and Notes, fair value	1,604,232	743,310	4,485,157	1,271,968

Amortization of loan servicing rights	4,024	7,003	15,172	21,973
Other revenue	89,758	13,675	243,875	30,346

Total revenue	1,587,987	550,759	4,277,347	99,565

Operating expenses
Sales, marketing and customer service	3,058,648	1,620,151	8,433,373	4,242,351
Engineering	514,377	442,433	1,512,946	1,310,687
General and administrative	902,311	612,887	2,682,501	2,345,321

Total operating expenses	4,475,336	2,675,471	12,628,820	7,898,359

Net loss	(2,887,349)	(2,124,712)	(8,351,473)	(7,798,794)

Net loss attributable to common stockholders	$(2,887,349)	$(2,124,712)	$(8,351,473)	$(7,798,794)

Basic and diluted net loss per share	$(0.34)	$(0.25)	$(0.98)	$(0.94)

Weighted-average shares of common stock used in computing basic and diluted net loss per share	8,565,011	8,419,466	8,562,777	8,297,515
The accompanying notes are an integral part of these condensed financial statements.

LendingClub Corporation
Condensed Statements of Cash Flows
(Unaudited)

	For the Nine months Ended December 31,
	2010	2009
Cash flows from operating activities
Net loss	$(8,351,473)	$(7,798,794)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	57,263	51,646
Non-cash interest expense	6,387,718	2,343,149
Non-cash interest income	(6,160,177)	(2,123,281)
Stock based compensation expense	277,633	113,660
Change in fair value of loan servicing rights	19,219	26,983
Interest capitalized on loans	118,486	38,043
Provision for loan losses	346,475	1,170,880
Changes in operating assets and liabilities
Other receivables	(16,487)	22,456
Deposits	(8,246)	93,198
Prepaid expenses and other assets	127,536	(197,022)
Accounts payable	(55,984)	(252,934)
Accrued expenses	379,030	232,843
Deferred revenue	(19,219)	(26,983)

Net cash used in operating activities	(6,898,226)	(6,306,156)

Cash flows from investing activities
Member loans originated	(4,139,600)	(5,116,625)
Origination of CM Loans held at fair value	(98,703,900)	(38,460,025)
Repayment of member loans originated	4,047,632	4,194,244
Repayment of CM Loans held at fair value	27,522,184	5,411,031
Change in restricted cash	490,000	(800,000)
Purchase of property and equipment	(56,258)	(44,104)

Net cash used in investing activities	(70,839,942)	(34,815,479)

Cash flows from financing activities:
Proceeds from issuance of loans payable	—	4,200,000
Proceeds from issuance of Notes held at fair value	103,049,550	39,024,105
Payments on loans payable	(4,615,114)	(3,966,424)
Payments on Notes held at fair value	(30,399,513)	(5,421,076)
Proceeds from issuance of Series C convertible preferred stock, net of issuance costs	24,387,945	—
Proceeds from issuance of common stock	7,898	16,895

Net cash provided by financing activities	92,430,766	33,853,500

Net increase (decrease) in cash and cash equivalents	14,692,598	(7,268,135)

Cash and cash equivalents — beginning of period	2,572,174	11,998,541

Cash and cash equivalents — end of period	$17,264,772	$4,730,406

Supplemental disclosure of cash flow information:

Cash paid for interest	$7,996,546	$2,410,657

Supplemental disclosure of non-cash investing and financing activities:

Issuance of Series B convertible preferred stock warrants in exchange for term loan agreement	$—	$184,860
Reclassification of member loans to CM Loans held at fair value	$1,552,190	$564,080
The accompanying notes are an integral part of these condensed financial statements.

LENDINGCLUB CORPORATION
Notes to Condensed Financial Statements
(Unaudited)
1. Basis of Presentation
The condensed balance sheet as of December 31, 2010, the condensed statements of operations for the three and nine months ended December 31, 2010 and 2009, respectively, and the condensed statements of cash flows for the nine months ended December 31, 2010 and 2009, respectively, have been prepared by LendingClub Corporation, or Lending Club, and are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made for a fair presentation of interim results. Interim results are not necessarily indicative of the results for a full fiscal year. The condensed balance sheet as of March 31, 2010 has been derived from the audited financial statements at that date.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. These condensed financial statements should be read in conjunction with the audited financial statements and notes included in our Annual Report on Form 10-K for the year ended March 31, 2010.
2. Summary of Significant Accounting Policies
Liquidity
We have incurred operating losses since our inception. For the three months ended December 31, 2010 and 2009, we incurred net losses of $2,887,349 and $2,124,712, respectively. For the nine months ended December 31, 2010 and 2009, we incurred net losses of $8,351,473 and $7,798,794, respectively. For the nine months ended December 31, 2010 and 2009, we had negative cash flows from operations of $6,898,226 and $6,306,156, respectively. Additionally, we have an accumulated deficit of $38,505,982 and a total stockholders’ deficit of $34,328,820 as of December 31, 2010.
Since our inception, we have financed our operations through debt and equity financing from various sources. We are dependent upon raising additional capital or seeking additional debt financing to fund our current operating plans. Failure to obtain sufficient debt and equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve our business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which any required financing and capital might be available, if at all.
During the nine months ended December 31, 2010, we issued 15,621,609 shares of Series C convertible preferred stock for aggregate cash consideration of $24,489,996. In connection with our private placement of Series C convertible preferred stock, we incurred transaction expenses, recorded as an offset to gross proceeds, of $102,051.
Use of estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make judgments and estimates that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates.
Cash and cash equivalents
Cash and cash equivalents include various deposits with financial institutions in checking and short-term money market accounts. We consider all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

Restricted cash
At December 31, 2010, and March 31, 2010, restricted cash consisted primarily of funds held in escrow in certificates of deposit or money market accounts at the banks associated with the loan facilities described in Note 6 — Loans Payable, and by our operating banks as security for transactions on our platform.
Member loans held for investment
We fund member loans ourselves from time to time to ensure a sufficient level of funding for borrower members. The majority of funds for such loans were obtained through our borrowings under loan facilities with various entities (see Note 6 — Loans Payable). As of December 31, 2010 and March 31, 2010, we had funded an aggregate total of $23,829,175 and $19,689,575, respectively, of member loans to borrower members. These member loans are classified as held for investment based on management’s intent and ability to hold such member loans for the foreseeable future or to maturity. Member loans held for investment are carried at amortized cost reduced by a valuation allowance for estimated credit losses incurred as of the balance sheet date. A member loan’s cost includes its unpaid principal balance along with unearned income, comprised of fees charged to borrower members offset by incremental direct costs for loans originated by us. Unearned income is amortized ratably over the member loan’s contractual life using the effective interest method.
Allowance for loan losses
We may incur losses in connection with member loans we hold for investment if the borrower members fail to pay their monthly scheduled loan payments. We provide for incurred losses on these loans with an allowance for loan losses in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 310-10-35 guidance on the subsequent measurement of receivables and FASB ASC 450 guidance on accounting for contingencies. The allowance for loan losses is a valuation allowance established to provide for estimated incurred credit losses in the portfolio of member loans held for investment at the balance sheet date.
The allowance for loan losses is evaluated on a periodic basis by management, and represents an estimate of potential credit losses based on a variety of factors, including the composition and quality of the loan portfolio, loan specific information gathered through our collection efforts, delinquency levels, probable expected losses, current and historical charge-off and loss experience, current industry charge-off and loss experience, and general economic conditions. Determining the adequacy of the allowance for loan losses is subjective, complex and requires judgment by management about the effect of matters that are inherently uncertain, and actual losses may differ from our estimates.
Our estimate of the required allowance for loan losses is developed by estimating both the rate of default of the loans within each FICO band, a loan’s collection status, the borrower’s FICO score at or near the evaluation date, and the amount of probable loss in the event of a borrower member default. Loan losses are charged against the allowance when management believes the loss is confirmed. Quarterly, we make an initial assessment of whether a specific reserve is required on each delinquent loan that is more than 120 days past due.
Impaired Loans
A member loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the current terms of the loan agreement. Once a loan is deemed uncollectible, 100% of the net investment is charged-off. Our member loan portfolio is comprised primarily of small groups of homogeneous, unsecured loans made to borrower members, which loans are evaluated for impairment at least quarterly based on their payment status and information gathered through our collection efforts.
CM Loans and Notes held at fair value
Starting October 13, 2008, our investors have had the opportunity to buy Notes issued by us. These Notes are special limited recourse obligations of Lending Club. Each series of Notes corresponds to a single corresponding member loan, or CM Loan, originated through our platform. In conjunction with this new operating structure effective as of October 13, 2008, for CM Loans and Notes, we adopted the provisions of FASB ASC 825-10 guidance on the fair value option for financial assets, which permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that estimated unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. We applied the provisions of FASB ASC 825-10 to the Notes and CM Loans.

In accordance with the provisions of FASB ASC 825-10, we report the aggregate fair value of the CM Loans and Notes as separate line items in the assets and liabilities sections of our balance sheet using the methods and disclosures related to fair value accounting that are described in FASB ASC 820.
FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Changes in fair value of the CM Loans and Notes, subject to the provisions of FASB ASC 825-10, are recognized in earnings, and fees and costs associated with the origination or acquisition of CM Loans are recognized as incurred rather than deferred.
We determined the fair value of the CM Loans and Notes in accordance with the fair value hierarchy established in FASB ASC 820 which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs, which generally requires significant management judgment, when measuring fair value. FASB ASC 820 establishes the following hierarchy for categorizing these inputs:

Level 1 —	Quoted market prices in active markets for identical assets or liabilities;

Level 2 —	Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs) ; and

Level 3 —	Significant unobservable inputs.
As observable market prices are not available for similar assets and liabilities, we believe the CM Loans and Notes should be considered Level 3 financial instruments under FASB ASC 820. For CM Loans and Notes, the fair value is estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the CM Loans and Notes and the amount of loss in the event of default under those CM Loans and Notes. These estimates of default are recorded as interest expense related to our CM Loan originations and a corresponding interest income against the Notes in the period of loan origination.
Our obligation to pay principal and interest on any Note is equal to the pro-rata portion of the CM Loan payments, if any, we receive on the related CM Loan, net of our 1.00% service charge. As such, the fair value of the Notes is approximately equal to the fair value of the CM Loans, adjusted for the 1.00% service charge. Any unrealized gains or losses on the CM Loans and Notes for which the fair value option has been elected are reported separately in earnings. The effective interest rate associated with a Note will be less than the interest rate earned on the related CM Loan due to the 1.00% service charge. Accordingly, as market interest rates fluctuate, the resulting change in fair value of the fixed rate CM Loans and fixed rate Notes will not be the same. For additional discussion on this topic, see Note 5 — CM Loans and Notes Held at Fair Value.
Revenue recognition
Revenues primarily result from interest income and transaction fees earned on member loans (below lists the three categories of member loans) originated through our online platform. Transaction fees include origination fees (borrower member paid) and servicing fees (investor member paid). Together we classify interest and fees earned on member loans as interest income (See Note 12 — Net Interest Income).
Revenues related to member loan origination fees are recognized in accordance with FASB ASC 310-20 guidance on nonrefundable fees and other costs. The loan origination fee charged to each borrower member is determined by the credit grade of that borrower member’s loan and as of December 31, 2010, ranged from 2.00% to 5.00% of the aggregate member loan amount. The member loan origination fees are included in the annual percentage rate (“APR”) calculation provided to the borrower member and are subtracted from the gross loan proceeds prior to disbursement of the loan funds to the borrower member. A member loan is considered issued when we move funds on our platform from the investor members’ accounts to the borrower member’s account, following which we initiate an Automated Clearing House (“ACH”) transaction to transfer funds from our platform accounts to the borrower member’s bank account.
Lender servicing fee revenue is recognized in accordance with FASB ASC 860 guidance on transfers and servicing of financial assets. Currently, a 1.00% service charge, based on any payments received, is charged to the investor at the time that we receive any payments from the borrower member. The service charge is deducted from any payments received on a member loan before the net amounts of those payments are allocated to the investors’ accounts.

Our treatment of interest and fee income is determined by the category that each member loan origination falls into, which are:
•	Member Loans Funded directly by Third Party Member — Member loans originated through our platform and sold to third party investor members through April 7, 2008.
•	Member Loans Funded by Notes, known as CM Loans — CM Loans originated on or after October 13, 2008 and funded by Notes.
•	Member Loans Funded by Lending Club — Member loans we funded ourselves, irrespective of when originated.
Member Loans Funded Directly by Third Party Members
These member loans are considered to have been sold to the investor members, whereby we assigned promissory notes directly to investor members. As such, we recognize only origination fee and servicing fee revenue on these member loans and do not provide an allowance for loan losses. We recognize a servicing asset and corresponding servicing liability as a result of this sale in accordance with FASB ASC 860, and amortize the asset into income as payments are received on the member loans.
At December 31, 2010 and March 31, 2010, gross future expected servicing fees related to these member loans was estimated to be $2,922 and $22,141, respectively, net of estimated future loan losses that would impair the value of this asset, which losses were estimated using those methods described in Allowance for loan losses in this footnote above. We have insufficient history to predict prepayments. However we believe that, based on our competitive interest rates, borrower members are unlikely to prepay their member loans in any great volume. For many borrower members, the main reason for securing a member loan with us is to provide needed cash flow at more attractive interest rates than could be obtained from other sources.
Further, because the earnings process is deemed to be complete at the time these member loans were transferred to the investors, and because there is no recourse to us in the event of default by the borrower member, we recognized 100% of the origination fee as revenue at the time the member loan was transferred to the purchaser and included the fee in interest income.
Member Loans, known as CM Loans
Investor members are no longer able to directly purchase member loans. Rather, as described above, each CM Loan is recorded as a note receivable funded by us, while Notes, which are special limited recourse obligations of Lending Club corresponding to those CM Loans, are recorded as Notes issued by us to investors. After we receive payments of principal and interest on the CM Loans, we in turn make principal and interest payments on the Notes. These principal payments reduce the carrying value of both the CM Loans and Notes. If we do not receive a payment on the CM Loan, we are not obligated to and will not make any payments on the corresponding Notes. We account for the CM Loans and Notes under the provisions of FASB ASC 825 as described above.
We do not directly record servicing fee revenue from these CM Loans, but rather recognize interest income on our CM Loans related to these member loans based on the full amount of the loan payment at the stated interest rate to the borrower member without regard to the servicing fee. We then record interest expense on the corresponding Note based on the post-service fee payment we make to our investor members, which results in an interest expense on these Notes which is lower than that for the CM Loans. Origination fees on these CM Loans are recognized upon origination and included in interest income.
In accordance with FASB ASC 825, we include the estimated amount of unrealized gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the estimated unrealized gains or losses attributed to changes in instrument-specific credit risk were determined. As such, we do not record a specific loan loss allowance related to CM Loans and Notes in which we have elected the fair value option. Rather, we estimate the fair value of CM Loans and Notes using discounted cash flow methodologies and make credit risk related adjustments for both the rate of default of the CM Loans and Notes and the amount of loss in the event of default using methodologies similar to those used for member loans we have funded ourselves. At origination and at each reporting period, we recognize as interest expense an amount equal to our estimated loan losses for the CM Loans, and interest income in an amount equal to our estimated loan losses on these Notes. As the CM Loans are amortizing at slightly higher interest rates than the Notes, due to the impact of the servicing fee, the amount of interest expense related to estimated loan losses on the CM Loans will always be slightly higher than the estimated interest income from loan losses on the Notes. Our net interest income related to these CM Loans and Notes is further described in Note 12 — Net Interest Income.

Member Loans Funded by Lending Club
Since inception of the Company up through December 31, 2010, we have funded and retained approximately $23.8 million of member loans originated through the platform. When a member loan has been funded in whole or in part by us, we retain the portion of the borrower member’s monthly loan payment that corresponds to the percentage of the member loan that we have funded. In these cases, we record interest income on these member loans.
Origination fees from member loans funded by us are offset by our direct loan origination costs. The net amount is initially deferred and subsequently amortized ratably over the term of the member loan as an adjustment to yield, and is reported in the accompanying statements of operations as interest income. As of December 31, 2010 and March 31, 2010, we had net unamortized deferred loan origination costs/(revenue) of ($67,103) and $51,383, respectively (see Note 4 — Member Loans). These deferred loan origination revenues or costs will be amortized monthly as interest income or expense through the remaining life of the related member loans.
Concentrations of credit risk
Financial instruments that potentially subject us to significant concentrations of credit risk, consist principally of cash, cash equivalents, restricted cash, member loans, and CM Loans held at fair value. We hold our cash, cash equivalents and restricted cash in accounts at high-credit quality financial institutions. We are exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the balance sheet periodically exceeds the FDIC insured amounts. We perform credit evaluations of our borrower members’ financial condition and do not allow borrower members to have more than two member loans outstanding at any one time. We do not require collateral for member loans, but we maintain allowances for potential credit losses, as described above. Potential credit risk to Lending Club from CM loans is mitigated by the corresponding Notes.
Stock-based compensation
We apply FASB ASC 718 guidance regarding the stock-based compensation to account for equity awards made to employees. FASB ASC 718 requires all share-based payments made to employees, including grants of employee stock options, restricted stock and employee stock purchase rights, to be recognized in the financial statements based on their respective grant date fair values, and does not allow the previously permitted pro forma disclosure-only method as an alternative to financial statement recognition. FASB ASC 718 also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under previous literature.
FASB ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. We have estimated the fair value of each award as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of our stock price.
FASB ASC 718 also requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Stock-based compensation expense is recorded net of estimated forfeitures, such that expense is recorded only for those stock-based awards that are expected to vest. Share-based awards issued to non-employees are accounted for in accordance with provisions of FASB ASC 718 and FASB ASC 505-50 guidance on equity based payment to non-employees.
New accounting pronouncements
In July 2010, the FASB issued Standards Update (ASU) No. 2010-20, Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The ASU requires further disaggregated disclosures that improve financial statement users’ understanding of: 1) the nature of an entity’s credit risk associated with its financing receivables and 2) the entity’s assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. For public entities, the new and amended disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. Since we only file financial statements with the SEC and do not meet any of the following conditions as listed below, we are considered a nonpublic entity with respect to determination of the effective date of ASU 2010-20:
•	Its debt or equity securities, including securities quoted only locally or regionally, trade in a public market either on stock exchange (domestic or foreign) or in an over-the-counter market.

•	It is a conduit bond obligor for conduit debt securities that are traded in a public market (a domestic or foreign stock exchange or an over-the-counter market, including local or regional markets).
•	It files with a regulatory agency in preparation for the sale of any class of debt or equity securities in a public market.
•	It is controlled by an entity covered by any of the preceding criteria.
Thus, we are required to adopt the provisions of ASU 2010-20 for the first annual reporting period ending on or after December 15, 2011. The adoption of this standard is not expected to have a material effect on the Company’s result of operations or financial position but it will require expansion of the Company’s future disclosures.
3. Net Loss Attributable to Common Stockholders
We compute net loss per share in accordance with FASB ASC 260. Under FASB ASC 260, basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods, as applicable.
The following table details the computation of the net loss per share (unaudited):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009

Net loss	$(2,887,349)	$(2,124,712)	$(8,351,473)	$(7,798,794)

Weighted-average common shares outstanding, basic and diluted	8,565,011	8,419,446	8,562,777	8,297,515
Net loss per common share:

Basic and diluted	$(0.34)	$(0.25)	$(0.98)	$(0.94)
Due to the losses for each of the periods presented in the table below, the following potentially dilutive shares are excluded from the basic and diluted net loss per share calculation as including such shares in the calculation would be anti-dilutive.

	Three Months Ended December 31,		Nine Months Ended December 31,
(Unaudited)	2010	2009	2010	2009
Excluded Securities:
Weighted-average Series A convertible preferred stock	15,740,285	15,740,285	15,740,285	15,740,285
Weighted-average Series B convertible preferred stock	16,036,346	16,036,346	16,036,346	16,036,346
Weighted-average Series C convertible preferred stock	15,621,609	—	14,883,133	—
Weighted-average restricted stock options issued to employees	5,290,175	2,626,118	4,842,221	2,687,619
Weighted-average warrants and contingent shares outstanding	1,750.633	1,818,637	1,748,565	1,852,197

Total common stock equivalents excluded from diluted net loss per share	54,439,048	36,221,386	53,250,550	36,316,447

4. Member Loans
Member loans funded by us and held for investment are as follows:

	As of December 31,
	2010	As of March 31,
	(unaudited)	2010
Member loans, net of chargeoffs	$6,149,956	$8,275,561
Deferred origination costs/(revenue), net	(67,103)	51,383

Net loans	6,082,853	8,326,944
Allowance for loan losses	(462,850)	(781,758)

Member loans, net	$5,620,003	$7,545,186

Ratio of allowance for loan losses to net loans	7.61%	9.39%
As of December 31, 2010, we had identified and fully reserved $63,106 on 18 loans, and our aggregate allowance for loan losses was $462,850. As of March 31, 2010, we had identified and fully reserved $144,312 on 29 loans. For the three months ended December 31, 2010, we charged off a total of 58 loans with an aggregate principal balance of $158,008, while during the three months ended December 31, 2009, we charged off a total of 179 loans with an aggregate principal balance of $890,557. For the nine months ended December 31, 2010, we charged off a total of 193 loans with an aggregate principal balance of $665,383, while during the nine months ended December 31, 2009, we charged off a total of 265 loans with an aggregate principal balance of $1,399,998.
Changes in the allowance for loan losses, and the composition of the allowance for loan losses were as follows (unaudited except balance at March 31, 2010):

Balance at March 31, 2010	$781,758
Chargeoffs	(210,712)
Provision for loan losses	182,014

Balance at June 30, 2010	753,060
Chargeoffs	(296,663)
Provision for loan losses	91,706

Balance at September 30, 2010	548,103
Chargeoffs	(158,008)
Provision for loan losses	72,755

Balance at December 31, 2010	$462,850

We believe that the credit and interest rate risks of our member loans held for investment are substantially similar to those of our CM Loans, which we measure at fair value (see Note 5 — CM Loans and Notes at Fair Value). In fact, both of these loan categories are originated through our lending platform, and in some instances a portion of a member loan may be funded by us, while another portion of that same member loan will become a CM Loan funded by Notes. Further, because of the similarity of these loan categories, our methodology for recording realized and unrealized gains on our CM Loans is substantially similar to the methodologies we use to measure our provision for loan loss allowances and chargeoffs on our member loans held for investment, funded by us (see Note 2 — Summary of Significant Accounting Policies, Revenue Recognition, Member Loans Originated as CM Loans). Based on these similarities, we therefore believe that the fair value of our member loans held for investment is equivalent to their carrying value.
Of the $4,139,600 of member loans held for investment that we originated during the nine months ended December 31, 2010, we reclassified $1,552,190 to CM Loans held at fair value upon the sale to investor members of a like amount of Notes to which those member loans corresponded. The Notes were sold for an amount equal to the par value of the corresponding member loans, and therefore no gain or loss was recorded on the sale of the Notes or transfer of the member loans held for investment to CM Loans held at fair value.

Of the $5,263,525 of member loans held for investment that we originated during the year ended March 31, 2010, we reclassified $564,080 to CM Loans held at fair value upon the sale to investor members of a like amount of Notes to which those member loans corresponded. The Notes were sold for an amount equal to the par value of the corresponding member loans, and therefore no gain or loss was recorded on the sale of the Notes or transfer of the member loans held for investment to CM Loans held at fair value.
5. CM Loans and Notes Held at Fair Value
At December 31, 2010, we had the following assets and liabilities measured at fair value on a recurring basis (unaudited):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Assets
CM Loans	—	—	$122,620,684	$122,620,684

Liabilities
Notes	—	—	$122,531,924	$122,531,924
Both observable and unobservable inputs may be used to determine the fair value of positions that we have classified within the Level 3 category. As a result, the realized and unrealized gains and losses for assets and liabilities within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs. The following table presents additional information about Level 3 assets and liabilities measured at fair value on a recurring basis for the nine months ended December 31, 2010 (unaudited except balances at March 31, 2010):

	CM Loans	Notes
Fair value at March 31, 2010	$56,056,228	$56,042,064
Originations	28,619,475	28,619,475
Principal repayments	(6,589,223)	(6,605,776)

Outstanding principal	78,086,480	78,055,763
Realized and unrealized gains/(losses) included in earnings	(1,664,305)	(1,662,808)

Fair value at June 30, 2010	76,422,175	76,392,955
Originations	34,939,450	35,003,325
Reclassifications	38,829	—
Principal repayments	(9,265,823)	(9,307,026)

Outstanding principal	102,134,631	102,089,254
Realized and unrealized gains/(losses) included in earnings	(2,151,393)	(2,151,017)

Fair value at September 30, 2010	99,983,238	99,938,237
Originations	35,144,975	39,426,750
Reclassifications	1,513,361	—
Principal repayments	(11,670,104)	(14,457,319)

Outstanding principal	124,971,470	124,907,668
Realized and unrealized gains/(losses) included in earnings	(2,350,786)	(2,375,744)

Fair value at December 31, 2010	$122,620,684	$122,531,924

The majority of realized and unrealized gains/(losses) included in earnings are attributable to changes in instrument-specific credit risk and are reported on the “Interest income, CM Loans, net” and “Interest income/(expense), Notes, net” line items. The majority of total realized and unrealized gains/(losses) were related to Level 3 instruments held at December 31, 2010.
At December 31, 2010, we had 80 CM Loans representing $594,426 of outstanding CM Loan principal, $220,987 of CM Loan fair value, and $220,619 of Notes principal fair value which were 90 days or more delinquent. At December 31, 2010, we had 54 CM Loans representing $274,719 of outstanding CM Loan principal, $40,102 of CM Loan fair value and $40,012 of Notes principal fair value which were on non-accrual status. See Note 4 for discussion for Reclassifications.

6. Loans Payable
Loans payable consist of the following:

	As of December 31,
	2010	As of March 31,
	(unaudited)	2010

Growth capital term loan	$1,422,429	$2,912,421
Unamortized discount on growth capital term loan	(47,696)	(90,260)
Financing term loan	1,786,647	3,600,082
Unamortized discount on financing term loan	(57,997)	(150,595)
Private placement notes	1,054,144	2,365,830

Unamortized discount on private placement notes	(48,054)	(130,371)

Total loans payable, net of debt discount	$4,109,473	$8,507,107

At December 31, 2010, future maturities due on all loans payable were as follows (unaudited):

Year ending March 31,
2011	$1,292,030
2012	2,601,694
2013	369,495

4,263,219
Less amount representing debt discount	(153,746)

Total loans payable	$4,109,473

Growth capital term loan- October 2007
In October 2007, we entered into a loan and security agreement with a Silicon Valley Bank, or SVB, that allowed for borrowings of up to $3,000,000 for working capital needs. In October 2008, we amended the agreement to increase available borrowing to $4,000,000. The loan is secured by substantially all of our assets except our intellectual property rights, payments received on our CM Loans, and certain deposit accounts. Borrowings bear interest at a fixed rate of 8.5% per annum. Each advance is repayable in 36 equal monthly installments of principal and interest commencing the first day of the month following the advance. The growth capital term loan also requires us to maintain a certificate of deposit with the bank of $150,000 until repayment. This amount is included in restricted cash in the accompanying balance sheets. In December 2008, we drew down the remaining $1,000,000 of availability under this line. At December 31, 2010, no amounts were available for future financing under this agreement.
In connection with the growth capital term loan and its subsequent amendments, we issued fully exercisable warrants to purchase 164,320 shares of Series A convertible preferred stock at an exercise price of $1.065 per share, for which we recorded debt discounts of $105,913 upon issuance. Amortization of the debt discounts recorded for this loan, as amended, were $9,507 and $16,529 in the three months ended December 31, 2010 and 2009, respectively, and $42,564 and $47,018 in the nine months ended December 31, 2010 and 2009, respectively, and were recorded as interest expense.
Effective August 3, 2009, we amended and restated the growth capital term loan as further described in this footnote below.
Financing term loan — February 2008
In February 2008, we entered into a loan and security agreement with Gold Hill Venture Lending 03, LP, or Gold Hill, that provided for financing of up to $5,000,000 to be lent out to borrower members funded by us. The financing term loan was available for advances through June 30, 2008, but was subsequently amended in October 2008 to allow availability through December 31, 2008. The interest rate is fixed at 10.0% per annum. The agreement requires that proceeds received from borrower member payments on member loans funded by us be used to pay down the financing term loan. The financing term loan is secured by substantially all of our assets except our intellectual property rights, payments received on the CM Loans, and certain deposit accounts. The financing term loan requires us to maintain a certificate of deposit with a bank of $250,000 until repayment. This amount is included in restricted cash in the accompanying balance sheets. At December 31, 2010, no amounts were available for future financing under this agreement.
In connection with this loan agreement, we issued fully exercisable warrants to purchase an aggregate of 328,637 shares of Series A convertible preferred stock at a price of $1.065 per share and recorded total debt discounts of $277,962 upon issuance. Amortization of the debt discounts recorded for this loan were $30,866 and $30,866 in the three months ended December 31, 2010 and 2009, respectively, and $92,598 and $90,031 in the nine months ended December 31, 2010 and 2009, respectively, and were recorded as interest expense.

Effective August 3, 2009, we amended and restated the financing term loan as further described in this footnote below.
Term loan — May 2009
In May 2009, we entered into another secured loan facility, the May 2009 term loan, with SVB and Gold Hill as co-lenders, and amended the growth capital term loan and financing term loan to accommodate the new borrowing. The May 2009 term loan allowed us to borrow up to an additional $4,000,000 at an interest rate of 10.0% per annum. We also paid a commitment fee of $20,000 and $9,850 of the lenders’ expenses in connection with the facility. The borrowings were used to fund member loans. The borrowings are secured by a blanket lien on substantially all of our assets, except our intellectual property rights, certain deposit accounts and payments received on CM Loans. Additionally, the May 2009 term loan was secured with a certificate of deposit in the amount of $300,000 until repayment. This amount is included in restricted cash in the accompanying balance sheets. The lenders also received the right to invest up to $500,000 each in our next round of equity financing on the same terms offered to other investors. On a monthly basis, we also agreed to maintain a minimum collateral ratio calculated as (i) the sum of the certificate of deposit collateral and the outstanding balance of member loans funded with the borrowing which are current in their payment status to (ii) the outstanding balance under the loan facility. In the event that the minimum collateral ratio is less than the minimum allowed under the agreement, we must increase the certificate of deposit to meet the minimum collateral ratio. At December 31, 2010, no amounts were available for future financing under this agreement.
In connection with this loan facility, we issued fully exercisable warrants to purchase an aggregate of 187,090 shares of Series B convertible preferred stock at a price of $0.7483 per share and recorded total debt discounts of $184,860. Amortizations of those debt discounts are included in the amortizations of debt discounts presented above for the growth capital term loan and the financing term loan.
Effective August 3, 2009, we amended and restated the financing term loan as further described in this footnote below.
Amended and restated term loan — August 2009
Effective August 3, 2009, we consolidated the May 2009 term loan, the Growth capital term loan, and the Financing term loan into two loan agreements by executing an amended and restated growth capital term loan and an amended and restated financing term loan. As a result of the consolidation, borrowings under the May 2009 term loan were split equally between and consolidated under the amended and restated growth capital term loan and an amended and restated financing term loan. The terms of these two remaining amended and restated agreements are substantially the same as those of the three prior agreements, including that the borrowings continue to be secured by a blanket lien on substantially all of our assets, except for our intellectual property rights, certain deposit accounts, and payments we receive on the CM Loans. Additionally, the amended and restated agreements continue to require that Lending Club maintain combined certificates of deposit in the amount of $700,000 as collateral until repayment. Further, under the amended and restated agreements, we agreed to maintain the same minimum collateral ratio as established in the May 2009 term loan. At December 31, 2010, we do not have any remaining capacity under these agreements as we have fully drawn down the entire $13,000,000 of combined availability under the amended and restated growth capital term loan and an amended and restated financing term loan. As of December 31, 2010, our outstanding balance under these agreements, net of debt discounts, totaled $3,103,383.
Private placement notes
During the year ended March 31, 2009, we entered into a series of loan and security agreements with accredited investors providing for loans evidenced by private placement notes totaling $4,707,964. Each private placement notes is repayable over three years and bears interest at the rate of 12% per annum. In June and July 2009, we issued an additional $200,000 of private placement notes which bear interest at the rate of 8% per annum. We used the proceeds of these private placement notes to fund member loans. In connection with origination of these private placement notes, we issued fully exercisable warrants to purchase an aggregate of 514,817 shares of Series A convertible preferred stock (see Note 8 — Preferred Stock). Upon issuance of the warrants, we recorded a debt discount of $329,271, and amortization of the debt discount was recorded as interest expense of $27,439 for each of the three months ended December 31, 2010 and 2009, and $82,318 for each of the nine months ended December 31, 2010 and 2009.

7. Related Party Transactions
Of the private placement notes described in Note 6 — Loans Payable, $450,000 of original principal was invested by related parties on terms identical to those given to the other private placement note investors. At December 31, 2010 and March 31, 2010, the outstanding principal balance of these notes was $93,562 and $213,579, respectively.
8. Preferred Stock
Convertible preferred stock
In March 2009, we filed an Amended and Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares which we are authorized to issue from 49,500,000 shares to 83,200,000 shares, 50,000,000 of which are designated as common stock, and 33,200,000 of which are designated as preferred stock.
In July 2009, we filed an Amended and Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares which we are authorized to issue from 83,200,000 shares to 83,600,000 shares, 50,000,000 of which are designated as common stock, and 33,600,000 of which are designated as preferred stock.
In April 2010, we filed an Amended and Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares which we are authorized to issue from 83,600,000 shares to 117,116,801 shares, 68,000,000 of which are designated as common stock, 17,006,275 of which are designated as Series A Preferred Stock, 16,410,526 of which are designated as Series B Preferred Stock, and 15,700,000 of which are designated as Series C Preferred Stock.
A complete description of the rights, preferences, privileges and restrictions of our common stock and the Series A, Series B, and Series C convertible preferred stock is included in the Amended and Restated Certificate of Incorporation, as amended. The outstanding shares of convertible preferred stock are not redeemable. None of our convertible preferred stock is considered permanent equity based on the guidance of SEC Accounting Series Release No. 268, “Presentation in Financial Statements of Redeemable Preferred Stocks.” The significant terms of outstanding Series A, Series B, and Series C convertible preferred stock are as follows:
Conversion — Each share of convertible preferred stock is convertible, at the option of the holder, initially, into one share of common stock (subject to adjustments for events of dilution). Each share of convertible preferred stock will each automatically be converted upon the earlier of (i) the closing of an underwritten public offering of our common stock with aggregate gross proceeds that are at least $30,000,000 or (ii) the consent of the holders of a 65% majority of outstanding shares of convertible preferred stock, voting together as a single class, on an as-converted to common stock basis. The Company’s preferred stock agreements contain certain anti-dilution provisions, whereby if the Company issues additional shares of capital stock for an effective price lower than the conversion price for a series of preferred stock immediately prior to such issue, then the existing conversion price of such series of preferred stock will be reduced. The Company determined that while its convertible preferred stock contains certain anti-dilution features, the conversion feature embedded within its convertible preferred stock does not require bifurcation under the guidance of FASB ASC 815, Derivatives and Hedging Activities.
Liquidation preference — Upon any liquidation, winding up or dissolution of us, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any common stock, the holders of convertible preferred stock shall, on a pari passu basis, be entitled to receive by reason of their ownership of such stock, an amount per share of Series A convertible preferred stock equal to $1.065 (as adjusted for stock splits recapitalizations and the like) plus all declared and unpaid dividends (the “Series A Preferred Liquidation Preference”), an amount per share of Series B convertible preferred stock equal to $0.7483 (as adjusted for stock splits recapitalizations and the like) plus all declared and unpaid dividends (the “Series B Preferred Liquidation Preference”) and an amount per share of Series C convertible preferred stock equal to $1.5677 (as adjusted for stock splits recapitalizations and the like). However, if upon any such Liquidation Event, the assets of ours shall be insufficient to make payment in full to all holders of convertible preferred stock of their respective liquidation preferences, then the entire assets of ours legally available for distribution shall be distributed with equal priority between the holders of based upon the amounts such series was to receive. Any excess assets, after payment in full of the liquidation preferences to the convertible preferred stockholders, are then allocated to the holders of common and preferred stockholders, pro-rata, on an as-if-converted to common stock basis.
Dividends — If and when declared by the Board of Directors, the holders of Series A, Series B, and Series C convertible preferred stock, on a pari passu basis, will be entitled to receive non-cumulative dividends at a rate of 6% per annum in preference to any dividends on common stock (subject to adjustment for certain events). The holders of Series A, Series B, and Series C convertible preferred stock are also entitled to receive with common stockholders, on an as-if-converted basis, any additional dividends issued by us.

Voting rights — Generally, preferred stockholders have one vote for each share of common stock that would be issuable upon conversion of preferred stock. Voting as a separate class, and on an as-if-converted to common stock basis, the Series A convertible preferred stockholders are entitled to elect two members of the Board of Directors and the holders of Series B convertible preferred stockholders are entitled to elect one member of the Board of Directors. The Series C convertible preferred stockholders are not entitled to elect a member of the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect one member of the Board of Directors. The remaining directors are elected by the preferred stockholders and common stockholders voting together as a single class on an as-if-converted to common stock basis.
9. Stockholders’ Deficit
Common stock
As of December 31, 2010, we have reserved shares of common stock for future issuance as follows (unaudited):

Convertible preferred stock, Series A	15,740,285
Convertible preferred stock, Series B	16,036,346
Convertible preferred stock, Series C	15,621,609
Options to purchase common stock	5,254,499
Options available for future issuance	3,688,268
Convertible preferred Series A stock warrants	1,265,990
Convertible preferred Series B stock warrants	374,180
Common stock warrants	110,463

Total common stock reserved for future issuance	58,091,640

During the three and nine months ended December 31, 2010 we issued zero and 29,250 shares of common stock, respectively in exchange for proceeds of $0 and $7,898, respectively upon the exercise of employee stock options.
In June 2010, in connection with the issuance of Notes, we issued fully exercisable warrants to purchase 6,463 shares of common stock at $1.5677 per share. The warrants may be exercised at any time on or before June 2020. The fair value of these warrants was estimated to be $788 using the Black-Scholes option pricing model with the following assumptions: a volatility of 46.31%, a contractual life of 10 years, no dividend yield and a risk-free interest rate of 3.05%. The entire warrant value of $788 was expensed as interest expense in the three months ended June 30, 2010.
10. Stock-Based Compensation
Under our 2007 Stock Incentive Plan, or the Option Plan, we may grant options to purchase shares of common stock to employees, executives, directors and consultants at exercise prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory options. An aggregate of 9,096,778 shares have been authorized for issuance under the Option Plan. These options generally expire ten years from the date of grant and generally vest 25% twelve months from the date of grant, and ratably over the next 12 quarters thereafter.
The Option Plan allows for employees to early exercise options. If an employee’s employment is terminated prior to fully vesting in options that have been early exercised, we may repurchase the common stock associated with unvested options at the original exercise price. As of December 31, 2010, none of the option holders have chosen to early exercise.

We used the Black-Scholes option pricing model for estimating the fair value of stock options granted with the following assumptions for the nine months ended December 31, 201 and the three and nine months ended December 31, 2009 (unaudited). There were no stock options granted during the three months ended December 31, 2010.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Expected dividend yield	—	0%	0%	0%
Expected volatility	—	59.4% – 61.5%	46.65%	53.8% – 61.5%
Risk-free interest rates	—	2.72% – 3.60%	2.45%	2.72% – 3.60%
Expected life	—	6.00 – 10.00 years	6.08 years	5.92 – 10.00 years
We have elected to use the calculated-value method under FASB ASC 718 to calculate the volatility assumption for three and nine months ended December 31, 2010 and 2009. The expected life represents the period of time that stock options are expected to be outstanding, giving consideration to the contractual terms of the awards, vesting schedules and expectations of future exercise patterns and post-vesting employee termination behavior. Given our limited operating history, the simplified method was applied to calculate the expected term. The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant. We have paid no cash dividends and do not anticipate paying any cash dividends in the foreseeable future and therefore used an expected dividend yield of zero in our option-pricing models.
Options activity under the Option Plan is summarized as follows (unaudited except balances at March 31, 2010):

	Options Outstanding
			Weighted	Weighted
			Average	Average
	Shares		Exercise	Remaining
	Available	Number	Price per	Contractual
	for Grant	of Shares	Share	Life (Years)
Balances at March 31, 2010	3,484,739	2,938,500	$0.25
Additional Shares Authorized	2,548,778
Options Granted	(2,535,000)	2,535,000	0.41
Options Exercised	—	(29,250)	0.27
Options Cancelled	189,751	(189,751)	0.27

Balances at December 31, 2010	3,688,268	5,254,499	$0.33	8.52

Exercisable at December 31, 2010		1,661,390	$0.26	7.42

Vested and expected to vest at December 31, 2010		4,805,360	$0.32	8.47
A summary by exercise price of outstanding options, vested options, and options vested and expected to vest at December 31, 2010, is as follows (unaudited):

		Weighted Average Remaining
	Number of Options	Contractual Life of		Number of Options Vested
Exercise Price	Outstanding	Outstanding Options (Years)	Number of Options Vested	and Expected to Vest
$0.23	1,313,249	8.61	511,624	1,213,046
$0.27	1,446,250	6.89	1,149,766	1,409,189
$0.41	2,495,000	9.41	—	2,183,125

	5,254,499		1,661,390	4,805,360

The following table presents details of stock-based compensation expenses by functional line item for the periods indicated (unaudited):

	Three Months Ended		Nine Months Ended
	December 31,		December 31
	2010	2009	2010	2009
Sales, marketing and customer service	$38,349	$9,536	$99,113	$29,896
Engineering	14,313	15,173	44,673	43,093
General and administrative	51,347	13,715	133,847	40,671

	104,009	38,424	277,633	113,660
Less stock-based compensation expense for non-employees	(1,462)	(1,416)	(4,377)	(4,247)

Total employee stock-based compensation expense	$102,547	$37,008	$273,256	$109,413

No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options.
We granted zero and 571,500 stock options with a weighted average grant date fair value of $0 and $0.14, respectively, during the three months ended December 31, 2010 and 2009. During the nine months ended December 31, 2010 and 2009, we granted stock options to purchase 2,535,000 and 2,195,978 shares, respectively, of common stock with a weighted average grant date fair value of $0.20 and $0.13, respectively, per share. As of December 31, 2010, total unrecognized compensation cost was $405,349. These costs are expected to be recognized through October 2014.
11. Income Taxes
As part of the process of preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves determining our income tax expense or benefit together with calculating the deferred income tax expense or benefit related to temporary differences resulting from differing treatment of items, such as deferred revenue or deductibility of certain intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the accompanying balance sheet. We must then assess the likelihood that the deferred tax assets will be recovered through the generation of future taxable income.
As of December 31, 2010, we continued to have a full valuation allowance against our net deferred tax assets. We believe it is more likely than not that all of our deferred tax assets will not be realized. For the three months ended December 31, 2010, we were in a loss position. We did not have any foreign operations and therefore did not record any tax provisions during the period.
We adopted the provisions of FASB ASC 740 on April 1, 2007. FASB ASC 740 clarifies the accounting for uncertainty in tax positions and requires that companies recognize in their financial statements the largest amount of a tax position that is more-likely-than-not to be sustained upon audit, based on the technical merits of the position. The adoption of FASB ASC 740 did not affect our financial condition, results of operations or cash flows for the fiscal year ended March 31, 2010.
We file income tax returns in the U.S. federal jurisdiction and California jurisdictions. Our tax years for 2006 and forward are subject to examination by the U.S. and California tax authorities as the statutes of limitation remain open.
Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FASB ASC 740, we did not have any unrecognized tax benefits and associated accrued interest or penalties nor was any interest expense or penalties recognized during the fiscal year ended March 31, 2010.
12. Net Interest Income
Revenues primarily result from interest income and transaction fees. Transaction fees include borrower paid origination fees and investor paid service fees. Interest income is accrued and recorded in the accompanying statements of operations as collected. We classify interest and fees earned on our member loans, CM Loans and Notes together as interest income in these financial statements.

The following table summarizes net interest income (expense) as follows (unaudited):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest income:
Member loans Funded by LC	$187,605	$329,423	$637,945	$1,016,809
CM Loans at fair value Funded by Notes
Interest and fees earned on CM Loans	4,749,488	1,582,662	11,922,370	2,807,892
Credit risk related adjustment (interest expense)	(2,351,042)	(1,113,130)	(6,168,475)	(2,123,782)
Cash and cash equivalents	9,981	2,882	26,783	23,951

Total interest income	$2,596,032	$801,837	$6,418,623	$1,724,870

Interest expense:
Notes, fair value
Interest and fees expensed on Notes	$3,140,018	$839,090	$7,428,915	$1,535,422
Credit risk related adjustment (interest income)	(2,345,804)	(1,112,868)	(6,160,177)	(2,123,280)
Loans payable	167,046	294,324	567,630	875,236
Amortization of debt discount on Loans	67,812	74,834	217,480	219,366

Total interest expense	$1,029,072	$95,380	$2,053,848	$506,744

A reconciliation of the table above to our Condensed Statements of Operations is as follows (unaudited):

Per table above:
Total interest income	$2,596,032	$801,837	$6,418,623	$1,724,870
Total interest expense	(1,029,072)	(95,380)	(2,053,848)	(506,744)

	$1,566,960	$706,457	$4,364,775	$1,218,126

Per Condensed Statements of Operations:
Net interest income (loss), Member loans	$(37,272)	$(36,853)	$(120,382)	$(53,842)
Net interest income (loss), CM Loans and Notes, fair value	1,604,232	743,310	4,485,157	1,271,968

	$1,566,960	$706,457	$4,364,775	$1,218,126

13. Commitments and Contingencies
Operating leases
We lease our principal administrative office under a two year operating lease, and satellite offices in Connecticut and New York each under one year lease agreements, certain service facilities, and some of our office equipment. Facilities rental expense was $71,008 and $36,275 for the three months ended December 31, 2010 and 2009, respectively, and $175,743 and $109,977 for the nine months ended December 31, 2010 and 2009, respectively.

Securities law compliance
From May 2007 through April 2008, we sold approximately $7.4 million of member loans to investor members who were unaffiliated with us through our platform whereby we assigned promissory notes directly to investor members. We did not register the offer and sale of the promissory notes offered and sold through our platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws. Our management believes that the question of whether or not the operation of our platform involved an offer or sale of a “security” involved a complicated factual and legal analysis that was uncertain. If the sales of promissory notes offered through our platform were viewed as a securities offering, we would have failed to comply with the registration and qualification requirements of federal and state law, and investor members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation. The statute of limitations periods under state securities laws for sales of unregistered securities may extend for a longer period of time, and certain state securities laws empower state officials to seek restitution or rescission remedies for purchasers of unregistered securities. We have received inquiries from a number of states in respect of these prior sales of loans; neither the SEC nor any state, however, has taken or threatened administrative action or litigation over such loan sales.
Our decision to restructure our operations and cease sales of promissory notes offered through the platform effective April 7, 2008 limited this contingent liability so that it only relates to the period from the launch of our platform in May 2007 until April 7, 2008, the termination of sales under our prior operating structure.
We have not recorded an accrued loss contingency under FASB ASC 450 in connection with this contingent liability. Accounting for loss contingencies pursuant to FASB ASC 450 involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. Additionally, accounting for a loss contingency requires management to assess each event as probable, reasonably possible or remote. Probable is defined as the future event or events are likely to occur. Reasonably possible is defined as the chance of the future event or events occurring is more than remote but less than probable, while remote is defined as the chance of the future event or events occurring is slight. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements. We have assessed the contingent liability related to prior sales of member loans on the platform in accordance with FASB ASC 450 and have determined that the occurrence of the contingency is reasonably possible. In accordance with FASB ASC 450, we have estimated the range of loss as of December 31, 2010 as between $0 and $0.36 million, which is, as of December 31, 2010, the aggregate outstanding principal balance of member loans sold to persons unaffiliated with us from inception through April 7, 2008. In making this assessment, we considered our view, described above, that analyzing whether or not the operation of our platform involved an offer or sale of a “security” involved a complicated factual and legal analysis that was uncertain. In addition, we considered our belief that investor members have received what they expected to receive in the transactions under our prior operating structure. Generally, the performance of the outstanding member loans had, in our view, delivered to investor members the benefits they expected to receive in using our platform.
Due to the legal uncertainty regarding the sales of promissory notes offered through our platform under our prior operating structure as described above, we decided to restructure our operations to resolve such uncertainty. We began our implementation of this decision on April 7, 2008, when we ceased offering investor members the opportunity to make purchases on our platform, ceased accepting new investor member registrations and ceased allowing new funding commitments from existing investor members. We then filed the registration statement (the “Registration Statement”) with the SEC to register the issuance and sale of Notes under our new operating structure. We resumed accepting new investor members and allowing transactions with investor members starting October 13, 2008, after the date the Registration Statement became effective.
The change in the operation of our platform, as well as our adoption of new accounting pronouncements, had a significant impact on our financial statements and results of operations for periods following the effective date of the Registration Statement. Because the Notes are a novel financing structure, we will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flows.
We adopted the provisions of FASB ASC 820 and FASB ASC 825. FASB ASC 825 permits companies to choose to measure certain financial instruments and certain other items at fair value. FASB ASC 825 requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. We applied the provisions of FASB ASC 825 to the CM Loans and Notes issued under our prospectus, but did not apply the provisions of FASB ASC 825 to prior member loans which were sold to our investor members.
14. Subsequent Events
Subsequent to December 31, 2010, and through the date of issuance of these financial statements, no events have occurred which would require disclosure as a subsequent event.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
In addition to historical information, this quarterly report contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in Part II Item 1A “Risk Factors.” Actual results could differ materially. Important factors that could cause actual results to differ materially include, but are not limited to; the level of demand for our products and services; the intensity of competition; our ability to effectively expand and improve internal infrastructure; and adverse financial, customer and employee consequences that might result to us if litigation were to be initiated and resolved in an adverse manner to us. For a more detailed discussion of the risks relating to our business, readers should refer to Part II Item 1A found later in this report entitled “Risk Factors,” as well as the “Risk Factors” section of the prospectus for the Notes dated January 7, 2011 and filed with the SEC, as may be amended or supplemented from time to time. Readers are cautioned not to place undue reliance on the forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future, which speak only as of the date of this quarterly report. We assume no obligation to update these forward-looking statements.
Overview
We are an on-line financial platform. We allow qualified borrower members to obtain loans (which we refer to as “member loans”) with interest rates that they find attractive. Since October 13, 2008, investors have had the opportunity to purchase Member Payment Dependent Notes (which we refer to as the “Notes”) issued by us, with each series of Notes corresponding to an individual member loan originated on our platform (which we refer to as corresponding member loans or “CM Loans”). The Notes are dependent for payment on CM Loans and offer interest rates and credit characteristics that the investors find attractive. From the launch of our platform in May 2007 until April 7, 2008, we did not offer Notes on our platform. Instead, our platform allowed investor members to purchase assignments of unsecured member loans directly. Since November 2007, we have also funded member loans ourselves, which we refer to as “member loans” based on our intent and ability to hold the loans for the foreseeable future or to maturity.
All member loans are unsecured obligations of individual borrower members with fixed interest rates and three-year or five-year maturities. The member loan requests are posted on our website, funded by WebBank, an FDIC-insured, state-chartered industrial bank organized under the laws of the state of Utah, at closing and immediately sold to us upon closing. As a part of operating our platform, we verify the identity of members, obtain borrower members’ credit characteristics from a consumer reporting agency such as TransUnion, Experian or Equifax and screen borrower members for eligibility to participate in the platform and facilitate the posting of member loan requests. We service member loans on an ongoing basis.
We were incorporated in Delaware in October 2006, and in May 2007, began operations as an application on Facebook.com. In August 2007, we conducted a venture capital financing round and expanded our operations with the launch of our public website, www.lendingclub.com. As of December 31, 2010, our platform has facilitated approximately 20,814 member loans since our launch in May 2007.
We have been operating since December 2007 pursuant to an agreement with WebBank. WebBank serves as the lender for all member loans originated through our platform. Our agreement with WebBank has enabled us to make our platform available to borrower members on a uniform basis nationwide, except that as of October 31, 2010, we do not offer member loans in Idaho, Iowa, Indiana, Maine, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee. We pay WebBank a monthly service fee based on the amount of loan proceeds disbursed by WebBank in each month, subject to a minimum monthly fee.

We have a limited operating history and have incurred net losses since our inception. Our net loss was $2,887,349 and $8,351,473, respectively, for the three and nine months ended December 31, 2010. We earn revenues from processing fees charged to members, primarily a borrower member origination fee and an investor service fee. We also earn interest income on member loans that we fund ourselves. At this stage of our development, we have funded our operations primarily with proceeds from our venture capital financings, our credit facilities and debt and equity issuances, which are described below under “Liquidity and Capital Resources.” We also relied on our credit facilities and debt issuances to borrow funds, which we used to fund member loans ourselves. Our borrowing capacity under our credit facilities is currently zero. Over time, we expect that the number of borrower and investor members and the volume of member loans originated through our platform will increase, and that we will generate increased revenue from borrower origination fees and investor service charges.
Our operating plan allows for a continuation of the current strategy of raising capital through debt and equity financings to finance our operations until we reach profitability and become cash-flow positive, which we do not expect to occur within the next twelve months. Our operating plan calls for significant investments in website development, security, loan scoring, loan processing and marketing before we reach profitability.
During the year ended March 31, 2010, we raised $4,200,000 through the issuance of notes payable in connection with our May 2009 term loan and our private placement notes. In April 2010, subsequent to our March 31, 2010 year end, we issued 15,621,609 shares of Series C convertible preferred stock for aggregate cash consideration of $24,489,996. In connection with our private placement of Series C convertible preferred stock, we incurred transaction expenses, recorded as an offset to gross proceeds, of $102,051.
Significant Accounting Policies and Estimates
The preparation of our financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions, and estimates that affect the amounts reported in our financial statements and accompanying notes. We believe that the judgments, assumptions and estimates upon which we rely are reasonable based upon information available to us at the time that these judgments, assumptions and estimates are made. However, any differences between these judgments, assumptions and estimates and actual results could have a material impact on our statement of operations and financial condition. The accounting policies that reflect our most significant judgments, assumptions and estimates and which we believe are critical in understanding and evaluating our reported financial results include: (1) revenue recognition; (2) fair value; (3) allowance for loan losses; and (4) share-based compensation. There have been no material changes to any of our significant accounting policies and critical accounting estimates since March 31, 2010.

Results of Operations
Revenues
Our business model consists primarily of charging transaction fees to both borrower members and investor members for the loans originated through our lending platform. During the nine months ended December 31, 2010 and 2009, we originated $102,843,500 and $43,576,650 of loans, respectively, on our lending platform, an increase of 136%. The borrower member pays a fee to us for providing the services of arranging the member loan and the investor member pays a fee to us for managing the payments on the member loans and maintaining account portfolios. We also generate revenue from interest earned on our member loans held for investment.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest income:
Member loans	$187,605	$329,423	$637,945	$1,016,809
CM Loans, fair value
Interest and fees earned on CM Loans	4,749,488	1,582,662	11,922,370	2,807,892
Credit risk related adjustment (interest expense)	(2,351,042)	(1,113,130)	(6,168,475)	(2,123,782)
Cash and cash equivalents	9,981	2,882	26,783	23,951

Total interest income	$2,596,032	$801,837	$6,418,623	$1,724,870

Interest expense:
Notes, fair value
Interest and fees expensed on Notes	$3,140,018	$839,090	$7,428,915	$1,535,422
Credit risk related adjustment (interest income)	(2,345,804)	(1,112,868)	(6,160,177)	(2,123,280)
Loans payable	167,046	294,324	567,630	875,236
Amortization of debt discount on Loans	67,812	74,834	217,480	219,366

Total interest expense	$1,029,072	$95,380	$2,053,848	$506,744

Net interest income	$1,566,960	$706,457	$4,364,775	$1,218,126

Interest Income
The following table presents our quarterly interest income sources in both absolute dollars and as a percentage of interest income (in thousands):

	For the Quarter Ended
Interest	March 31,		June 30,		September 30,		December 31,
Income	2009		2009		2009		2009
Source	$	%	$	%	$	%	$	%

Borrower origination fees and interest earned on member loans held for investment	284	62	316	65	371	49	371	49

Borrower origination fees and interest earned on CM Loans, net of interest expense on the related Notes.	166	36	155	32	374	50	374	50

Interest earned on cash and investments	8	2	17	3	4	1	4	1

Total Interest Income	458	100	488	100	749	100	749	100

	For the Quarter Ended
Interest	March 31,		June 30,		September 30,		December 31,
Income	2009		2010		2010		2010
Source	$	%	$	%	$	%	$	%

Borrower origination fees and interest earned on member loans held for investment	272	22	227	15	224	12	188	10

Borrower origination fees and interest earned on CM Loans, net of interest expense on the related Notes.	991	78	1,249	85	1,632	87	1,604	89

Interest earned on cash and investments	4	0	6	0	10	1	10	1

Total Interest Income	1,267	100	1,482	100	1,866	100	1,802	100

Borrower Origination Fees
Our borrower members pay a one-time fee to us for arranging a member loan. This fee is determined by the loan grade of the member loan.
From June 17, 2008 to November 24, 2008, our origination fees ranged from 0.75% to 3.00% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	0.75%	1.50%	2.00%	2.50%	2.75%	3.00%	3.00%
Beginning November 25, 2008, our origination fees increased ranging from 0.75% to 3.50% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	0.75%	2.50%	3.00%	3.50%	3.50%	3.50%	3.50%
Beginning July 30, 2009, our origination fees increased, ranging from 1.25% to 3.75% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	1.25%	3.25%	3.75%	3.75%	3.75%	3.75%	3.75%
Beginning November 9, 2009, our origination fees increased, ranging from 1.25% to 4.50% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	1.25% - 2.25%	3.75%	4.50%	4.50%	4.50%	4.50%	4.50%
Beginning January 20, 2010, our origination fees increased, ranging from 2.25% to 4.50% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	2.25%	3.75%	4.50%	4.50%	4.50%	4.50%	4.50%

Beginning May 24, 2010, our origination fees increased, ranging from 2.25% to 4.50% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	2.25%	4.25%	4.50%	4.50%	4.50%	4.50%	4.50%
Beginning August 2, 2010, our origination fees for five year loans increased, ranging from 2.75% to 5.00% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	2.75%	4.75%	5.00%	5.00%	5.00%	5.00%	5.00%
Beginning October 5, 2010, our origination fees for three and five year loans changed, and ranged from 2.25% to 4.50% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	2.25%	4.25%	4.50%	4.50%	4.50%	4.50%	4.50%
Beginning October 15, 2010, our origination fees for three and five year loans changed, and ranged from 2.00% to 5.00% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	2.00%	4.00%	4.50%	5.00%	5.00%	5.00%	5.00%
Beginning January 7, 2011, our origination fees for three year loans changed, and ranged from 2.00% to 5.00% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A1-A2	A3-A5	B	C	D	E	F	G
Fee	2.00%	3.00%	4.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Beginning January 7, 2011, our origination fees for five year loans changed, and ranged from 3.00% to 5.00% of the aggregate principal amount of the member loan, as set forth below:

Loan
Grade	A	B	C	D	E	F	G
Fee	3.00%	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
The borrower origination fee is included in the APR calculation provided to the borrower member and is deducted from the gross loan proceeds prior to disbursement of funds to the borrower member. We do not receive a borrower origination fee if a member loan request does not close.
Borrower Origination Fees Earned on Member Loans Funded by Lending Club
We compute borrower origination fees for member loans that we fund ourselves by subtracting the average costs of originating a member loan from the aggregate fee charged to the borrower member for the member loan. We initially defer this net amount and subsequently amortize the balance over the servicing period of the member loan, which is currently 36 months for each funded member loan.

Interest Earned on Member Loans Funded by Lending Club
Between April 7, 2008 and October 13, 2008, while we sought to register the offering of the Notes, we funded the platform ourselves and generated interest income through investment in member loans held for investment. Subsequent to the effectiveness of our registration statement related to our Notes, we have continued to periodically fund some of these member loans. However, as we have increased our marketing and awareness efforts, the ratio of member loans funded by Lending Club to CM Loans that we originate each quarter has diminished. As such, during the nine months ended December 31, 2010, we funded $4,139,600 of member loans while our investor members funded $98,703,900 of member loans, while during the nine months ended December 31, 2009, we funded $5,116,625 of member loans while our investor members funded $38,460,026 of member loans.
When payments are received on member loans funded by Lending Club, the interest portion paid by our borrower members and the amortization of the origination fees, net of costs of origination, are recorded as interest income. Interest rates on these member loans, excluding amortization of net origination fees, range from 5.42% to 21.64% per annum as of December 31, 2010. During the three months ended December 31, 2010 and 2009, we recorded interest income on the member loans we funded of $187,605 and $371,267, respectively. Comparatively, during the nine months ended December 31, 2010 and 2009, we recorded interest income on the member loans we funded of $637,945 and $687,386, respectively.
Borrower Origination Fees and Interest Earned on CM Loans Net of Interest Expense on the Related Notes
Beginning October 13, 2008, we began recording interest income, including borrower origination fees, from CM Loans and corresponding interest expense from the Notes. Interest income from the CM Loans includes origination fees on these member loans which are recognized in the period originated. During the three months ended December 31, 2010, we recorded interest income from CM Loans of $4,749,488, including $1,399,568 of origination fees. Under FASB ASC 825 guidance regarding the fair value option for accounting for financial assets, for the three months ended December 31, 2010, this interest income was offset by credit risk related adjustments on CM Loans of $2,351,042, a non-cash interest expense. Conversely, for the Notes, we recorded interest expense of $3,140,018 for the three months ended December 31, 2010, and offset this interest expense by credit risk related adjustments (non-cash interest income) on Notes of $2,345,804 during that same period. Comparatively, during the nine months ended December 31, 2010, we recorded interest income from CM Loans of $11,922,370, including $4,027,238 of origination fees. For the nine months ended December 31, 2010, this interest income was offset by credit risk related adjustments on CM Loans of $6,168,475, a non-cash interest expense. Conversely, for the Notes, we recorded interest expense of $7,428,915 for the nine months ended December 31, 2010, and offset this interest expense by credit risk related adjustments (non-cash interest income) on Notes of $6,160,177 during that same period.
During the three months ended December 31, 2009, we recorded interest income from CM Loans of $808,974, including $694,243 related to origination fees. This interest income was offset by credit risk related adjustments on CM Loans of $755,384, a non-cash interest expense. Conversely, for the Notes, we recorded interest expense of $435,316 during the three months ended December 31, 2009 and offset this interest expense by credit risk related adjustments (non-cash interest income) on Notes of $755,222 during that same period. Comparatively, during the nine months ended December 31, 2009, we recorded interest income from CM Loans of $1,225,230, including $1,184,201 of origination fees. For the nine months ended December 31, 2009, this interest income was offset by credit risk related adjustments on CM Loans of $1,010,652, a non-cash interest expense. Conversely, for the Notes, we recorded interest expense of $696,332 for the nine months ended December 31, 2009, and offset this interest expense by credit risk related adjustments (non-cash interest income) on Notes of $1,010,413 during that same period. Over time, we expect that revenues and expenses related to CM Loans and Notes will increase as we grow our platform.

Interest Earned on Cash and Investments
Interest income from cash and cash equivalents is recorded as it is earned. For the three and nine months ended December 31, 2010, we recorded $9,981 and $26,783, respectively, of interest income earned on cash and cash equivalents. Comparatively, for three and nine months ended December 31, 2009, we recorded $4,479 and $21,069, respectively in interest income earned on cash and cash equivalents. The differences in interest income are a function of the cash on hand and the declining interest rate climate during the relevant periods. We do not expect interest income from cash and cash equivalents to be a significant part of our future revenue.
Interest Expense on Loans Payable
Interest expense, other than that described above with regard to Notes, consists primarily of cash and non-cash interest on loans payable. For the three months ended December 31, 2010 and 2009, we paid cash interest of $167,046 and $313,823, respectively, for interest due on our loans payable. For the three months ended December 31, 2010 and 2009, we also recorded $67,812 and $74,834, respectively, for non-cash interest expense related to debt discounts due to warrants on our loans payable. Comparatively, for the nine months ended December 31, 2010 and 2009, we paid cash interest of $567,630 and $580,911, respectively, for interest due on our loans payable. For the nine months ended December 31, 2010 and 2009, we also recorded $217,480 and $144,533, respectively, for non-cash interest expense related to debt discounts due to warrants on our loans payable.
As we have no additional capacity under our various loans payable agreements, we expect interest expense on our loans payable continue to decrease over the next year as we repay these loans.
Provision for Loan Losses
The allowance for loan losses, which management evaluates on a periodic basis, represents an estimate of potential credit losses inherent in our portfolio of member loans that we funded ourselves, in whole or in part, and hold for investment and is based on a variety of factors, including the composition and quality of the loan portfolio, loan specific information gathered through our collection efforts, delinquency levels, probable expected losses, current and historical charge-off and loss experience, current industry charge-off and loss experience, and general economic conditions. Determining the adequacy of the allowance for loan losses is subjective, complex, and requires judgment by management about the effect of matters that are inherently uncertain (see Note 2 — Significant Accounting Policies, Allowance for loan losses). Moreover, in light of our limited operating history, we do not yet have significant historical experience unique to our own base of borrowers and underwriting criteria with which to help estimate expected losses on our portfolio. In the three and nine months ended December 31, 2010, we recorded a provision for loan losses of $72,755 and $346,475, respectively, against our member loans funded by us. Comparatively, for the three and nine months ended December 31, 2009, we recorded a provision for loan losses of $176,376 and $1,170,880, respectively, against our member loans held for investment.
Amortization of loan servicing rights
We charge investor members an ongoing service fee in respect of member loans and Notes that they have purchased through our platform. The service fee offsets the costs we incur in servicing member loans, including managing payments from borrower members, payments to investor members and maintaining account portfolios. This service fee is equal to 1.00% of all amounts paid by us to an investor member in respect of a member loan, excluding certain fees retained by investors. The service fee is deducted from any payments on a member loan before the net amounts of those payments are allocated to the investor members’ Lending Club accounts.
For member loans purchased by third parties prior to the registration of our Notes, we recognized a servicing asset and corresponding servicing liability in accordance with FASB ASC 860. We then amortize the servicing fee asset into income as payments are received on these member loans (see Note 2 — Summary of Significant Accounting Policies, Revenue recognition, Third party purchased member loans). During the three and nine months ended December 31, 2010, we recognized $4,024 and $15,172, respectively, of such income. Comparatively, during the three and nine months ended December 31, 2009, we recognized $7,003 and $21,973, respectively of such income. Because following the registration of the Notes, investor members no longer directly purchase member loans, the amount of income from amortization of loan servicing rights will continue to diminish until the underlying member loans are fully discharged. The balance of loan servicing rights at December 31, 2010 and March 31, 2010, was $2,922 and $22,141, respectively, on outstanding loan balances held by third parties of $355,264 and $1,857,555 respectively.

Operating Expenses:

	Three Months Ended			Nine Months Ended
	December 31,		%	December 31,		%
	2010	2009	change	2010	2009	change
Sales, marketing, and customer service	$3,058,648	$1,620,151	89%	$8,433,373	$4,242,351	99%
Engineering	514,377	442,433	16%	1,512,946	1,310,687	15%
General and administrative	902,311	612,887	47%	2,682,501	2,345,321	14%

Total operating expenses	$4,475,336	$2,675,471		$12,628,820	$7,898,359

Sales, Marketing and Customer Service Expense
Sales, marketing and customer service expense consists primarily of salaries, benefits and stock-based compensation expense related to sales, marketing, customer service and credit personnel, costs of marketing campaigns and costs of borrower underwriting such as credit scoring and screening. Sales, marketing and customer service expenses for the three months ended December 31, 2010 and 2009, were $3,058,648 and $1,620,151, respectively, an increase of approximately 89%. Comparatively, sales, marketing and customer service expenses for the nine months ended December 31, 2010 and 2009, were $8,433,373 and $4,242,351, respectively, an increase of approximately 99%. The increase in expenses in this category during the three and nine months ended December 31, 2010 in comparison to the three and nine months ended December 31, 2009 was primarily due to increased personnel expenses which grew by $537,775 and $1,787,139, respectively, and increased marketing programs aimed at acquiring new investors and borrowers which grew by $726,928 and $2,089,238, respectively, and increased costs for borrower underwriting services, such as credit reporting, which grew by $207,593 and $498,192, respectively.
Engineering Expense
Engineering expense consists primarily of salaries, benefits and stock-based compensation expense of personnel, and the cost of subcontractors who work on the development and maintenance of our platform and software enhancements that run our platform. Engineering expense for the three months ended December 31, 2010 and 2009, was $514,377 and $442,433, respectively, an increase of 16%. Comparatively, engineering expense for the nine months ended December 31, 2010 and 2009, was $1,512,946 and $1,310,687, respectively, an increase of 15%. The increase for the three and nine months ended December 31, 2010 versus the same three and nine months ended December 31, 2009, was primarily due to increased staffing costs, including contract labor and expensed equipment.
General and Administrative Expense
General and administrative expense consists primarily of salaries, benefits and stock-based compensation expense related to general and administrative personnel, professional fees primarily related to legal and accounting fees, facilities expenses and the related overhead, and expenses related to platform fraud prevention and remediation. General and administrative expense for the three months ended December 31, 2010 and 2009, was $902,311 and $612,887, respectively, an increase of approximately 47%. The increase was primarily the result of higher expenses for personnel costs of $251,084, and facilities costs of $39,628. These costs were offset however by a drop in outside legal expenses of $56,793, as we relied more heavily on in-house counsel during the three months ended December 31, 2010, in comparison to the three months ended December 31, 2009.
Comparatively, general and administrative expense for the nine months ended December 31, 2010 and 2009, was $2,682,501 and $2,345,321, respectively, an increase of approximately 14%. The increase was primarily the result of higher expenses for personnel costs of $537,521, and facilities costs of $100,746. These costs were offset however by a drop in outside legal and accounting expenses of $470,328, as we relied more heavily in-house counsel during the nine months ended December 31, 2010, in comparison to the nine months ended December 31, 2009. We expect that general and administrative expenses will decrease as a percentage of overall operating expenses as we grow our marketing and sales efforts in greater proportion than our general and administrative expenses.

Liquidity and Capital Resources

	Nine Months Ended December 31,
	2010	2009	Change
Cash flows from:
Operating Activities	$(6,898,226)	$(6,306,156)	$(592,070)

Investing Activities	(70,839,942)	(34,815,479)	(36,024,463)
Add back/(subtract):
Origination of CM Loans, fair value	98,703,900	38,460,025	60,243,875
Repayment of CM Loans, fair value	(27,522,184)	(5,411,031)	(22,111,153)

Investing Activities after excluding activity related to CM Loans, fair value	341,774	(1,766,485)	2,108,259

Financing Activities	92,430,766	33,853,500	58,577,266
Add back/(subtract):
Origination of Notes, fair value	(103,049,550)	(39,024,105)	(64,025,445)
Repayment of Notes, fair value	24,387,945	5,421,076	18,966,869

Financing Activities after excluding activity related to Notes, fair value	$13,769,161	$250,471	$13,518,690

Net cash used in operating activities increased to $6,898,226 for the nine months ended December 31, 2010, from $6,306,156 in the nine months ended December 31, 2009. Non-cash charges that most significantly offset our net loss of $8,351,473 in the nine months ended December 31, 2010 were: $346,475 of allowances for loan losses on member loans held for investment, $6,160,177 of non-cash interest income due to credit risk related adjustments on our Notes, and $6,387,718 of non-cash interest expense related to our CM Loans and debt discounts due to warrants issued for our loans payable. Similarly, non-cash charges that most significantly offset our net loss of $7,798,794 in the nine months ended December 31, 2009 were: $1,170,880 of provisions for loan losses on member loans funded by us, non-cash interest expense of $2,343,149, non-cash interest income due to credit risk related adjustments on our Notes of $2,123,281.
Net cash used in investing activities for the nine months ended December 31, 2010 and 2009, was $70,839,942 and $34,815,479, respectively. However, after excluding activity related to the Notes, which is mostly offset by corresponding activity related to the CM Loans reflected in our cash flow from financing activities, the remaining amounts for the nine months ended December 31, 2010 and 2009, were $341,774 of cash generated and $1,766,485 of cash used, respectively. These remaining amounts in both periods were primarily activities related to borrower repayments of our member loans held for investment and changes in restricted cash. During the nine months ended December 31, 2010, repayments of member loans funded by us exceeded our originations of these same loans, while in the nine months ended December 31, 2009, our originations of member loans held for investment exceeded the repayments from those loans as we invested the proceeds of the May 2009 term loan and proceeds from our private placement notes. As to changes in restricted cash, during the nine months ended December 31, 2010, one of our platform service providers released $500,000 of restricted cash that we had previously provided as security for certain ACH services they provide to us, while during the nine months ended December 31, 2009, restricted cash increased by $800,000 related to certificates of deposit pledged as security for our May 2009 term financing and additional security required by our platform operating banks as loan and transaction volume increased.
Net cash used in financing activities for the nine months ended December 31, 2010 and 2009, were $92,430,766 and $33,853,500 respectively. However, after excluding activity related to the Notes, which is mostly offset by corresponding activity related to our CM Loans reflected in our cash flows from investing activities, the remaining amounts of cash used for the nine months ended December 31, 2010 and 2009, were $19,780,729 and $250,471, respectively. Cash provided by financing activities, after excluding activity related to the Notes, consisted primarily of excess of proceeds from the issuance of our Series C Preferred Stock over the repayment of loans payable in the nine months ended December 31, 2010, and, in the nine months ended December 31, 2009, the excess of the proceeds from our May 2009 term loan over repayment of notes payable.

In May 2009, we entered into a new secured loan facility, or the May 2009 term loan, with SVB, and Gold Hill, and amended, respectively, their prior growth capital term loan and financing term loan to accommodate new borrowing. The May 2009 term loan allowed us to borrow up to $4,000,000 at an interest rate of 10.0% per annum. The borrowings were used to fund member loans. The borrowings are secured by a blanket lien on substantially all of our assets, except our intellectual property rights, certain deposit accounts, and payments received on CM Loans. Additionally, the May 2009 term loan was secured with a certificate of deposit in the amount of $300,000 until repayment. This amount is included in restricted cash in the accompanying balance sheets. On a monthly basis, we also agreed to maintain a minimum collateral ratio calculated as (i) the sum of the certificate of deposit collateral and the outstanding balance of member loans funded with the borrowing which are current in their payment status to (ii) the outstanding balance under the loan facility. In the event that the minimum collateral ratio is less than the minimum allowed under the agreement, we must increase the certificate of deposit to meet the minimum collateral ratio. In connection with this loan facility, we issued a fully exercisable warrant to purchase 187,090 shares of Series B convertible preferred stock with an exercise price of $0.7483 per share to SVB, and we issued a fully exercisable warrant to purchase 187,090 shares of Series B convertible preferred stock with an exercise price of $0.7483 per share to Gold Hill.
Effective August 3, 2009, we consolidated the May 2009 term loan, the growth capital term loan, and the financing term loan into two loan agreements by executing an amended and restated growth capital term loan and an amended and restated financing term loan. As a result of the consolidation, borrowings under the May 2009 term loan were split equally between and consolidated under the amended and restated growth capital term loan and an amended and restated financing term loan. The terms of these two remaining amended and restated agreements are substantially the same as those of the three prior agreements, including that the borrowings continue to be secured by a blanket lien on substantially all of our assets, except for our intellectual property rights, certain deposit accounts, and payments we receive on the CM Loans. Additionally, the amended and restated agreements continue to require that Lending Club maintain combined certificates of deposit in the amount of $700,000 as collateral until repayment. Further, under the amended and restated agreements, we agreed to maintain the same minimum collateral ratio as established in the May 2009 term loan. As of December 31, 2010, we do not have any remaining capacity under these agreements as we had fully drawn down the entire $13,000,000 of combined availability under the amended and restated growth capital term loan and an amended and restated financing term loan. As of December 31, 2010, our outstanding balance net of debt discount under these agreements totaled $4,109,473.
During the nine months ended December 31, 2009, we issued an additional $200,000 of private placement notes, repayable over three years and bearing interest at the rate of 8% per annum. We used the proceeds of the private placement notes to fund member loans on the platform.
We used the proceeds from borrowings under the amended and restated agreements and the private placement notes primarily to fund member loans ourselves to ensure a sufficient level of funding for borrowing requests. From April 7, 2008 until October 13, 2008 all member loans funded on the platform were funded and held by us. Through our participation in funding loans ourselves on the platform, as of December 31, 2010, we had funded and retained approximately $23.8 million in member loans.
In April 2010, we issued 15,621,609 shares of Series C convertible preferred stock for aggregate cash consideration of $24,489,996. In connection with our private placement of Series C convertible preferred stock, we incurred transaction expenses, recorded as an offset to gross proceeds of $102,051. The shares are convertible into shares of our common stock, par value $0.01 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of our certificate of incorporation.
We have incurred losses since our inception and we expect we will continue to incur losses for the foreseeable future as we grow our platform. We require cash to meet our operating expenses and for capital expenditures and principal and interest payments on our debt, as well as to continue to fund member loans on the platform we will hold for investment. To date, we have funded our cash requirements with proceeds from our debt issuances and the sale of equity securities. At December 31, 2010, we had $17,264,772 in unrestricted cash and cash equivalents. We primarily invest our cash in short-term interest bearing money market funds.
We do not have any committed external source of funds. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to finance our cash needs through public or private equity offerings or debt financings. Additional equity or debt financing may not be available on acceptable terms, if at all.
Income Taxes
We incurred no tax provision for the three months ended December 31, 2010. Given our history of operating losses, it is difficult to accurately forecast how results will be affected by the realization, if any, of net operating loss carry forwards.
Financial Accounting Standards Board Accounting Standards Codification Topic 740, “Income Taxes,” provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets.

Off-Balance Sheet Arrangements
We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.
Additional Information about the Lending Club Platform
Historical Information about Our Borrower Members and Outstanding Loans:
In regards to the following historical information, prior performance is no guarantee of future results or outcomes.
For purposes of the following information and tables, we have excluded from the data all previously issued loans that would not meet the current credit policy. To review the information and tables that include this data, please see the information and tables starting on page 40.
As of December 31, 2010, LendingClub had facilitated 18,073 member loans with an average original principal amount of $9,890 and an aggregate original principal amount of $178,741,275, out of which 1,749 member loans with an aggregate original principal amount of $16,157,350, or 9.04% had prepaid. Including loans which were fully repaid, 16,668 loans representing $164,608,325 of original principal amount had been through at least one billing cycle as of December 31, 2010.
Of the $164,608,325 of original principal balance at December 31, 2010 that had been through at least one billing cycle, $4,127,582 of outstanding principal balance less interest and fees received, or 2.51%, was either in default or has charged off. The defaulted loans and charged off loans were comprised of 577 member loans, of which 407 loans representing $2,864,650 in outstanding principal balance less interest and fees received, were defaults and charge offs due to delinquency, while the remaining 170 loans were loans in which the borrower member filed for a Chapter 7 bankruptcy seeking liquidation. A member loan is considered defaulted when at least one payment is more than 120 days late.
Of remaining loans that had been through at least one billing cycle as of December 31, 2010, $110,378,158 of principal remained outstanding of which 97.25% was current, 0.40% was 16 to 30 days late, and 2.35% was between 31 and 120 days late. During the three months ended December 31, 2010, of the 11,082 member loans which were not delinquent prior to the start of the quarter, 241 member loans became delinquent for some amount of time during the quarter, excluding those that entered the 0 — 15 day grace period. Of those loans which became delinquent for more than 15 days during the quarter, we charged late fees totaling $2,519 on 127 loans and received late fees of $934 on 41 loans.
The following table presents aggregated information about borrower members and their loans for the period from May 24, 2007 to December 31, 2010, grouped by the loan grade assigned by us:

				Average Total
	Number of	Average Interest	Average Annual	Funded
Loan Grade	Borrowers	Rate	Percentage Rate	Commitment
A1	186	6.31%	7.52%	5,334
A2	523	6.73%	7.90%	5,445
A3	900	7.23%	8.38%	6,771
A4	1165	7.83%	8.99%	7,845
A5	1557	8.19%	9.38%	9,131
B1	876	10.17%	12.56%	9,397
B2	975	10.53%	12.89%	10,506

				Average Total
	Number of	Average Interest	Average Annual	Funded
Loan Grade	Borrowers	Rate	Percentage Rate	Commitment
B3	1084	10.90%	13.24%	11,132
B4	1230	11.22%	13.53%	10,691
B5	1305	11.58%	13.92%	10,290
C1	992	12.59%	15.18%	9,853
C2	957	13.02%	15.66%	9,778
C3	888	13.37%	16.01%	9,763
C4	689	13.53%	16.22%	9,599
C5	644	13.93%	16.64%	8,960
D1	525	14.29%	17.25%	10,173
D2	644	14.70%	17.45%	10,446
D3	564	15.09%	17.83%	11,244
D4	441	15.40%	18.12%	11,437
D5	358	15.83%	18.55%	11,772
E1	322	16.12%	18.83%	11,510
E2	263	16.42%	19.02%	12,130
E3	211	16.82%	19.43%	12,111
E4	176	17.17%	19.67%	13,537
E5	150	17.55%	20.20%	13,086
F1	98	17.92%	20.53%	13,892
F2	94	18.16%	20.66%	13,580
F3	59	18.62%	21.25%	14,500
F4	54	18.91%	21.65%	13,143
F5	28	19.21%	21.94%	14,771
G1	29	19.73%	22.47%	16,914
G2	28	20.17%	22.93%	18,317
G3	16	20.65%	23.27%	17,553
G4	28	20.92%	23.61%	19,059
G5	14	20.92%	23.75%	17,623

The following table presents aggregated information for the period from May 24, 2007 to December 31, 2010, self-reported by borrower members at the time of their loan applications, grouped by the loan grade assigned by us. We do not independently verify this information:

	Percentage of
	Borrowers Stating	Average Job		Average Debt
	They Own Their	Tenure in	Average Annual	to Income
Loan Grade	Own Homes	Months	Gross Income	Ratio (1)
A1	72.04%	71	62,813	8.66%
A2	66.73%	65	67,720	9.81%
A3	62.22%	68	72,136	10.20%
A4	57.68%	64	65,430	11.19%
A5	56.52%	63	70,817	11.76%
B1	49.54%	59	67,161	11.91%
B2	49.33%	62	73,854	11.96%
B3	52.40%	67	75,469	12.51%
B4	49.84%	59	70,836	13.04%
B5	48.20%	57	66,530	13.10%
C1	45.46%	59	73,937	12.95%
C2	43.99%	58	64,849	13.16%
C3	45.95%	58	66,698	13.23%
C4	44.56%	64	66,561	14.14%
C5	38.82%	57	66,601	13.41%
D1	39.24%	57	64,184	13.22%
D2	43.94%	65	71,447	13.55%
D3	46.28%	63	70,474	13.44%
D4	40.82%	59	72,240	13.32%
D5	44.69%	60	70,595	13.71%
E1	44.10%	57	68,243	13.61%
E2	44.49%	54	69,992	14.17%
E3	44.55%	55	71,667	12.58%
E4	52.27%	58	75,145	13.36%

	Percentage of
	Borrowers Stating	Average Job		Average Debt
	They Own Their	Tenure in	Average Annual	to Income
Loan Grade	Own Homes	Months	Gross Income	Ratio (1)
E5	50.67%	69	87,064	13.18%
F1	54.08%	65	85,300	13.52%
F2	51.06%	71	81,740	13.98%
F3	38.98%	59	75,383	14.37%
F4	44.44%	57	81,100	13.10%
F5	64.29%	58	79,932	13.19%
G1	62.07%	61	66,069	11.27%
G2	60.71%	76	85,837	15.26%
G3	43.75%	70	71,696	17.43%
G4	60.71%	68	99,191	12.28%
G5	35.71%	75	101,371	13.68%

(1)	Average debt to income ratio, excluding mortgage debt, calculated by us based on (i) the debt reported by a consumer reporting agency, and (ii) the income reported by the borrower member.
The following table presents aggregated information for the period from May 24, 2007 to December 31, 2010, reported by a consumer reporting agency about our borrower members at the time of their loan applications, grouped by the loan grade assigned by us. As used in this table, “Delinquencies in Last Two Years” means the number of 30+ days past-due incidences of delinquency in the borrower member’s credit file for the past two years. We do not independently verify this information. All figures other than loan grade are agency reported:

						Average
						Number of
		Average	Average	Average	Average	Inquiries	Average	Average
		Open	Total	Revolving	Revolving	in the Last	Delinquencies	Time Since
Loan	Average	Credit	Credit	Credit	Line	Twelve	in Last	Last
Grade	FICO	Lines	Lines	Balances	Utilization	Months	Two Years	Delinquency
A1	781	9	24	9,064	17.12%	1	0	24
A2	772	10	25	8,811	17.77%	1	0	33
A3	766	9	23	10,107	22.32%	1	0	33
A4	755	10	24	11,095	26.79%	1	0	38
A5	746	10	23	12,784	31.80%	1	0	39
B1	739	9	22	11,969	37.49%	1	0	34
B2	736	9	22	12,988	38.83%	1	0	37
B3	730	9	22	14,543	41.09%	1	0	36

						Average
						Number of
		Average	Average	Average	Average	Inquiries	Average	Average
		Open	Total	Revolving	Revolving	in the Last	Delinquencies	Time Since
Loan	Average	Credit	Credit	Credit	Line	Twelve	in Last	Last
Grade	FICO	Lines	Lines	Balances	Utilization	Months	Two Years	Delinquency
B4	721	9	22	14,484	44.70%	1	0	36
B5	713	9	21	13,933	48.82%	1	0	36
C1	706	9	20	13,520	54.28%	1	0	35
C2	702	9	20	12,918	55.70%	1	0	37
C3	697	9	20	13,902	55.58%	1	0	36
C4	691	9	21	14,499	60.01%	1	0	33
C5	686	9	19	13,089	60.92%	1	0	31
D1	683	9	20	12,894	60.87%	1	0	33
D2	686	9	21	13,620	61.16%	1	0	33
D3	685	9	20	14,453	62.67%	1	0	32
D4	683	9	20	13,631	64.59%	1	0	36
D5	684	9	21	15,785	64.28%	1	0	35
E1	680	9	20	13,737	67.38%	1	0	34
E2	681	9	21	14,662	69.58%	1	0	37
E3	678	9	20	14,791	70.71%	1	0	29
E4	678	9	21	17,044	68.27%	1	0	34
E5	676	10	22	15,055	67.11%	1	0	30
F1	676	10	22	19,875	69.92%	1	0	37
F2	674	9	22	18,179	73.82%	1	0	35
F3	673	10	23	15,019	73.10%	1	0	30
F4	670	9	23	13,575	70.73%	1	0	35
F5	674	9	23	22,554	76.70%	1	0	32
G1	675	8	18	13,649	61.43%	1	0	36
G2	670	11	23	20,474	79.23%	1	0	41
G3	667	10	25	16,702	84.26%	1	0	30
G4	671	11	23	22,208	72.81%	1	1	29
G5	668	11	26	28,159	78.69%	1	0	36

The following table presents additional aggregated information for the period from May 24, 2007 to December 31, 2010, about delinquencies, default and borrower prepayments, grouped by the loan grade assigned by us. The interest rate, default and delinquency information presented in the table includes data only for member loans that had been issued for more than 45 days as of December 31, 2010, and therefore have been through at least one billing cycle. With respect to late member loans, the following table shows the entire amount of the principal remaining due, not just that particular payment. The third and fifth columns show the late member loan amounts as a percentage of member loans issued for more than 45 days. Member loans are placed on nonaccrual status and considered as defaulted when they become 120 days late. The data presented in the table below comes from a set of member loans that have been outstanding, on average, for approximately twelve months.
Because of our limited operating history, the data in the following table regarding loss experience may not be representative of the loss experience that will develop over time as additional member loans are originated through our platform and the member loans already originated through our platform have longer payment histories. In addition, because of our limited operating history, the data in the following table regarding prepayments may not be representative of the prepayments we expect over time as additional member loans are originated through our platform and the member loans already originated through our platform have longer payment histories.

	15-30		30+				Total	Number
	Days	15-30	Days	30+			Number	Of
Loan	Late	Days	Late	Days Late	Default	Default	Of	Loans	Prepaid	Prepaid
Grade	($)	Late (%)	($)	(%)	($)	(%)	Loans	Prepaid	($)	(%)
A1	3,797	0.72%	21,067	4.00%	6,013	0.83%	128	23	57,150	5.76%
A2	548	0.04%	—	0.00%	11,314	0.52%	373	69	281,050	9.87%
A3	3,461	0.10%	26,059	0.76%	35,752	0.68%	704	104	586,850	9.63%
A4	10,221	0.19%	18,045	0.33%	43,408	0.53%	920	139	999,650	10.94%
A5	11,036	0.12%	61,023	0.68%	142,627	1.08%	1,295	156	1,315,325	9.25%
B1	—	0.00%	91,076	1.76%	136,752	1.77%	718	103	816,125	9.91%
B2	8,780	0.15%	67,638	1.14%	243,525	2.52%	791	115	1,312,600	12.81%
B3	34,444	0.47%	259,744	3.57%	258,535	2.27%	906	104	1,347,000	11.16%
B4	5,848	0.07%	164,824	2.02%	198,086	1.64%	1,010	117	1,264,000	9.61%
B5	54,535	0.61%	201,390	2.25%	303,452	2.39%	1,097	119	1,053,500	7.85%
C1	36,300	0.60%	115,367	1.92%	270,576	2.93%	831	108	989,975	10.13%
C2	13,832	0.23%	120,733	2.00%	250,812	2.83%	819	79	734,875	7.85%
C3	6,396	0.12%	205,418	3.76%	200,489	2.44%	747	92	879,225	10.14%
C4	32,047	0.89%	66,236	1.83%	210,462	3.43%	562	72	695,300	10.51%
C5	24,062	0.78%	72,415	2.34%	262,458	5.01%	529	60	559,500	9.70%
D1	44,854	1.48%	137,791	4.55%	244,990	4.84%	451	48	483,125	9.05%
D2	3,602	0.08%	105,091	2.46%	178,095	2.86%	554	48	522,000	7.76%
D3	44,027	1.11%	111,417	2.81%	212,721	3.66%	479	38	436,550	6.88%
D4	4,462	0.14%	75,517	2.32%	220,726	4.67%	387	28	284,400	5.64%
D5	30,771	1.08%	151,490	5.29%	78,020	2.01%	306	25	232,975	5.53%

	15-30		30+				Total	Number
	Days	15-30	Days	30+			Number	Of
Loan	Late	Days	Late	Days Late	Default	Default	Of	Loans	Prepaid	Prepaid
Grade	($)	Late (%)	($)	(%)	($)	(%)	Loans	Prepaid	($)	(%)
E1	14,498	0.63%	97,631	4.21%	79,045	2.36%	267	26	308,600	8.33%
E2	—	0.00%	60,118	2.80%	67,413	2.30%	228	16	171,700	5.38%
E3	—	0.00%	70,789	4.25%	75,845	3.32%	181	7	110,075	4.31%
E4	—	0.00%	53,591	3.65%	103,869	4.92%	145	15	221,125	9.28%
E5	18,600	1.43%	70,088	5.38%	58,040	3.38%	124	10	120,550	6.14%
F1	—	0.00%	89,923	8.96%	14,989	1.17%	84	8	91,975	6.76%
F2	5,398	0.70%	12,358	1.60%	67,325	6.12%	76	6	64,925	5.09%
F3	—	0.00%	—	0.00%	23,726	3.48%	43	3	67,000	7.83%
F4	—	0.00%	—	0.00%	53,152	7.95%	46	5	46,950	6.62%
F5	—	0.00%	35,188	13.09%	14,780	4.05%	24	1	19,400	4.69%
G1	12,950	4.18%	22,938	7.41%	—	0.00%	23	4	70,000	14.27%
G2	—	0.00%	7,598	2.14%	12,905	3.17%	23	0	0	0.00%
G3	—	0.00%	—	0.00%	21,371	8.87%	14	0	0	0.00%
G4	20,724	5.88%	—	0.00%	—	0.00%	22	0	0	0.00%
G5	—	0.00%	—	0.00%	26,309	11.06%	12	1	13,875	5.62%
The following table presents aggregated information for the period from May 24, 2007 to December 31, 2010 on the results of our collection efforts for all corresponding member loans that became more than 30 days past due at any time, grouped by credit grade. For purposes of this analysis, we have excluded the 20 loans that we repurchased due to identity fraud.

				Gross		Aggregate
				Amount		Principal
				Collected	Number of	Balance of	Gross
	Number		Aggregate	on	Loans	Loans	Amount
	of Loans		Amount Sent	Accounts	Charged-Off	Charged-Off	Recovered
	in		to	Sent to	Due to	Due to	on Loans
	Collection	Origination	Collections	Collections	Delinquency	Delinquency	Charged-
Grade	(1)	Amount (1)	(1)	(2)	(3)	(3)	Off (4)
A	105	692,750	99,811	45,629	34	304,987	5,206
B	271	2,683,200	420,781	193,494	94	1,469,610	8,812
C	302	2,597,900	477,919	226,499	117	1,341,687	6,853
D	198	2,122,950	423,548	181,743	87	1,261,421	5,483
E	92	1,164,525	195,192	84,123	35	679,453	2,152
F	32	485,975	99,697	47,761	13	266,379	2,085
G	8	117,600	21,258	9,002	4	80,726	—

Total	1,008	9,864,900	1,738,206	788,251	384	5,404,263	30,591

1)	Represents accounts 31 to 120 days past due.

2)
Represents the gross amounts collected on corresponding member loans while such accounts were in collection during the 31-120 days past-due period. This amount does not represent payments received after an account has been sent to collection, cured and returned to current status. Of this amount, investors received $780,369 (99%). The remainder was fees to us of $7,883 (1%). The amounts retained by us are reflected as loan servicing fees in our consolidated financial statements.

3)
Represents accounts that have been delinquent for 120 days at which time the account is charged-off. Any money recovered after 120 days is no longer included as amounts collected on accounts sent to collection.

4)	Represents the gross amounts we received on charged-off accounts after the accounts were charged-off—e.g., a dollar received on an account 121 days past due.
For purposes of the following information and tables, the data includes all loans issued since May 24, 2007.
As of December 31, 2010, LendingClub had facilitated 20,814 member loans with an average original principal amount of $9,750 and an aggregate original principal amount of $202,932,500, out of which 2,330 member loans with an aggregate original principal amount of which $20,639,100, or 10.17% had prepaid. Including loans which were fully repaid, 19,331 loans representing $188,169,725 of original principal amount had been through at least one billing cycle as of December 31, 2010.
Of the $188,169,725 of original principal balance at December 31, 2010 that had been through at least one billing cycle, $6,560,858 of outstanding principal balance less interest and fees received, or 3.49%, was either in default or has charged off. The defaulted loans and charged off loans were comprised of 990 member loans, of which 720 loans representing $4,566,636 in outstanding principal balance less interest and fees received, were defaults and charge offs due to delinquency, while the remaining 270 loans were loans in which the borrower member filed for a Chapter 7 bankruptcy seeking liquidation. A member loan is considered defaulted when at least one payment is more than 120 days late.
Of remaining loans that had been through at least one billing cycle as of December 31, 2010, $120,633,116 of principal remained outstanding of which 96.84% was current, 0.43% was 16 to 30 days late, and 2.73% was between 31 and 120 days late. During the three months ended December 31, 2010, of the 12,528 member loans which were not delinquent prior to the start of the quarter, 317 member loans became delinquent for some amount of time during the quarter, excluding those that entered the 0 — 15 day grace period. Of those loans which became delinquent for more than 15 days during the quarter, we charged late fees totaling $3,156 on 163 loans and received late fees of $1,226 on 55 loans.

The following table presents aggregated information about borrower members and their loans for the period from May 24, 2007 to December 31, 2010, grouped by the loan grade assigned by us:

				Average Total
	Number of	Average Interest	Average Annual	Funded
Loan Grade	Borrowers	Rate	Percentage Rate	Commitment
A1	189	6.33%	7.53%	5,313
A2	535	6.75%	7.91%	5,438
A3	913	7.24%	8.38%	6,748
A4	1184	7.84%	8.99%	7,798
A5	1608	8.20%	9.38%	9,042
B1	928	10.15%	12.51%	9,241
B2	1030	10.52%	12.86%	10,369
B3	1157	10.88%	13.20%	10,976
B4	1306	11.21%	13.50%	10,585
B5	1403	11.56%	13.88%	10,179
C1	1114	12.54%	15.12%	9,790
C2	1100	12.95%	15.56%	9,672
C3	1017	13.30%	15.91%	9,661
C4	821	13.47%	16.11%	9,463
C5	746	13.86%	16.50%	8,871
D1	647	14.20%	17.06%	9,941
D2	776	14.64%	17.38%	10,076
D3	708	14.96%	17.64%	10,627
D4	595	15.20%	17.80%	10,564
D5	494	15.58%	18.19%	10,776
E1	436	15.87%	18.44%	10,475
E2	395	16.05%	18.47%	10,818
E3	322	16.41%	18.82%	10,587
E4	273	16.66%	18.96%	11,786
E5	229	17.10%	19.52%	11,651
F1	161	17.34%	19.70%	12,728
F2	150	17.74%	20.11%	12,959
F3	108	18.02%	20.41%	13,037
F4	96	18.38%	20.83%	12,554
F5	64	18.53%	20.95%	13,405
G1	65	18.96%	21.28%	13,778
G2	57	19.42%	21.79%	13,868
G3	46	19.56%	21.87%	13,661
G4	71	19.59%	21.77%	15,967
G5	70	19.75%	21.97%	11,969

The following table presents aggregated information for the period from May 24, 2007 to December 31, 2010, self-reported by borrower members at the time of their loan applications, grouped by the loan grade assigned by us. We do not independently verify this information:

	Percentage of
	Borrowers
	Stating They	Average Job		Average Debt
	Own Their Own	Tenure in	Average Annual	to Income
Loan Grade	Homes	Months	Gross Income	Ratio (1)
A1	71.43%	74	63,112	8.64%
A2	66.54%	65	67,893	9.76%
A3	62.10%	68	72,173	10.18%
A4	57.69%	63	65,526	11.18%
A5	56.84%	62	70,800	11.80%
B1	49.78%	59	67,456	11.92%
B2	50.19%	62	74,296	11.94%
B3	52.12%	67	76,162	12.47%
B4	50.69%	59	71,054	13.08%
B5	48.97%	58	66,957	12.93%
C1	47.22%	59	73,568	12.90%
C2	44.73%	57	66,140	13.06%
C3	46.71%	57	67,193	13.28%
C4	46.04%	61	67,066	14.10%
C5	40.48%	57	67,055	13.35%
D1	41.58%	59	65,160	13.33%
D2	44.85%	65	70,865	13.77%
D3	47.74%	62	70,065	13.59%
D4	41.85%	58	68,740	13.36%

	Percentage of
	Borrowers
	Stating They	Average Job		Average Debt
	Own Their Own	Tenure in	Average Annual	to Income
Loan Grade	Homes	Months	Gross Income	Ratio (1)
D5	46.96%	58	70,031	13.58%
E1	45.64%	56	67,644	13.47%
E2	44.81%	54	67,441	14.15%
E3	48.76%	58	68,342	13.59%
E4	51.65%	63	70,784	13.87%
E5	48.47%	60	80,638	13.92%
F1	52.17%	62	74,951	14.71%
F2	48.00%	67	80,606	14.94%
F3	44.44%	66	77,897	16.21%
F4	44.79%	63	73,028	15.10%
F5	54.69%	68	97,757	13.87%
G1	55.38%	49	62,616	16.40%
G2	61.40%	70	90,748	17.02%
G3	47.83%	68	78,014	17.41%
G4	54.93%	62	100,087	14.94%
G5	61.43%	67	110,901	17.28%

(1)	Average debt to income ratio, excluding mortgage debt, calculated by us based on (i) the debt reported by a consumer reporting agency, and (ii) the income reported by the borrower member.

(2)
The following table presents aggregated information for the period from May 24, 2007 to December 31, 2010, reported by a consumer reporting agency about our borrower members at the time of their loan applications, grouped by the loan grade assigned by us. As used in this table, “Delinquencies in Last Two Years” means the number of 30+ days past-due incidences of delinquency in the borrower member’s credit file for the past two years. We do not independently verify this information. All figures other than loan grade are agency reported:

						Average
						Number of
		Average	Average	Average	Average	Inquiries	Average	Average
		Open	Total	Revolving	Revolving	in the Last	Delinquencies	Time Since
	Average	Credit	Credit	Credit	Line	Twelve	in Last	Last
Loan Grade	FICO	Lines	Lines	Balances	Utilization	Months	Two Years	Delinquency
A1	781	9	24	9,796	17.20%	1	0	23
A2	772	10	25	9,860	17.84%	1	0	32
A3	766	9	23	10,677	22.23%	1	0	34
A4	755	9	23	12,104	26.78%	1	0	38
A5	746	10	23	14,051	31.97%	1	0	38
B1	738	9	22	13,173	37.53%	1	0	33

						Average
						Number of
		Average	Average	Average	Average	Inquiries	Average	Average
		Open	Total	Revolving	Revolving	in the Last	Delinquencies	Time Since
	Average	Credit	Credit	Credit	Line	Twelve	in Last	Last
Loan Grade	FICO	Lines	Lines	Balances	Utilization	Months	Two Years	Delinquency
B2	735	9	22	14,773	38.59%	1	0	36
B3	730	9	22	16,333	40.96%	1	0	35
B4	721	9	22	16,045	44.67%	1	0	35
B5	713	9	21	15,373	48.52%	1	0	35
C1	705	9	21	15,719	53.40%	1	0	34
C2	701	9	20	14,413	54.26%	1	0	35
C3	697	9	21	16,156	54.68%	1	0	35
C4	691	9	21	15,846	58.12%	2	0	32
C5	687	9	19	13,651	59.00%	1	0	31
D1	684	9	20	16,915	59.69%	2	0	32
D2	686	9	21	16,179	59.25%	2	0	33
D3	684	9	21	16,688	61.06%	2	0	33
D4	682	9	20	14,712	61.95%	2	0	33
D5	682	9	21	17,521	62.54%	2	0	34
E1	679	9	20	13,814	64.22%	2	0	33
E2	677	10	21	16,359	66.76%	2	0	32
E3	674	9	20	16,826	67.21%	2	0	28
E4	674	9	21	17,831	66.16%	3	0	31
E5	673	10	22	16,199	64.96%	2	0	26
F1	674	10	23	20,315	66.47%	2	0	31
F2	672	10	22	20,409	70.42%	3	0	31
F3	672	11	24	19,168	68.59%	2	0	28
F4	671	10	23	18,112	68.85%	3	0	28
F5	668	11	25	25,929	73.42%	3	0	27
G1	672	10	21	15,398	64.70%	3	0	31
G2	667	12	25	25,042	71.04%	3	0	31
G3	666	12	25	16,739	68.69%	3	0	24
G4	662	12	27	31,163	68.20%	2	0	26
G5	661	13	31	48,110	68.57%	4	0	25

The following table presents additional aggregated information for the period from May 24, 2007 to December 31, 2010, about delinquencies, default and borrower prepayments, grouped by the loan grade assigned by us. The interest rate, default and delinquency information presented in the table includes data only for member loans that had been issued for more than 45 days as of December 31, 2010, and therefore have been through at least one billing cycle. With respect to late member loans, the following table shows the entire amount of the principal remaining due, not just that particular payment. The third and fifth columns show the late member loan amounts as a percentage of member loans issued for more than 45 days. Member loans are placed on nonaccrual status and considered as defaulted when they become 120 days late. The data presented in the table below comes from a set of member loans that have been outstanding, on average, for approximately twelve months.
Because of our limited operating history, the data in the following table regarding loss experience may not be representative of the loss experience that will develop over time as additional member loans are originated through our platform and the member loans already originated through our platform have longer payment histories. In addition, because of our limited operating history, the data in the following table regarding prepayments may not be representative of the prepayments we expect over time as additional member loans are originated through our platform and the member loans already originated through our platform have longer payment histories.

	15-30
	Days	15-30	30+	30+			Total	Number
	Late	Days Late	Days Late	Days Late	Default	Default	Number	Of Loans	Prepaid	Prepaid
Loan Grade	($)	(%)	($)	(%)	($)	(%)	Of Loans	Prepaid	($)	(%)
A1	3,797	0.71%	21,067	3.96%	6,013	0.81%	129	25	60,150	5.99%
A2	548	0.04%	—	0.00%	12,197	0.54%	378	76	303,500	10.43%
A3	3,461	0.10%	26,059	0.75%	35,752	0.67%	709	112	622,550	10.10%
A4	10,221	0.18%	18,045	0.33%	43,408	0.52%	928	150	1,044,800	11.32%
A5	11,036	0.12%	62,903	0.69%	151,100	1.12%	1,333	168	1,367,925	9.41%
B1	—	0.00%	91,076	1.70%	164,731	2.05%	759	113	881,725	10.28%
B2	8,780	0.14%	73,986	1.20%	260,849	2.58%	837	124	1,374,400	12.87%
B3	34,444	0.45%	265,608	3.48%	295,214	2.46%	961	120	1,440,125	11.34%
B4	5,848	0.07%	219,692	2.59%	252,169	1.98%	1,071	130	1,373,650	9.94%
B5	54,535	0.58%	207,320	2.21%	371,138	2.74%	1,171	142	1,243,600	8.71%
C1	37,667	0.58%	161,934	2.49%	318,434	3.08%	922	135	1,258,450	11.54%
C2	13,832	0.21%	129,953	1.97%	347,389	3.44%	927	105	957,625	9.00%
C3	10,765	0.18%	245,528	4.07%	313,051	3.36%	849	116	1,058,475	10.77%
C4	34,904	0.85%	105,273	2.57%	339,425	4.69%	662	99	936,150	12.05%
C5	27,637	0.81%	102,555	2.99%	373,100	6.16%	613	74	649,550	9.82%
D1	44,854	1.27%	195,391	5.53%	344,488	5.61%	548	71	643,800	10.01%
D2	17,167	0.35%	162,805	3.33%	255,209	3.49%	665	69	679,100	8.69%
D3	44,027	0.98%	167,741	3.74%	320,202	4.63%	592	60	593,325	7.89%
D4	5,878	0.16%	97,063	2.58%	382,973	6.47%	507	56	459,400	7.31%
D5	38,987	1.16%	173,514	5.14%	201,226	4.05%	411	52	390,275	7.33%
E1	28,730	1.06%	114,657	4.24%	158,173	3.77%	353	51	476,625	10.44%
E2	—	0.00%	88,420	3.48%	214,965	5.39%	322	49	435,525	10.19%

	15-30
	Days	15-30	30+	30+			Total	Number
	Late	Days Late	Days Late	Days Late	Default	Default	Number	Of Loans	Prepaid	Prepaid
Loan Grade	($)	(%)	($)	(%)	($)	(%)	Of Loans	Prepaid	($)	(%)
E3	—	0.00%	94,651	4.75%	112,911	3.64%	260	32	322,650	9.46%
E4	11,305	0.64%	76,625	4.36%	208,682	7.09%	216	40	435,875	13.55%
E5	18,600	1.22%	72,610	4.77%	92,134	3.80%	175	38	389,675	14.60%
F1	—	0.00%	104,370	8.39%	113,758	5.90%	128	25	235,525	11.49%
F2	8,723	0.88%	25,395	2.55%	176,530	9.99%	119	19	173,125	8.91%
F3	—	0.00%	9,622	1.40%	124,480	10.08%	79	16	196,125	13.93%
F4	—	0.00%	22,650	3.55%	151,434	13.35%	78	12	119,225	9.89%
F5	—	0.00%	57,171	12.64%	56,651	7.00%	51	10	110,200	12.84%
G1	12,950	2.85%	27,802	6.11%	42,911	5.11%	52	10	142,300	15.89%
G2	—	0.00%	42,169	8.58%	55,559	8.12%	47	5	17,000	2.15%
G3	—	0.00%	2,389	0.68%	49,514	8.41%	36	8	84,500	13.45%
G4	20,724	4.29%	3,055	0.63%	111,365	11.54%	57	7	81,150	7.16%
G5	9,065	2.53%	19,802	5.53%	103,724	13.00%	56	11	81,025	9.67%
The following table presents aggregated information for the period from May 24, 2007 to December 31, 2010 on the results of our collection efforts for all corresponding member loans that became more than 30 days past due at any time, grouped by credit grade. For purposes of this analysis, we have excluded the 20 loans that we repurchased due to identity fraud.

				Gross		Aggregate
				Amount		Principal
				Collected	Number of	Balance of	Gross
	Number		Aggregate	on	Loans	Loans	Amount
	of Loans		Amount Sent	Accounts	Charged-Off	Charged-Off	Recovered
	in		to	Sent to	Due to	Due to	on Loans
	Collection	Origination	Collections	Collections	Delinquency	Delinquency	Charged-
Grade	(1)	Amount (1)	(1)	(2)	(3)	(3)	Off (4)
A	123	759,100	103,371	45,870	38	310,402	5,422
B	329	3,084,725	491,159	224,542	121	1,636,036	13,324
C	423	3,642,150	655,518	308,599	174	1,825,955	9,813
D	341	3,188,825	591,832	232,537	163	1,857,939	6,592
E	226	2,157,925	397,579	182,395	105	1,075,570	20,468
F	100	1,263,425	249,844	106,957	52	636,258	13,024
G	73	832,000	179,513	87,656	36	336,723	350
Total	1,615	14,928,150	2,668,817	1,188,556	689	7,678,883	68,993

1)	Represents accounts 31 to 120 days past due.

2)
Represents the gross amounts collected on corresponding member loans while such accounts were in collection during the 31-120 days past-due period. This amount does not represent payments received after an account has been sent to collection, cured and returned to current status. Of this amount, investors received $1,176,670 (99%). The remainder was fees to us of $11,886 (1%). The amounts retained by us are reflected as loan servicing fees in our consolidated financial statements.

3)
Represents accounts that have been delinquent for 120 days at which time the account is charged-off. Any money recovered after 120 days is no longer included as amounts collected on accounts sent to collection.

4)	Represents the gross amounts we received on charged-off accounts after the accounts were charged-off—e.g., a dollar received on an account 121 days past due.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk
Not applicable for smaller reporting companies.

Item 4.	Controls and Procedures
We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognize that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and we are required to apply our judgment in evaluating the cost-benefit relationship of possible controls and procedures.
As required by Exchange Act Rule 13a-15(b), we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the fiscal quarter covered by this report. Based on the foregoing, our Chief Executive Officer and Chief Financial Officer, have concluded that our disclosure controls and procedures were effective at the reasonable assurance level.
There has been no change in our internal control over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
PART II. OTHER INFORMATION

Item 1.	Legal Proceedings
There were no material changes to report.

Item 1A.	Risk Factors
The discussion in this Quarterly Report on Form 10-Q should be read together with the risk factors contained in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and the prospectus for the Notes dated October 15, 2010. These risk factors describe various risks and uncertainties. These risks and uncertainties have the potential to affect our business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner. In addition, these risks could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or future principal and interest payments you expect to receive.
In addition, you should consider the following:
We have incurred net losses in the past and expect to incur net losses in the future. If we become insolvent or bankrupt, you may lose your investment.
We have incurred net losses in the past and we expect to incur net losses in the future. As of December 31, 2010, our accumulated deficit was $38.5 million and our total stockholders’ deficit was $34.3 million. Our net loss for the nine months ended December 31, 2010 and 2009, was $8.4 and $7.8 million, respectively. We have not been profitable since our inception, and we may not become profitable. In addition, we expect our operating expenses to increase in the future as we expand our operations. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue could decline. Our failure to become profitable could impair the operations of our platform by limiting our access to working capital to operate the platform. If we were to become insolvent or bankrupt, an event of default would occur under the terms of the Notes, and you may lose your investment.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
On October 13, 2008, we commenced a public offering of up to $600,000,000 in principal amount of the Notes pursuant to the Registration Statement (Registration Statement No. 333-151827). The offering is a continuous offering and remains ongoing. The Registration Statement was declared effective by the SEC on October 10, 2008. From October 13, 2008 to December 31, 2010, we sold $174,597,500 in principal amount of Notes at 100% of their principal amount. The Notes were offered only through our website, and there were no underwriters or underwriting discounts. In connection with the offering, we incurred estimated expenses of approximately $4,481,653, none of which were paid by us to our directors, officers, persons owning 10% or more of any class of our equity securities or affiliates. As set forth in the prospectus for the offering, we are using the proceeds of each series of Notes to fund a corresponding member loan (CM Loan) through the Lending Club platform designated by the lender members purchasing such series of Notes. None of the proceeds from the Notes are paid by us to our directors, officers, persons owning 10% or more of any class of our equity securities or affiliates.

Item 3.	Defaults Upon Senior Securities
None.

Item 5.	Other Information
None.

Item 6.	Exhibits
See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LendingClub Corporation
By:	/s/ Renaud Laplanche
	Name:	Renaud Laplanche
	Title:	Chief Executive Officer (principal executive officer)

By:	/s/ Carrie Dolan
	Name:	Carrie Dolan
	Title:	Chief Financial Officer (principal financial officer and principal accounting officer)
Dated: February 14, 2011

EXHIBIT INDEX

Exhibit No.		Description
10.11	*	Amended and Restated Loan Sale Agreement, dated as of November 9, 2010, by and between WebBank and Lending Club Corporation.
10.12	*	Amended and Restated Loan Account Program Agreement, dated as of November 9, 2010, by and between WebBank and Lending Club Corporation.
10.27		Backup and Successor Servicing Agreement, dated September 15, 2008, by and between Portfolio Financial Servicing Company and Lending Club Corporation.
31.1		Certification of Chief Executive Officer Pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.2		Certification of Chief Financial Officer, Pursuant to Section 302 of Sarbanes-Oxley Act of 2002
32.1		Certification of Chief Executive Officer and Chief Financial Officer, Pursuant to Section 906 of Sarbanes-Oxley Act of 2002

*	Confidential Treatment Requested

Exhibit 10.11
Execution Version
Confidential Treatment Requested
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.
Asterisks denote omissions.
WEBBANK
and
LENDINGCLUB CORPORATION
AMENDED AND RESTATED
LOAN SALE AGREEMENT
Dated as of November 9, 2010

This AMENDED AND RESTATED LOAN SALE AGREEMENT (this “Agreement”), dated as of November 9, 2010 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in Redwood City, California (“Company”).
WHEREAS, Bank desires to sell to Company, and Company desires to purchase from Bank, the Loan Accounts established by Bank pursuant to the Loan Account Program Agreement;
WHEREAS, Bank and Company previously entered into a Loan Sale Agreement dated as of December 10, 2007 (the “Existing Sale Agreement”), pursuant to which Company agreed to purchase certain loan accounts originated by Bank; and
WHEREAS, Bank and Company desire to amend and restate the Existing Sale Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:
1. Definitions; Effectiveness.
(a)	The terms used in this Agreement shall be defined as set forth in Schedule 1, and the rules of construction set forth in Schedule 1 shall apply to this Agreement. Terms not defined herein shall have the meanings ascribed to them in the Loan Account Program Agreement.
(b)	This Agreement shall be effective as of the Effective Date and, as of the Effective Date, shall supersede and replace the Existing Sale Agreement (except that, as provided in section 1(c), the Existing Sale Agreement will govern the purchase of Loan Accounts originated prior to the Effective Date). This Agreement shall apply to all Loan Accounts originated by Bank during the term of this Agreement, beginning on the Effective Date. Loans originated on or after the Effective Date shall not be subject to the Existing Sale Agreement.
(c)	All Loan Accounts originated by Bank prior to the Effective Date shall be governed by the terms of the Existing Sale Agreement as in effect at the time that such Loan Accounts were originated, and shall not be subject to the terms of this Agreement.
(d)	This Agreement shall not operate so as to render invalid or improper any action heretofore taken under the Existing Sale Agreement.
2. Purchase of Loan Accounts; Payment to Bank; Reporting to Bank. The terms of Schedule 2 shall apply as if fully set forth in this Agreement.

3. Ownership of Loan Accounts.
(a)	On and after each Closing Date, subject to Company’s payment of the Purchase Price on each such date, Company shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Loan Accounts purchased from Bank on such date. Bank agrees to make entries on its books and records to clearly indicate the sale of the Loan Accounts to Company as of each Closing Date. Company agrees to make entries on its books and records to clearly indicate the purchase of the Loan Accounts as of each Closing Date.
(b)	Bank does not assume and shall not have any liability to Company for the repayment of any Loan Proceeds or the servicing of the Loan Accounts after the related Closing Date.
(c)	Company may not securitize the Loan Accounts, or any amounts owing thereunder, without the prior written consent of Bank, which consent may be withheld or conditioned in Bank’s sole discretion. Notwithstanding the foregoing, Bank acknowledges that the Company program as conducted as of the Effective Date does not breach this Section 3(c) or require any further consent form Bank.
4. Representations and Warranties of Bank.
(a)	Bank hereby represents and warrants to Company as of the Effective Date of this Agreement and as of each Closing Date that:
(1)	Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Loan Accounts have been duly authorized and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)	All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained;
(3)	This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect (including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e)), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination;

(5) Bank is not Insolvent;
(6)	The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that, except as expressly set forth herein, Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer protection, consumer lending, usury, loan collection, anti-money laundering, data security or privacy;
(7)	To the extent that Bank receives non-public personally identifiable information from the Company or the Borrower, Bank will comply with all Applicable Laws related to the protection and retention of such information; and
(8)	With respect to each Loan Account sold on any Closing Date by Bank to Company, (i) Bank has not taken any action (directly or indirectly, voluntarily or involuntarily): (x) to alter the terms or conditions of such Loan Account or (y) that could be reasonably expected to impair the enforceability of such Loan Accounts (except that such representation does not extend to any action by Company or its agents); or (ii) upon Bank’s receipt of the related Purchase Price, Bank shall have conveyed to Company all of Bank’s right, title and interest in such Loan Accounts subject to no prior security interest in favor of any other creditor of Bank.
(b)	The representations and warranties set forth in this Section 4 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 4(a)(4), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 4(a)(4) is instituted or threatened against Bank, Bank shall promptly notify Company of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).
5. Representations and Warranties of Company.
(a)	Company hereby represents and warrants to Bank, as of the Effective Date and each Closing Date that:
(1)	Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;
(2)	All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;

(3)	This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

(5)	Company is not Insolvent; and
(6)	The execution, delivery and performance of this Agreement by Company comply with Applicable Laws.
(b)	The representations and warranties set forth in this Section 5 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 5(a)(4), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 5(a)(4) is instituted or threatened against Company, Company shall promptly notify Bank of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).
6. Conditions Precedent to the Obligations of Company. The obligations of Company under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(a)	As of each Closing Date, no action or proceeding shall have been instituted or, to Company’s knowledge, threatened against Company or Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(b)	The representations and warranties of Bank set forth in Section 4 shall be true and correct in all material respects, unless waived by Company, on each Closing Date as though made on and as of such date; and
(c)	The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects, unless waived by Company, as of such date by Bank.

7. Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(a)	As of each Closing Date, no action or proceeding shall have been instituted or, to Bank’s knowledge, threatened against Company or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(b)	The representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects, unless waived by Bank, on each Closing Date as though made on and as of such date; and
(c)	The obligations of Company set forth in the Program Documents to be performed on or before each Closing Date shall have been performed in all material respects, unless waived by Bank, as of such date by Company.
8. Term and Termination.
(a)	This Agreement shall have an initial term beginning on the Effective Date and ending thirty-six (36) months thereafter (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)	A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
(1)	any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
(2)	the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;
(3)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect;
(5)	there is a materially adverse change in the financial condition of the other Party; or
(6)	either Party has terminated the Loan Account Program Agreement and any applicable notice period provided in the Loan Account Program Agreement has expired.
(c)	In addition to the foregoing termination rights, Bank may terminate this Agreement immediately upon written notice to Company (i) if Company defaults on its obligation to make a payment to Bank as provided in Schedule 2 of this Agreement and fails to cure such default within one (1) Business Day of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Schedule 2 of this Agreement more than once in any three (3) month period; or (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Section 31 or Schedule 31 of this Agreement.
(d)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Loan Accounts sold prior to such termination.
(e)	Following termination of this Agreement, Company shall purchase any Loan Accounts established by Bank under the Loan Account Program Agreement prior to and on the date of termination of the Loan Account Program Agreement that have not already been purchased by Company and any Loan Accounts originated by Bank after termination of this Agreement, if such Loan Accounts are originated in accordance with Section 11(e) of the Loan Account Program Agreement.
(f)	Bank may terminate this Agreement immediately upon written notice to Company if Bank incurs any Loss that would have been subject to indemnification under Section 10(a) but for the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification.
(g)	The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9. Confidentiality.
(a)	Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties.
(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;
(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
(c)	Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.
(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.
(e)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10. Indemnification.
(a)	Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Laws or a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings under the Program Documents). Notwithstanding the foregoing, Company shall not be obligated to indemnify any Indemnified Parties to the extent that the Losses arise from the gross negligence or willful misconduct of Bank, or its officers, directors, employees or agents (other than Company and its agents).
(b)	To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify Company, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Company is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the claim and, if known, the amount or an estimate of the amount of the Loss; provided, that failure to promptly give such notice shall only limit the liability of Company to the extent of the actual prejudice, if any, suffered by Company as a result of such failure. The Indemnified Party shall provide to Company as promptly as practicable thereafter information and documentation reasonably requested by Company to defend against the Indemnifiable Claim.
(c)	Company shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party in writing of Company’s election to assume the defense of the Indemnifiable Claim and, through counsel of the Company’s own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with Company in connection therewith if such cooperation is so requested and the request is reasonable; provided that Company shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon written notice to Company (the “Assumption Notice”), to assume the defense of the Indemnifialbe Claim at the cost of and with the cooperation of Company. If the Company assumes responsibility for the settlement or defense of any such claim, (i) Company shall permit the Indemnified Party to participate at the Indemnified Party’s expense (for which no claim of Losses shall be made) in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both Company and the Indemnified Party are defendants in the proceeding and the Indemnified Party has reasonably determined and notified Company that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the reasonable fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by Company; and (ii) Company shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.
(d)	If the Company does not notify the Indemnified Party in writing within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if Company fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim before a Regulatory Authority as permitted by Section 10(c), then, in each case, the Indemnified Party shall have the right, upon reasonable written notice to the Company, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify Company in writing prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.
(e)	All amounts due under this Section 10 shall be payable not later than ten (10) days after receipt of the written demand therefor.
(f)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.
11. Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement.
12. Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.
13. Proprietary Material. Bank hereby provides Company with a non-exclusive right and non-assignable license to use and reproduce Bank’s name, logo, registered trademarks and service marks (collectively “Proprietary Material”) as necessary to fulfill each Party’s obligations under this Agreement; provided, however, that (a) Company shall obtain Bank’s prior written approval for the use of Proprietary Material and such use shall at all times comply with written instructions provided by Bank regarding the use of its Proprietary Material; and (b) Company acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Bank’s Proprietary Material. Upon termination of this Agreement, Company will cease using Bank’s Proprietary Material.

14. Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) or the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other party, if mailed first-class mail postage prepaid, at the following address, or such other address as either party shall specify in a notice to the other:
To Bank:	WebBank Attn: Senior Vice President — Strategic Partners 6440 S. Wasatch Blvd., Suite 300 Salt Lake City, UT 84121 Tel. 908-251-5798 Fax: 801-993-5015 Email: strategicpartnerships@webbank.com

With a copy to:	WebBank Attn: Compliance Officer 6440 S. Wasatch Blvd., Suite 300 Salt Lake City, UT 84121 Tel. 801-993-5008 Fax: 801-993-5015 Email: complainceofficer@webbank.com

To Company:	LendingClub Corporation
370 Convention Way
Redwood City, CA 94063
Attn: Renaud Laplanche, Chief Executive Officer
E-mail Address: rlaplanche@lendingclub.com
Telephone: (650) 482-5231
Facsimile: (650) 482-5206

With copies to:	LendingClub Corporation 370 Convention Way Redwood City, CA 94063 Attn: General Counsel and John Donovan E-mail Address: jaltieri@lendingclub.com jdonovan@lendingclub.com
Telephone: (650) 482-5232 Facsimile: (650) 482-5206
15. Relationship of Parties. Bank and Company agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among Bank and Company.
16. Retention of Records. Any Records with respect to Loan Accounts purchased by Company pursuant hereto retained by Bank shall be held as custodian for the account of Bank and Company as owners thereof. Bank shall provide copies of Records to Company upon reasonable request of Company.
17. Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the affected Party shall provide written notice to the other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 8 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) days’ prior written notice to the other Party. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party with advance written notice, if any event described in subsection 17(a), (b) or (c) above occurs.
18. Expenses.
(a)	Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents.
(b)	Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement.
(c)	Company shall reimburse Bank for all reasonable third party fees incurred by Bank in connection with the performance of this Agreement.
(d)	Company shall pay for Bank’s reasonable legal and other professional fees and expenses as provided in subsection 15(e) of the Loan Account Program Agreement.
(e)	Within ten (10) days after receipt of an invoice from Bank, Company shall reimburse Bank for the monthly costs associated with the transfer of funds from the Collateral Account to Company.
(f)	All fees payable pursuant to this Section 18 may be paid by wire, ACH, or check, as determined by the Company, but shall be paid pursuant to the terms of the Bank’s invoice. Bank may assess a service charge of 1.5% per month on any amounts due under this Agreement that are thirty (30) days past due.
19. Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authority’s inquiries and requests related to the Program.
20. Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of periodic on site reviews of Company’s financial condition, operations and internal controls.

21. Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER. The terms of this Section 21 shall survive the expiration or earlier termination of this Agreement.
22. Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
23. Brokers. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.
24. Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
25. Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
26. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
27. Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
28. Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29. Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
30. Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
31. Collateral Account. The terms of Schedule 31 shall apply as if fully set forth in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.
WEBBANK

By:	/s/ Kelly Barnett Name:
Title: Acting President

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche Name:
Title: CEO

Schedule 1
Definitions
(a)	“ACH” means the Automated Clearinghouse.
(b)	“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.

(c)	“Agreement” means this Loan Sale Agreement.
(d)	“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program (including the Loan Accounts), and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

(e)	“Assumption Notice” shall have the meaning set forth in Section 10(c).
(f)	“Borrower” means an Applicant or other Person for whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.
(g)	“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

(h)	“Claim Notice” shall have the meaning set forth in Section 10(c).
(i)	“Closing Date” means each date on which Company pays Bank the Purchase Price for a Loan Account and, pursuant to Schedule 2 hereof, acquires such Loan Account from Bank. The Closing Date for Loan Accounts listed on a Funding Statement shall be the Funding Date for such Funding Statement.

(j)	“Collateral Account” has the meaning set forth in Schedule 31.
(k)	“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.

(l)	“Disclosing Party” shall have the meaning set forth in Section 9(b)(2).
(m)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(n)	“Existing Program Agreement” means the Loan Account Program Agreement dated as of December 10, 2007 between Bank and Company.
(o)	“Existing Sale Agreement” shall have the meaning set forth in the recitals.
(p)	“Indemnifiable Claim” shall have the meaning set forth in Section 10(b).
(q)	“Indemnified Parties” shall have the meaning set forth in Section 10(a).
(r)	“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.
(s)	“Loan Account” means a consumer installment loan account established by Bank pursuant to the Loan Account Program Agreement. For purposes of this Agreement, each Loan Account includes all rights of Bank to payment under the applicable Loan Account Agreement with such Borrower.
(t)	“Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Laws.
(u)	“Loan Account Program Agreement” means that Amended and Restated Loan Account Program Agreement, dated as of even date herewith, between Company and Bank, pursuant to which the Parties agreed to promote and operate an installment loan program.

(v)	“Losses” shall have the meaning set forth in Section 10(a).
(w)	“Party” means either Company or Bank and “Parties” means Company and Bank.
(x)	“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.
(y)	“Program” means the consumer installment loan program contemplated by the Program Documents pursuant to which Bank will establish Loan Accounts and disburse Loan Proceeds to Borrowers.
(z)	“Program Documents” means the Loan Account Program Agreement and this Agreement.

(aa)	“Proprietary Material” shall have the meaning set forth in Section 13.
(bb)	“Purchase Price” means the principal amount of the Loan Proceeds disbursed and the amount of Consumer Origination Fees paid to Company for each Loan Account.
(cc)	“Records” means any Loan Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).
(dd)	“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.
(ee)	“Required Balance” shall have the meaning set forth in Schedule 31.

(ff)	“Restricted Party” shall have the meaning set forth in Section 9(a).

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II. Construction
As used in this Agreement:
(a)	All references to the masculine gender shall include the feminine gender (and vice versa);
(b)	All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;
(c)	References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;
(d)	References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;
(e)	Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;
(f)	All references to “quarter” shall be deemed to mean calendar quarter; and
(g)	The fact that Bank or Company has provided approval or consent shall not mean or otherwise be construed to mean that: (i) either Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) either Party agrees that the item or information for which the other Party seeks approval or consent complies with any Applicable Laws; (iii) either Party has assumed the other Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including indemnification rights for Company’s failure to comply with all Applicable Laws.

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Schedule 2
The following terms shall apply as if fully set forth in the Agreement:
(a)	Bank hereby agrees to sell, transfer, assign, set-over, and otherwise convey to Company, without recourse, on each Closing Date, the Loan Accounts established by Bank on such Business Day and on each prior non-Business Day following the last preceding Business Day. All of the foregoing shall be in accordance with the procedures set forth in this Schedule 2 of the Agreement. In consideration for Bank’s agreement to sell, transfer, assign, set-over and convey to Company such Loan Accounts, Company agrees to purchase such Loan Accounts from Bank, and Company shall pay to Bank the Purchase Price on each Closing Date in accordance with subsection (c) of this Schedule 2.
(b)	On each Closing Date, Company shall purchase the Loan Accounts established by Bank that day and identified on the Funding Statement for that day. Company shall effectuate its purchase of the Loan Accounts by depositing the Funding Amount (which shall equal the aggregate Purchase Price for such Loan Accounts) into the Funding Account in accordance with Section 6(b) of the Loan Account Program Agreement.
(c)	Company shall pay Bank a monthly fee equal to the greater of (i) the applicable Monthly Minimum Amount (as defined below); or (ii) an amount determined by multiplying the total Purchase Price amount of Loan Accounts purchased by Company in such month by the applicable percentage(s) as provided in the chart below.

Total Purchase Price	Percentage
First [***] million	[***]	%
Next [***] million	[***]	%
Next [***] million	[***]	%
Any greater amount	[***]	%
For the avoidance of doubt, the foregoing calculation in clause (ii) is made on a tiered, approach, with the first $[***] million in any month (regardless of the total for such month) applied to the [***]% rate, the next [***] million in such month applied to the [***]% rate, and so on.
Company shall deliver to Bank a report setting forth the calculation of the payment Company is obligated to make to Bank pursuant to this Schedule 2 within five (5) Business Days after the end of each month.
“Monthly Minimum Amount” means: (i) for each month that ends between the Effective Date and the day prior to the first anniversary of the Effective Date, [***] dollars ($[***]); (ii) for each month ends between the first anniversary of the Effective Date and the day prior to the second anniversary of the Effective Date, [***] dollars ($[***]); and (iii) for each month that ends on or after the second anniversary of the Effective Date, [***] dollars ($[***]).
(d)	Payment of the fee set forth in subsection (c) of this Schedule 2 shall be made by Bank’s initiation of an ACH debit transaction to an account designated in advance by Company on or about the sixth (6th) Business Day after the end of each month.
(e)	To the extent that such materials are in Bank’s possession, upon Company’s request, Bank agrees to cause to be delivered to Company, at Company’s cost, loan files on all Loan Accounts purchased by Company pursuant to this Agreement through the preceding Business Day. Such loan files will include the application for the Loan Account, the Loan Account Agreement, confirmation of delivery of the Loan Account Agreement to the Borrower, and such other materials as Company may reasonably require (all of which may be in electronic form); provided that Bank may retain copies of such information as necessary to comply with Applicable Laws.

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Schedule 31
The following terms shall apply as if fully set forth in the Agreement:
(a)	Establishment of Collateral Account. Company shall provide Bank with cash collateral to secure Company’s obligations under the Program Documents, which Bank shall deposit in a deposit account (“Collateral Account”) at Bank. The Collateral Account shall be a deposit account at Bank, segregated from any other deposit account of Company, that shall hold only the funds provided by Company to Bank as collateral. At all times, Company shall maintain funds in the Collateral Account equal to the greatest of (i) $[***], or (ii) $[***], if the prior Monthly Loan Total has exceeded $[***]during the Term (the “Required Balance”). The Required Balance shall be calculated monthly as of the first day of each month during the Term. In the event the actual balance in the Collateral Account is less than the Required Balance, Company shall, within one (1) Business Day following notice of such deficiency, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in such account. The “Monthly Loan Total” means, for a month, the sum of the principal amounts of all Loan Accounts funded by Bank during such month.
(b)	Security Interest. To secure all Company’s obligations under the Program Documents (including the payment by Company of any amounts due under the Program Documents and the performance of any of Company’s obligations under the Program Documents), the Existing Sale Agreement and the Existing Program Agreement, Company hereby grants Bank a security interest in the Collateral Account and the funds therein or proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Company represents that, as of the date of the Agreement, the Collateral Account is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank). Company shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Collateral Account. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.
(c)	Interest. The Collateral Account shall be a money market deposit account and shall bear interest. The annual interest rate shall be adjusted monthly as of the first day of each month during the Term, and shall be equal to the greater of (i) [***], less [***]; or (ii) [***]. The interest shall be paid monthly and shall be computed based on the average daily balance of the Collateral Account for the prior month. Company shall be entitled to any interest paid on the Collateral Account, and Bank shall forward to Company such interest no less frequently than quarterly.

(d)	Withdrawals.
(1)	Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any obligations of Company under this Agreement or the Loan Account Program Agreement on which Company has defaulted, either during the Term or following termination of either of the aforementioned agreements. To the extent that Bank has withdrawn amounts from the Collateral Account and such amounts are subsequently paid directly to Bank, Bank shall restore such amounts to the Collateral Account with in one (1) Business Day after receipt of the amounts paid directly to Bank.
(2)	Company shall not have any right to withdraw amounts from the Collateral Account. In the event the actual balance in the Collateral Account is more than the Required Balance calculated for a particular month, then, within one (1) Business Day after the Required Balance is calculated, at Company’s option, Company may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance. Within two (2) Business Days after receipt of such a report from Company, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Company.
(e)	Termination of Collateral Account. Bank shall release any funds remaining in the Collateral Account on latest to occur of: (i) sixty (60) days after the latter of termination of this Agreement, (ii) the last date on which Company is obligated to purchase Loan Accounts pursuant to subsection 11(h) of the Loan Account Program Agreement, or (iii) the fulfillment by Company of all of its obligations to Bank under the Program Documents, including its outstanding indemnification obligations with respect to all Claim Notices provided to Company during the Term or within sixty (60) days after the expiration or termination of this Agreement.
(f)	Survival. This Schedule 31 shall survive the expiration or termination of this Agreement.

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Exhibit 10.12
Execution Version
Confidential Treatment Requested
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.
Asterisks denote omissions.
WEBBANK
and
LENDINGCLUB CORPORATION
AMENDED AND RESTATED
LOAN ACCOUNT PROGRAM AGREEMENT
Dated as of November 9, 2010

SCHEDULES AND EXHIBITS

SCHEDULE 1	Definitions

EXHIBIT A	The Program

EXHIBIT B	Credit Policy

EXHIBIT C	Form of Application

EXHIBIT D	Loan Account Documentation

EXHIBIT E	Bank Secrecy Act Policy

EXHIBIT F	Sample Funding Statement

EXHIBIT G	Third-Party Service Contractors

EXHIBIT H	Insurance Requirements

EXHIBIT I	Program Compliance Manual

This AMENDED AND RESTATED LOAN ACCOUNT PROGRAM AGREEMENT (this “Agreement”), dated as of November 9, 2010 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in Redwood City, California (“Company”).
WHEREAS, Company is in the business of providing certain services necessary for the origination of consumer installment loans;
WHEREAS, Bank is in the business of originating various types of consumer loans, including installment loans;
WHEREAS, the Parties have developed a program pursuant to which Company markets and Bank has originated installment loans for qualifying consumers identified by Company, pursuant a Loan Account Program Agreement dated as of December 10, 2007 (the “Existing Program Agreement”); and
WHEREAS, effective as of the Effective Date, the Parties desire to amend and restate the terms of their Existing Program Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:
1.	Definitions; Effectiveness.
(a)	The terms used in this Agreement shall be defined as set forth in Schedule 1, and the rules of construction set forth in Schedule 1 shall apply to this Agreement.
(b)	This Agreement shall be effective as of the Effective Date and, as of the Effective Date, shall supersede and replace the Existing Program Agreement. This Agreement shall apply to all Loan Accounts originated by Bank during the term of this Agreement, beginning on the Effective Date. Loans originated on or after the Effective Date shall not be subject to the Existing Program Agreement.
(c)	All Loan Accounts originated by Bank prior to the Effective Date shall be governed by the terms of the Existing Program Agreement as in effect at the time that such Loan Accounts were originated, and shall not be subject to the terms of this Agreement.
(d)	This Agreement shall not operate so as to render invalid or improper any action heretofore taken under the Existing Program Agreement.
2.	Marketing of the Program and Loan Accounts. At its own cost, Company shall promote and otherwise market the Program and the Loan Accounts. In performing such promotion and other marketing services, Company may use any form of media, provided that Company shall discontinue the use of any specific form of media or media channel if directed to do so by Bank. Bank agrees that Company may refer to Bank and the Program in promotional and marketing materials, including marketing scripts, upon the condition that any references to Bank and/or the Program in any such materials (and any changes in such materials) must receive the prior written approval of Bank. Bank may require a change in such materials upon written notice provided to Company to the extent that such change is required by Applicable Laws, or to the extent that Bank determines such change is necessitated by

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safety and soundness concerns based upon standards established by a Regulatory Authority. Company shall ensure that all promotional and marketing materials shall be accurate and not misleading in all material respects. Company shall ensure that all promotional and marketing materials and strategies comply with Applicable Laws. The Parties will prepare a style guide to set forth rules regarding the usage of Bank’s name and the Program description and other matters that, when used by Company, shall be deemed to be approved by Bank; such style guide may be changed from time to time by Bank upon written notice to Company. The Parties also shall cooperate to develop and document a mutually agreed upon process for review of promotional and marketing materials, provided, however, that the failure of Bank to adhere to such process shall not be considered a breach of this Agreement.
3.	Extension of Credit. Company acknowledges that approval of an Application creates a creditor-borrower relationship between Bank and Borrower which involves, among other things, the disbursement of Loan Proceeds. Nothing in this Agreement shall obligate Bank to extend credit to an Applicant or disburse Loan Proceeds if Bank determines that doing so would be an unsafe or unsound banking practice. Bank shall use reasonable commercial efforts to provide Company prior notice of a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence and, in all instances where Bank does not provide such prior notice, Bank shall provide Company prompt notice after making a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence.
4.	Consumer Documents and Credit Policy. The following documents, terms and procedures (“Consumer Finance Materials”) that have been approved by Bank and that will be used by Bank initially with respect to the Loan Accounts are attached to this Agreement: (i) the Program description as Exhibit A; (ii) Credit Policy as Exhibit B; (iii) form of Application, including disclosures required by Applicable Laws, as Exhibit C; and (iv) form of Loan Account Agreement, privacy policy and privacy notices, and all other Applicant and Borrower communications as Exhibit D. The Consumer Finance Materials shall not be changed without the prior written consent of both Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Bank may change the Consumer Finance Materials upon written notice provided to Company but without Company’s prior written consent, to the extent that such change is required by Applicable Laws or necessitated by safety and soundness concerns. The Parties acknowledge that each Loan Account Agreement and all other documents referring to the creditor for the Program shall identify Bank as the creditor for the Loan Accounts. Company shall ensure that the Consumer Finance Materials comply with Applicable Laws.
5.	Loan Account Processing and Origination.
(a)	Company shall solicit Applications from Applicants and shall process such Applications on behalf of Bank (including retrieving credit reports) to determine whether the Applicant meets the eligibility criteria set forth in the Credit Policy and Bank’s “Know Your Customer” and anti-money laundering criteria (collectively, the “Bank Secrecy Act Policy”), which is attached hereto as Exhibit E, and which may be updated by Bank from time to time and such updates shall be effective upon notice to Company as set forth herein. Company shall respond to all inquiries from Applicants regarding the application process.
(b)	Company shall forward to Bank mutually agreed information including name, address, social security number and date of birth, regarding Applicants who meet the eligibility criteria set forth in the Credit Policy. Company shall have no discretion to override the Credit Policy with respect to any Applications.

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(c)	Subject to the terms of this Agreement, Bank shall establish Loan Accounts with respect to Applicants who meet the eligibility criteria set forth in the Credit Policy.
(d)	Pursuant to procedures mutually agreed to by the Parties, Company shall deliver adverse action notices to Applicants who do not meet Credit Policy criteria or are otherwise denied by Bank.
(e)	Company shall deliver Program privacy notices and Loan Account Agreements to Borrowers.
(f)	Company shall hold and maintain, as custodian for Bank, all documents of Bank pertaining to Loan Accounts. Company shall periodically provide to Bank copies of records required to be maintained under the Bank Secrecy Act Policy and such other documents regarding Loan Accounts as requested by Bank, at intervals mutually agreed to by the Parties, but no less frequently than monthly.
(g)	Company shall perform the obligations described in this Section 5 and deliver any customer communications to Applicants and Borrowers as necessary to carry on the Program, all at Company’s own cost and in accordance with Applicable Laws.
(h)	Pursuant to Section 17, as Bank reasonably requires and upon reasonable advance written notice to Company, Bank will periodically audit Company for compliance with the terms of this Section 5 and the Agreement as a whole, including compliance with the standards set forth herein for Loan Account origination.
6.	Funding Account.
(a)	On each Funding Date, by 1:00 p.m. Mountain Time, Company shall ensure that the balance of the Funding Account is greater than or equal to the Funding Amount on such Funding Date. If the balance of the Funding Account is not equal to or greater than the Funding Amount by 1:00 p.m. Mountain Time, Bank may, but shall have no obligation to, deduct the amount of the deficiency from the Collateral Account and deposit such amount into the Funding Account.
(b)	On any Funding Date, if the balance of the Funding Account exceeds the Funding Amount for such Funding Date, at the request of Company, such excess shall be transferred by Bank into a deposit account established by Company at Bank.
(c)	Bank shall release any funds remaining in the Funding Account four (4) Business Days after the latter of termination of this Agreement or, if the Agreement terminates pursuant to Section 11(d), the end of the period described in Section 11(e).
7.	Funding Loans.
(a)	Company will provide a Funding Statement to Bank by e-mail or as otherwise mutually agreed by the Parties by 1:00 p.m. Mountain Time on each Funding Date. Each Funding Statement shall identify those Applicants whose Applications satisfy the requirements of the Credit Policy and with respect to whom Company requests that Bank establish Loan Accounts, and provide the amount of Loan Proceeds and instructions for disbursement of all Loan Proceeds to be disbursed by Bank on such Funding Date. The Funding Statement shall also set forth the amount of Consumer Origination Fees due to Company on such Funding Date. The Funding Statement shall be in the form of Exhibit F.
(b)	By 3:00 p.m. Mountain Time on each Funding Date, Bank shall disburse Loan Proceeds to Borrowers from the Funding Account in accordance with the Funding Statement.

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(c)	The obligation of Bank to disburse Loan Proceeds, as provided in Section 7(b), is subject to the satisfaction of the following conditions precedent immediately prior to each disbursement of Loan Proceeds by Bank:
(1)	the balance of the Funding Account shall be equal to or greater than the Funding Amount for such Funding Date;
(2)	the representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects at the time of or prior to each disbursement of Loan Proceeds by Bank as though made as of the time Bank disburses such Loan Proceeds; and
(3)	the obligations of Company set forth in the Program Documents to be performed prior to each disbursement of Loan Proceeds by Bank shall have been performed prior to each such disbursement.
(d)	Simultaneously with the disbursement of the associated Loan Proceeds, Bank shall remit to Company the Consumer Origination Fees in accordance with the instructions set forth on each Funding Statement. Bank’s obligation to remit Consumer Origination Fees to Company is subject to the satisfaction of the conditions precedent set forth in Section 7(c) above immediately prior to each remittance of Consumer Origination Fees.
8.	Representations and Warranties.
(a)	Bank hereby represents and warrants, as of the Effective Date, or covenants, as applicable, to Company that:
(1)	Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)	All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained;
(3)	This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

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(4)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination;
(5)	Bank is not Insolvent;
(6)	The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that, except as expressly set forth herein, Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer protection, consumer lending, usury, loan collection, anti-money laundering, data security or privacy;
(7)	To the extent that Bank receives non-public personally identifiable information from the Company or the Borrower, Bank will comply with all Applicable Laws related to the protection and retention of such information; and
(8)	The Proprietary Materials Bank licenses to Company pursuant to Section 13, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Bank has the right to grant the licenses set forth in Section 13 below.
(b)	Company hereby represents and warrants, as of the Effective Date, or covenants, as applicable, to Bank that:
(1)	Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;
(2)	All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;

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(3)	This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;
(5)	Company is not Insolvent;
(6)	The execution, delivery and performance of this Agreement by Company, the Consumer Finance Materials and the promotional and marketing materials and strategies shall all comply with Applicable Laws;
(7)	The Proprietary Materials Company licenses to Bank pursuant to Section 13, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Company has the right to grant the license set forth in Section 13 below; and
(8)	Company shall comply with Title V of the Gramm-Leach-Bliley Act and the implementing regulations of the FDIC, including but not limited to applicable limits on the use, disclosure, storage, safeguarding and destruction of Applicant information, and shall maintain data security and disaster recovery protections that at the least are consistent with industry standards for the consumer lending industry.

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(c)	Company hereby represents and warrants to Bank as of each Funding Date that:
(1)	For each Loan Account and each disbursement of Loan Proceeds: (i) to the best of Company’s knowledge, all information in the related Application is true and correct; (ii) the Loan Account is fully enforceable and all required disclosures to Borrowers have been delivered in compliance with Applicable Laws; (iii) the Loan Account Agreement and all other Loan Account documents are genuine and legally binding and enforceable, conform to the requirements of the Program and were prepared in conformity with the Program Compliance Manual; (iv) all necessary approvals required to be obtained by Company have been obtained; and (v) nothing exists as to the Company or its business that would prohibit the purchase of the Loan Accounts by Company from Bank;
(2)	Each Borrower listed on a Funding Statement is eligible for a Loan Account under the Credit Policy, as in effect from time to time; and each Borrower has submitted an electronically executed Application; and
(3)	The information on each Funding Statement is true and correct in all respects.
(d)	The representations and warranties of Bank and Company contained in this Section 8, except those representations and warranties contained in subsections 8(a)(4) and 8(b)(4), are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsections 8(a)(4) and 8(b)(4) is instituted or threatened against either Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).
9.	Other Relationships with Borrowers.
(a)	Separate from the obligation to market Loan Accounts offered by Bank, and subject to the Program privacy policy and Applicable Laws, Company shall have the right, at its own expense, to solicit Applicants and/or Borrowers with offerings of any goods and services from Company and parties other than Bank, provided, however, that in the event that Company uses Bank’s name and/or Proprietary Materials in connection with such offerings, Company shall obtain Bank’s prior approval for such use.
(b)	Except as necessary to carry out its rights and responsibilities under this Agreement and the Loan Sale Agreement, Bank shall not use Applicant and/or Borrower information and shall not provide or disclose any Applicant and/or Borrower information to any Person, except to the extent required to do so under Applicable Laws or legal process.
(c)	Notwithstanding subsection 9(b), (i) Bank may make solicitations for goods and services to the public, which may include one or more Applicants or Borrowers; provided that Bank does not (A) target such solicitations to specific Applicants and/or Borrowers, (B) use or permit a third party to use any list of Applicants and/or Borrowers in connection with such solicitations or (C) refer to or otherwise use the name of Company; and (ii) Bank shall not be obligated to redact the names of Applicants and/or Borrowers from marketing lists acquired from third parties (e.g., subscription lists) that Bank uses for solicitations.
(d)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

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10.	Indemnification.
(a)	Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Laws or a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings under the Program Documents). Notwithstanding the foregoing, Company shall not be obligated to indemnify any Indemnified Parties to the extent that the Losses arise from the gross negligence or willful misconduct of Bank, or its officers, directors, employees or agents (other than Company and its agents).
(b)	To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify Company, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Company is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the claim and, if known, the amount or an estimate of the amount of the Loss; provided, that failure to promptly give such notice shall only limit the liability of Company to the extent of the actual prejudice, if any, suffered by Company as a result of such failure. The Indemnified Party shall provide to Company as promptly as practicable thereafter information and documentation reasonably requested by Company to defend against the Indemnifiable Claim.
(c)	Company shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party in writing of Company’s election to assume the defense of the Indemnifiable Claim and, through counsel of the Company’s own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with Company in connection therewith if such cooperation is so requested and the request is reasonable; provided that Company shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon written notice to Company (the “Assumption Notice”), to assume the defense of the Indemnifiable Claim at the cost of and with the cooperation of Company. If the Company assumes responsibility for the settlement or defense of any such claim, (i) Company shall permit the Indemnified Party to participate at the Indemnified Party’s expense (for which no claim of Losses shall be made) in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both Company and the Indemnified Party are defendants in the proceeding and the Indemnified Party has reasonably determined and notified Company that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the reasonable fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by Company; and (ii) Company shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.
(d)	If the Company does not notify the Indemnified Party in writing within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if Company fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim before a Regulatory Authority as permitted by Section 10(c), then, in each case, the Indemnified Party shall have the right, upon reasonable written notice to the Company, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify Company in writing prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.

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(e)	All amounts due under this Section 10 shall be payable not later than ten (10) days after receipt of the written demand therefor.
(f)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.
11.	Term and Termination.
(a)	This Agreement shall have an initial term beginning on the Effective Date and ending thirty-six (36) months thereafter (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)	This Agreement shall terminate immediately upon the expiration or earlier termination of the Loan Sale Agreement.
(c)	Bank shall have the right to terminate this Agreement immediately upon written notice to Company if:
(1)	based upon the opinion of counsel, Bank’s continued participation in the Program would be in violation of Applicable Law or has been prohibited pursuant to an order or other action, including any letter or directive of any kind, by a Regulatory Authority;
(2)	a Regulatory Authority with jurisdiction over Bank has provided, formally or informally, concerns about the Program and Bank determines, in its sole discretion, and based upon the opinion of counsel, that its rights and remedies under this Agreement are not sufficient to protect Bank fully against the potential consequences of such concerns;
(3)	a fine or penalty has been assessed against Bank by a Regulatory Authority in connection with the Program, including as a result of a consent order or stipulated judgment; or
(4)	Company defaults on its obligation to make a payment to Bank as provided in Section 2 of the Loan Sale Agreement and fails to cure such default within one (1) Business Day of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Schedule 2 of the Loan Sale Agreement more than once in any three (3) month period; or (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Schedule 31 of the Loan Sale Agreement.

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(d)	A Party shall have a right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
(1)	any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
(2)	the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;
(3)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect; or
(5)	there is a materially adverse change in the financial condition of the other Party.
(e)	Upon termination of the Agreement by Company pursuant to Section 11(d), at the written request of Company, Bank shall continue to operate the Program for up to one hundred and eighty (180) days following receipt of Company’s written notice of termination, so long as both Parties continue to perform their respective obligations under the Program during the period contemplated in this Section 11(e). At the conclusion of such period, Company shall purchase all Loan Accounts established by Bank through such date that have not already been purchased by Company.
(f)	Except as provided in Section 11(e), Bank shall not be obligated to approve Applications or establish new Loan Accounts after termination of this Agreement.
(g)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.

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(h)	Except as provided in Section 11(e), upon termination of this Agreement, Company shall purchase all Loan Accounts established by Bank prior to and on the date of termination that have not already been purchased by Company.
(i)	Bank’s obligation to operate the Program and establish Loan Accounts subsequent to a notice of termination or termination of this Agreement shall in all cases be subject to Applicable Law and/or regulatory requirements.
(j)	Company’s failure to obtain the approval of Bank as required by Sections 2, 4 or 31, and Company’s failure to provide any notice required by Section 33, shall each constitute a material breach of this Agreement. In addition to any other remedies permitted by Applicable Law or this Agreement and without limiting Bank’s rights under Section 10, Bank may also invoice Company for, and Company agrees to pay, liquidated damages in the amount of (i) [***] for the first such failure of Company to obtain approval or provide notice, or (ii) [***] for each subsequent failure of Company to obtain approval or provide notice. The Parties agree that it would be difficult to determine the precise damages to Bank in the event of such a breach by Company, and the Parties have therefore agreed on the foregoing liquidated damages as a reasonable approximation of the damages to Bank in the event of such a breach.
(k)	Bank may terminate this Agreement immediately upon written notice to Company if Bank incurs any Loss that would have been subject to indemnification under Section 10(a) but for the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification.
(l)	In addition to any other rights or remedies available to the Bank under this Agreement or by law, Bank shall have the right to suspend performance of its obligations under this Agreement, including, but not limited to, Bank’s payments of the Funding Amounts due to Company (as required under Section 7 of this Agreement) during the period commencing with the occurrence of any monetary default by Company, including but not limited to the failure to purchase any Loan Accounts under the Loan Sale Agreement, and ending when such condition has been cured. Notwithstanding such suspension right, Bank may terminate this Agreement as provided in Section 11(c).
(m)	The terms of this Section 11 shall survive the expiration or earlier termination of this Agreement.

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12.	Confidentiality.
(a)	Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority or (iii) to any other third party as mutually agreed by the Parties.
(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;
(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
(c)	Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.
(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.
(e)	The terms of this Section 12 shall survive the expiration or earlier termination of this Agreement.

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13.	Proprietary Material. Each Party (“Licensing Party”) hereby provides the other Party (“Licensee”) with a non-exclusive right and license to use and reproduce the Licensing Party’s name, logo, registered trademarks and service marks (“Proprietary Material”) on the Applications, Loan Account Agreements, marketing materials, and otherwise in connection with the fulfillment of Licensee’s obligations under this Agreement; provided, however, that (i) the Licensee shall at all times comply with written instructions provided by the Licensing Party regarding the use of the Licensing Party’s Proprietary Material, and (ii) Licensee acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in the Licensing Party’s Proprietary Material. Upon termination of this Agreement, Licensee will cease using Licensing Party’s Proprietary Material.
14.	Relationship of Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Company.
15.	Expenses.
(a)	Except as set forth herein, each Party shall bear the costs and expenses of performing its obligations under this Agreement.
(b)	Company shall pay all wire transfer and ACH costs for transfers by Bank under the Program. Company shall reimburse Bank for all reasonable third party fees incurred by Bank in connection with the performance of this Agreement.
(c)	Company shall pay all costs of obtaining credit reports and delivering adverse action notices.
(d)	Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.
(e)	Company shall be responsible for (i) all of Bank’s reasonable out-of-pocket legal fees directly related to the Program, including Bank’s attorneys’ fees and expenses in connection with the preparation, negotiation, execution, and delivery of the Program Documents; any amendment, modification, administration, collection and enforcement of the Program Documents; any modification of the Consumer Finance Materials or other documents or disclosures related to the Program; or any dispute or litigation arising out of or related to the Program; and (ii) all of Bank’s reasonable out-of-pocket costs and expenses for any other third-party professional services related to the Program, including the services of any third-party compliance specialists in connection with Bank’s preparation of policies and procedures and Bank’s review of the Program. To the extent that such fees are expected to exceed [***] ($***) in a calendar quarter, Bank will provide email notification to the extent reasonably practicable. Company shall also pay for an annual compliance audit of the Program, and such other audits as may be requested by Bank from time to time in its reasonable discretion, in each case to be conducted by a third-party audit firm that is selected by and reports to Bank. Bank shall invoice Company for such fees. Company shall pay such invoice within thirty (30) days of receipt of such invoice.
(f)	Company shall reimburse Bank for all reasonable costs associated with Bank’s assignment to Company of Loan Accounts pursuant to Section 11.
(g)	All fees payable pursuant to this Section 15 may be paid by wire, ACH, or check, as determined by the Company, but shall be paid pursuant to the terms of the Bank’s invoice. Bank may assess a service charge of 1.5% per month on any amounts due under this Agreement that are thirty (30) days past due.

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16.	Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authority’s inquiries and requests relating to the Program.
17.	Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of periodic on site reviews of Company’s financial condition, operations and internal controls. Company shall store all documentation and electronic data related to its performance under this Agreement and shall make such documentation and data available during any inspection by Bank or its designee. With such frequency and in such manner as mutually agreed by the Parties, Company shall report to Bank regarding the performance of its obligations.
18.	Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER. The terms of this Section 18 shall survive the expiration or earlier termination of this Agreement.
19.	Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
20.	Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement. Company may use subcontractors in the performance of its obligations under this Agreement, subject to Bank’s prior written approval of each such subcontractor. A list of approved subcontractors is attached in the form of Exhibit G hereto. Company agrees to be fully responsible for the acts and omissions of all subcontractors, including the subcontractors’ compliance with the terms of this Agreement and all Applicable Laws. Upon request by Bank, Company shall terminate or suspend a subcontractor.
21.	Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.

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22.	Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) business days after the date of mailing to the other Party, if mailed first-class postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:

To Bank:	WebBank Attn: Senior Vice President — Strategic Partners 6440 S. Wasatch Blvd., Suite 300 Salt Lake City, UT 84121 Tel. 908-251-5798 Fax: 801-993-5015 Email: strategicpartnerships@webbank.com

With a copy to:	WebBank Attn: Compliance Officer 6440 S. Wasatch Blvd., Suite 300 Salt Lake City, UT 84121 Tel. 801-993-5008 Fax: 801-993-5015 Email: complainceofficer@webbank.com

To Company:	LendingClub Corporation
370 Convention Way
Redwood City, CA 94063
Attn: Renaud Laplanche, Chief Executive Officer
E-mail Address: rlaplanche@lendingclub.com
Telephone: (650) 482-5231
Facsimile: (650) 482-5206

With copies to:	LendingClub Corporation
370 Convention Way
Redwood City, CA 94063
Attn: General Counsel and John Donovan
E-mail Address: jaltieri@lendingclub.com
jdonovan@lendingclub.com
Telephone: (650) 482-5232
Facsimile: (650) 482-5206
23.	Amendment and Waiver. This Agreement may be amended only by a written instrument signed by each of the Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
24.	Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

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25.	Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
26.	Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
27.	Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 11 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) Business Days’ prior written notice to the other Party. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party advance written notice, if any event described in subsections 27(a), (b) or (c) above occurs.
28.	Force Majeure. If any Party is unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. To the extent that the Party not affected by a Force Majeure Event is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the Party so affected has not been performed, the Party not affected by a Force Majeure Event also is excused from such performance during such period. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefore. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.

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29.	Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 29 shall survive the expiration or earlier termination of this Agreement.
30.	Insurance. Company agrees to maintain insurance coverage on the terms and conditions specified in Exhibit H at all times during the term of this Agreement and to notify Bank promptly of any cancellation or lapse of any such insurance coverage.
31.	Compliance with Applicable Laws; Program Compliance Manual. Company shall comply with Applicable Laws, the Bank Secrecy Act Policy and the Program Compliance Manual in its performance of this Agreement, including Loan Account solicitation, Application processing and preparation of Loan Account Agreements and other Loan Account documents. The Program Compliance Manual shall not be changed without the prior written consent of both Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Bank may change the Program Compliance Manual upon written notice provided to Company but without Company’s prior written consent, to the extent that such change is required by Applicable Laws, or to the extent that Bank determines such change is necessitated by safety and soundness concerns. A copy of the Program Compliance Manual is attached hereto as Exhibit I. Without limiting the foregoing, Company shall:
(a)	apply to all Applicants customer identification procedures that comply with Section 326 of the USA PATRIOT Act of 2001 (“Patriot Act”) and the implementing regulations applicable to Bank (31 C.F.R. § 103.121);
(b)	retain for five (5) years after a Loan Account is purchased from Bank, and deliver to Bank upon request: (i) the Applicant’s name, address, social security number, and date of birth obtained pursuant to such customer identification procedures; (ii) a description of the methods and the results of any measures undertaken to verify the identity of the Applicant; and (iii) a description of the resolution of any substantive discrepancy discovered when verifying the identifying information obtained;
(c)	screen all Applicants against the Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons, and reject any Applicant whose name and other identifiable data matches a name and such other data on such list and notify Bank thereof;
(d)	monitor, identify and report to Bank any suspicious activity that meets the thresholds for submitting a Suspicious Activity Report under the Bank Secrecy Act and the implementing regulations applicable to Bank (31 C.F.R. § 103.18);
(e)	maintain an anti-money laundering program as to Borrowers to assist Bank in its compliance with Section 352 of the Patriot Act and the implementing regulations applicable to Bank (31 C.F.R. § 103.120);
(f)	in addition to the information retained pursuant to subsection (b) above, retain the account number identifying a Borrower’s Loan Account for at least one (1) year after purchasing the Borrower’s Loan Account from Bank;

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(g)	upon receipt of a government information request forwarded by Bank to Company, (i) compare the names, addresses, and social security numbers on such government list provided by Bank with the names, addresses, and social security numbers of Borrowers for all Loan Accounts purchased from Bank within the prior twelve (12) months, and (ii) within five (5) Business Days of receipt of such an information request, deliver to Bank a certification of completion of such a records search, which shall indicate whether Company located a name, address, or social security number match and, if so, provide for any such match: the name of the Borrower, the account number identifying the Borrower’s Loan Account, and the Borrower’s social security number, date of birth, address, or other similar identifying information provided by the Borrower, to assist Bank in its compliance with Section 314(a) of the Patriot Act and the implementing regulations applicable to Bank (31 C.F.R. § 103.100);
(h)	provide to Bank electronic copies of the information retained pursuant to subsections (b) and (g) above as mutually agreed to by the Parties, no later than within five (5) days following receipt of the request, or within a shorter period of time if required by a Regulatory Authority or Applicable Law;
(i)	(i) maintain policies and procedures (“Red Flags Policy”) to (1) detect relevant red flags that may arise in the performance of Company’s obligations, (2) take appropriate steps to address such red flags and to prevent and mitigate the effect of identity theft, (3) report to Bank on such policies and procedures on a regular basis, and (4) otherwise assist Bank in complying with the provisions of § 605A of the Fair Credit Reporting Act, 15 U.S.C. § 1681c-1, and applicable implementing regulations; (ii) identify a program administrator responsible for the Red Flags Policy; (iii) conduct annual training regarding the Red Flags Policy; and (iv) provide a written report regarding the Red Flags Policy no less frequently than annually, by the date designated by the Bank, which report shall (1) address material matters related to the program, (2) evaluate issues such as the effectiveness of the Red Flags Policy in addressing the risk of identity theft in connection with the opening of covered accounts and with respect to existing covered accounts, (3) identify service provider arrangements, (4) identify significant incidents involving identity theft and management’s response, and (5) provide recommendations for material changes to the Red Flags Policy; and
Company will provide to Bank a certification letter, each quarter, that it is complying with its obligations under this section. Bank will comply with any reporting requirements of the Utah Department of Financial Institutions or the FDIC applicable to Bank’s performance of this Agreement. The terms of subsections (b), (f) and (g) of this section 31 shall survive the expiration or earlier termination of this Agreement until termination by their respective terms (if any).
32.	Prohibition on Tie-In Fees. Company shall not directly or indirectly impose or collect any fees, charges or remuneration relating to the processing or approval of an Application, the establishment of a Loan Account, or the disbursement of Loan Proceeds, unless such fee, charge or remuneration is set forth in the Consumer Finance Materials or approved by Bank.

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33.	Notice of Consumer Complaints and Regulatory Inquiries. Company shall notify Bank if it becomes aware of any investigations or proceedings by any state attorney general, Regulatory Authority, or the Better Business Bureau or similar organization, or of any customer complaint that is directed or referred to any state attorney general, Regulatory Authority, or the Better Business Bureau or similar organization, relating to any aspect of the Program within five (5) days of becoming aware of such investigation or proceeding or complaint, and Company shall provide Bank with all documentation relating thereto, subject to any legal prohibitions on disclosure of such investigation or proceeding. In addition, Company shall provide Bank with periodic reporting, in a form and on a schedule mutually agreed upon by the Parties, summarizing customer complaints received by Company and the resolution thereof by Company. Company shall cooperate in good faith and provide such assistance, at Bank’s request, to permit Bank to promptly resolve or address any investigation, proceeding, or complaint.
34.	Headings. Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.
35.	Privacy Law Compliance. Subject to Applicable Laws, Bank and Company shall comply with the privacy policy agreed upon by both Parties with respect to Applicants and Borrowers.
36.	Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
37.	Referrals. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.
38.	Financial Statements. (a) Within ninety (90) days following the end of Company’s fiscal year, Company shall deliver to Bank a copy of Company’s audited financial statements prepared by an independent certified public accountant, and (b) within forty-five (45) days following the end of each of Company’s fiscal quarters (other than year-end), Company shall deliver to Bank a copy of Company’s unaudited financial statements, in each case as of the year or quarter then ended and prepared in accordance with generally accepted accounting principles; provided that, as long as Company is required to file periodic reports under the Securities Exchange Act of 1934, such filings shall satisfy the financial statement delivery requirements set forth above. Company shall also deliver such additional unaudited financial statements and other information as Bank may request from time to time, within a reasonable period of time following such request.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WEBBANK

By:	/s/ Kelly Barnett Name:
Title: Acting President

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanch Name:
Title: CEO

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Schedule 1
I. Definitions
(a)	“ACH” means the Automated Clearinghouse.
(b)	“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.
(c)	“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program including the Loan Accounts, the Program promotional and marketing materials and the Consumer Finance Materials, and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.
(d)	“Applicant” means an individual who is a consumer who requests a Loan Account from Bank.
(e)	“Application” means any request from an Applicant for a Loan Account in the form required by Bank.

(f)	“Assumption Notice” shall have the meaning set forth in Section 10(c).
(g)	“Bank” shall have the meaning set forth in the introductory paragraph of this Agreement.
(h)	“Bank Secrecy Act Policy” shall have the meaning set forth in Section 5(a).
(i)	“Borrower” means an Applicant or other Person for whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.
(j)	“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

(k)	“Claim Notice” shall have the meaning set forth in Section 10(c).
(l)	“Collateral Account” shall have the meaning set forth in Section 32(a) of the Loan Sale Agreement.
(m)	“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives.
(n)	“Consumer Finance Materials” shall have the meaning set forth in Section 4.

(o)	“Consumer Origination Fee” means the fee charged by Company to Borrowers and deducted from the Loan Proceeds disbursed by Bank to Borrowers, as disclosed to Borrowers in the Consumer Finance Materials.
(p)	“Credit Policy” means the minimum requirements of income, residency, employment history, credit history, and/or other such considerations that Bank uses to approve or deny an Application and to establish a Loan Account.
(q)	“Disclosing Party” shall have the meaning set forth in Section 12(b)(2).
(r)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
(s)	“Existing Program Agreement” shall have the meaning set forth in the recitals.

(t)	“Force Majeure Event” shall have the meaning set forth in Section 28.
(u)	“Funding Account” means an account owned by Bank and held at the Funding Institution against which wire transfers or ACH transfers are settled for the payment of Loan Proceeds to Borrowers and Origination Fees to Company.
(v)	“Funding Amount” means the aggregate amount of (i) all Loan Proceeds to be disbursed by Bank to Borrowers on each Funding Date, and (ii) all Consumer Origination Fees to be paid by Bank to Company on each Funding Date, as the same are listed on a Funding Statement.
(w)	“Funding Date” means the Business Day on which any pending Applications are approved.
(x)	“Funding Institution” means the depository institution at which the Funding Account is established, which may be changed by Bank upon reasonable advance notice to Company.
(y)	“Funding Statement” means the statement prepared by Company in the form of Exhibit E on a Business Day that contains (i) a list of all Applicants who meet the eligibility criteria set forth in the Credit Policy, for whom Bank is requested to establish Loan Accounts; and (ii) the computation of the Loan Proceeds and all information necessary for the transfer of Loan Proceeds from the Funding Account to the accounts designated by the corresponding Borrowers, including depository institution names, routing numbers and account numbers; (iii) the computation of the Consumer Origination Fees owed to Company; and (iv) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.
(z)	“Indemnifiable Claim” shall have the meaning set forth in Section 10(b).
(aa)	“Indemnified Parties” shall have the meaning set forth in Section 10(a).
(bb)	“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

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(cc)	“Licensee” shall have the meaning set forth in Section 13.

(dd)	“Licensing Party” shall have the meaning set forth in Section 13.
(ee)	“Loan Account” means a consumer installment loan account established by Bank pursuant to the Program.
(ff)	“Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Laws.
(gg)	“Loan Sale Agreement” means that Amended and Restated Loan Sale Agreement, dated as of even date herewith, between Bank and Company, pursuant to which Bank agrees to sell to Company, and Company agrees to purchase from Bank, the Loan Accounts.
(hh)	“Loan Proceeds” means the funds disbursed to a Borrower by Bank pursuant to a Loan Account established by Bank under the Program.
(ii)	“Losses” shall have the meaning set forth in Section 10(a).

(jj)	“Party” means either Company or Bank and “Parties” means Company and Bank.
(kk)	“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.
(ll)	“Program” means the installment loan program pursuant to which Bank will establish Loan Accounts and disburse Loan Proceeds to Borrowers pursuant to the terms of this Agreement, initially as described in Exhibit A attached hereto.
(mm)	“Program Compliance Manual” means the policies and procedures for the implementation of the Program by Company, including the policies and procedures regarding the (i) solicitation and receipt of Applications, (ii) underwriting of Loan Accounts, (iii) processing of Applications, (iv) requirements of the USA PATRIOT Act Customer Identification Program, and (iv) initial and periodic Office of Foreign Assets Control screenings.
(nn)	“Program Documents” means this Agreement and the Loan Sale Agreement.

(oo)	“Proprietary Material” shall have the meaning set forth in Section 13.
(pp)	“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.

(qq)	“Restricted Party” shall have the meaning set forth in Section 12(a).

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II. Construction
As used in this Agreement:
(a)	All references to the masculine gender shall include the feminine gender (and vice versa);
(b)	All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;
(c)	References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;
(d)	References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;
(e)	Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;

(f)	All references to “quarter” shall be deemed to mean calendar quarter; and
(g)	The fact that Bank or Company has provided approval or consent shall not mean or otherwise be construed to mean that: (i) either Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) either Party agrees that the item or information for which the other Party seeks approval or consent complies with any Applicable Laws; (iii) either Party has assumed the other Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including indemnification rights for Company’s failure to comply with all Applicable Laws.

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Exhibit A
The Program

Exhibit B
Credit Policy

Exhibit C
Form of Application

Exhibit D
Loan Account Documentation

Exhibit E
Bank Secrecy Act Policy

Exhibit F
Sample Funding Statement

Exhibit G
Third-Party Service Contractors

Third-Party Service Contractor	Service Provided

Exhibit H
Insurance Requirements
(a) From the Effective Date and until termination of this Agreement, Company will maintain insurance of the following kinds and amounts, or in amounts required by Applicable Laws, whichever is greater.
(i) A blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers and employees acting in any capacity with regard to handling funds, money, or documents. The fidelity bond and errors and omissions insurance shall be in a form reasonably acceptable to Bank and shall protect and insure against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. No provision of this paragraph requiring the fidelity bond and errors and omissions insurance shall diminish or relieve Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least $1,000,000, with the exception of $500,000 minimum coverage for forgery.
(ii) Commercial general liability insurance written on an occurrence basis against claims on account of bodily injury, death or property damage. Such insurance shall have a combined single limit of not less than $1,000,000 per occurrence and $1,000,000 annual aggregate for bodily injury, death and property damage.
(iii) Worker’s Compensation and employers’ liability insurance affording (A) protection under the Worker’s Compensation Law containing an all states endorsement and (B) Employers’ Liability Protection subject to a limit of not less than $500,000.
(iv) Upon reasonable request by Bank, such other insurance as may be maintained by Persons engaged in the same or similar business and similarly situated.
(b) Insurance policies required to be maintained hereunder shall be procured from insurance companies reasonably acceptable to Bank. Liability insurance limits may be provided through any combination of primary and/or excess insurance policies. If requested by Bank, Company shall cause to be delivered to Bank annually a certified true copy of each fidelity bond and insurance policy required under this Agreement.

Exhibit I
Program Compliance Manual

Exhibit 10.27
BACKUP AND SUCCESSOR SERVICING AGREEMENT

DATE:	September 15, 2008	(“Effective Date”)

BETWEEN:	Portfolio Financial Servicing Company	(“PFSC”)
2121 S.W. Broadway, Suite 200
Portland, OR 97201

AND:	Lendingclub Corporation	(“Client”)
440 North Wolfe Road
Sunnyvale, CA 94085
Whereas, Client provides financial products and services for certain accounts, including the servicing of borrower member loan accounts and the remittance of payments due on other obligations associated with such borrower member loan accounts to Client lender member payment accounts (Client’s borrower member loan accounts and lender member payment accounts, collectively, the “Client Portfolio”);
Whereas, PFSC is engaged in the business of primary and back-up servicing of leases and loans as well as providing technology and other consulting services;
Whereas, Client wishes to engage PFSC to provide back-up servicing for the Client Portfolio under the terms and conditions in this Servicing Agreement (“Agreement”).
NOW, THEREFORE, in consideration of the parties’ mutual promises and for other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Services.
1.1 Services Provided. PFSC shall provide all services reasonably necessary to service the Client Portfolio, including without limitation those services set forth on Schedule 1 (collectively, the “Services”).
1.1.1 Preparation. To the extent not already completed as of the Effective Date, PFSC shall promptly commence the Services listed on Schedule 1 relating to preparing to service the Client Portfolio and shall complete all such preparations within Sixty (60) days after the Effective Date.
1.1.2 Standby. Following the completion of the preparations to service the Client Portfolio, PFSC shall remain in readiness to service the Client Portfolio throughout the Term of this Agreement.

1.1.3 Successor Servicing. With five (5) business days prior written notice from Client or Client’s designated indenture trustee, PFSC shall service the Client Portfolio.
1.2 Standard of Care. In providing the Services, PFSC shall use a standard of care and diligence reasonable in the consumer loan servicing industry.
1.3 Exclusions from Services. PFSC shall have no obligation to originate, underwrite, book or service new loans once it is designated the successor servicer, nor extend credit to any Client borrower member or to Client in performance of its obligations under this Agreement. PFSC acknowledges that it is the intent of the parties that this Agreement not be deemed a “financial accommodation” for purposes of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.
2. Compensation.
2.1 Fees. PFSC shall receive the amounts listed in Schedule 2 in exchange for the Services. PFSC shall be responsible for all bank, clearing house, or any other third party fees, costs or expenses arising from or relating to the provision of the Services.
2.2 Costs. PFSC shall have no obligation to pay or advance on behalf of Client any third-party costs and expenses incurred out of the ordinary course in providing the Services, but Client may request that PFSC advance such extraordinary third-party costs and expenses. If in the exercise of PFSC’s sole discretion PFSC elects to pay such extraordinary third-party costs and expenses on behalf of Client, Client shall reimburse PFSC for all reasonable third-party costs and expenses incurred or otherwise advanced by PFSC as a direct result of providing the Services.
2.3 Invoices. PFSC’s invoices for the fees listed in Schedule 2 and third-party costs and expenses incurred by PFSC under this Agreement shall be due from Client within fifteen (15) calendar days of invoice receipt (whether paper or electronic), and in readily collectible U.S. Dollars. Upon request, PFSC will provide to Client copies of documents showing that third-party costs and expenses invoiced have been incurred by PFSC.
2.4 Late Charge. If Client fails to pay any amounts owed by Client when due, Client shall pay to PFSC a late charge equal to the greater of one and one-half percent (1.5%) per month (or the daily prorated amount thereof) on any past-due amounts, or $150.00.
3. Software Development and License.
3.1 Development. Client will develop and deliver to PFSC in object code form only a software program with the functionality and reliability that allows PFSC to perform certain of the successor servicer services identified in Schedule 1 (the “Licensed Software”) no later than sixty (60) days after the Effective Date.
3.2 License. Effective upon delivery of the Licensed Software to PFSC, Client grants PFSC during the Term a royalty-free, irrevocable, non-transferable (by operation of law or otherwise), non-sublicenseable, non-exclusive, license to use the Licensed Software in the United States solely in connection with providing the Services for the Client Portfolio.

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3.3 No Other Rights. Nothing contained in this Agreement shall be construed as conferring any rights with respect to the Licensed Software or any other software, technology or intellectual property of Client by implication, estoppel or otherwise. All rights not expressly granted above or otherwise in this Agreement are reserved by Client. Subject to the license rights granted in this Agreement, Client retains all right, title, and interest it holds in and to all of its intellectual property.
3.4 DISCLAIMER OF WARRANTIES. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN SCHEDULE 3, THE LICENSED SOFTWARE IS LICENSED TO PFSC “AS IS” AND WITHOUT WARRANTY OF ANY KIND. CLIENT DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.
4. Agent and Power of Attorney. Client hereby appoints PFSC as Client’s agent to execute, file, prepare, or record documents and otherwise perform on Client’s behalf all actions reasonably necessary for PFSC to perform the Services. Client hereby appoints PFSC as Client’s attorney-in-fact to act in the name of Client to perform the Services, if PFSC commences the servicing of the Client Portfolio. Without limiting the generality of the foregoing, Client’s agency and attorney-in-fact appointment authorizes PFSC to execute UCC documents, vehicle title or registration documents, or bills of sale or prepare or file any other document PFSC deems necessary or desirable to perform the Services. Upon PFSC’s request, Client shall execute and deliver to PFSC a revocable and limited power of attorney to further authorize PFSC to perform the Services.
5. Term of Agreement.
5.1 Initial Term and Renewals. This Agreement shall commence on the Effective Date and continue for a period of three (3) years after the Effective Date (the “Initial Term”). This Agreement shall automatically renew for consecutive one (1) year periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either party provides written notice of that party’s intent not to renew at least one hundred twenty (120) calendar days prior to expiration of the Initial Term or any Renewal Term.
5.2 Early Termination.
5.2.1 Early Termination by Client for Cause. Client may terminate this Agreement for cause by giving at least thirty (30) calendar days’ written notice to PFSC, upon the occurrence of any of the following:
(a) PFSC commits a material breach of this Agreement, which breach is not cured within ten (10) business days of written notice from Client; or
(b) Any gross negligence or willful misconduct of PFSC.

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5.2.2 Early Termination by PFSC for Cause. PFSC may terminate this Agreement for cause by giving at least thirty (30) calendar days’ written notice to Client, upon the occurrence of any of the following:
(a) Client commits a material breach of this Agreement, which breach is not cured within ten (10) business days of written notice from PFSC; or
(b) Any gross negligence or willful misconduct of Client.
(c) PFSC determines that the performance of its duties hereunder is no longer permissible under any laws, rules, or regulations applicable to it or if termination of the Services is required by governmental or regulatory authorities.
5.2.3 Early Termination by Client for Convenience. In addition to Client’s rights not to renew this Agreement under Section 5.1, Client may terminate this Agreement for convenience by:
(a) Providing PFSC with one hundred twenty (120) calendar days’ prior written notice (the “Early Termination Notice”) of its intention to terminate the Agreement prior to its stated Initial Term or any Renewal Term; and
(b) Paying to PFSC a fee equal to (i) the sum of all invoices for Services billed by PFSC to Client for the preceding four (4) month period immediately prior to delivery of the Early Termination Notice (the “Early Termination Fee”). If the Early Termination Notice is given within four (4) months of the date on which this Agreement would otherwise expire, the Early Termination Fee shall be pro-rated for the time remaining until this Agreement would otherwise expire. The Early Termination Fee is due and payable at such time as the Early Termination Notice is delivered to PFSC, and the notice period shall not commence until such Early Termination Fee has been received by PFSC in readily collectible U.S. Dollars.
5.2.4 Early Termination by PFSC for Convenience. PFSC shall not terminate this Agreement for convenience.
6. Termination and Expiration.
6.1 Return of Confidential Information. Within fifteen (15) days after termination or expiration of this Agreement for any reason, including the expiration of the Initial Term or of any Renewal Term, and upon Client’s payment to PFSC of any and all amounts due under this Agreement, PFSC shall return to Client or destroy (and certify as to the destruction thereof, without retaining any copies) all originals and duplicates of any Confidential Information, as defined in Section 16.1, in any form or medium. Upon request by Client, PFSC shall promptly send such materials as Client may specify in the manner and format reasonably requested by Client to Client and to any third party designated by Client.

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6.2 Payment upon Termination. Prior to PFSC’s delivery of final Client Portfolio data, Client shall prepay to PFSC the expected fees of the Services and all expenses for the final month that PFSC provides the Services. Client shall also pay PFSC for all out-of-pocket costs and expenses incurred by PFSC in connection with the transfer of Client’s files, books, and records and of servicing of the Client Portfolio, including those costs and expenses incurred after termination and expiration. Without limiting the generality of the foregoing, Client shall pay PFSC’s hourly rate of $150.00 per hour for any programming or IT support and $105.00 per hour for all other administrative support services requested by Client in connection with Client’s request for the return of documents or files and transition assistance in connection with the transfer of Client’s files, books, and records and of servicing of the Client Portfolio. Within thirty (30) calendar days after the termination date, PFSC shall provide Client with a final accounting of fees and expenses and shall either invoice Client for any remaining charges or refund the necessary amount to the Client, as appropriate.
7. Representations and Warranties of PFSC. PFSC represents and warrants the following:
7.1 Business Entity; Authority. PFSC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is authorized to conduct business in the State of Oregon and has obtained all necessary licenses and approvals in all jurisdictions where failure to be so qualified and in good standing would have a material adverse effect on PFSC’s business and operations or its ability to provide the Services contemplated by this Agreement.
7.2 Authorization; Binding Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action by PFSC. This Agreement has been duly and validly executed and delivered on behalf of PFSC and is binding upon and enforceable against PFSC in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by equitable principles including specific performance and injunctive relief (whether sought in a proceeding in equity or at law).
7.3 No Adverse Consequences. The execution and delivery of this Agreement by PFSC, the consummation of the transactions contemplated hereby, and the provision of the Services will not (i) violate any applicable law, judgment, order, decree, regulation, or ruling of any governmental authority or violate any provision of the Articles of Incorporation of PFSC, or (ii) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in the breach of the terms, conditions, or provisions of or constitute a default under any agreement, instrument, license, or permit to which PFSC is a party or by which it is bound.
7.4 FCPA. PFSC is aware of and familiar with the provisions of the Foreign Corrupt Practices Act of 1977, as amended, (“FCPA”) and will act in compliance with and take no action and make no payment in violation of or which might cause it or Client and each of their respective directors, officers, employees, or agents to be in violation of the FCPA.

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7.5 No Ownership Interest by PFSC. PFSC does not have any ownership or other interest in the underlying assets, payment streams, equipment, legal documents, or other tangible or intangible assets of the Client Portfolio. All materials delivered by Client to PFSC in connection with the Services shall be the property of Client, and Client shall have good and clear title to all such materials.
7.6 Preservation of Security Interests. PFSC will defend the Client Portfolio against all persons, claims, and demands whatsoever. PFSC shall not assign, sell, pledge, or exchange, or in any way encumber or otherwise dispose of the Client Portfolio, except as permitted under this Agreement and only with permission of Client.
7.7 Obligations with Respect to Loans. PFSC shall use commercially reasonable efforts to duly fulfill and comply with all obligations on the part of Client or its assigns in connection with each loan or note that comprises the Client Portfolio.
8. Representations and Warranties of Client. Client represents and warrants the following:
8.1 Business Entity; Authority. Client is a duly organized, validly existing corporation or limited liability company and in good standing under the laws of the state of its organization and has obtained all necessary licenses and approvals in all jurisdictions where failure to be so qualified and in good standing would have a material adverse effect on Client’s business and operations or on PFSC’s ability to provide the Services contemplated by this Agreement.
8.2 Authorization; Binding Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action by Client and its directors and shareholders. This Agreement has been duly and validly executed and delivered on behalf of Client and is binding upon and enforceable against Client in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by equitable principles including specific performance and injunctive relief (whether sought in a proceeding in equity or at law).
8.3 No Adverse Consequences. Neither the execution and delivery of this Agreement by Client nor the consummation of the transactions contemplated hereby will (i) violate any applicable law, judgment, order, decree, regulation, or ruling of any governmental authority or violate any provision of the Articles of Incorporation of Client, or (ii) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in the breach of the terms, conditions, or provisions of or constitute a default under any agreement, instrument, license, or permit to which Client is a party or by which it is bound.
8.4 FCPA. Client is aware of and familiar with the provisions of the FCPA, and will act in compliance with and take no action and make no payment in violation of or which might cause it or PFSC and each of their respective directors, officers, employees, or agents to be in violation of the FCPA.

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9. Compliance with Laws. In connection with the performance of this Agreement and its performance and provision of the Services, PFSC and Client shall comply with all applicable federal, state, and local laws, regulations, and rules (“Applicable Law”). PFSC is solely responsible for (i) monitoring, interpreting and complying with Applicable Law, (ii) determining the particular actions, disclosures, notices, formulas, calculations, and procedures required to ensure the Services are provided in compliance with Applicable Law, (iii) maintaining an ongoing program for compliance with Applicable Law, and (iv) maintaining all necessary state licenses, bonds and business registrations for each state in which the Services are offered or provided. For the avoidance of doubt, if Client is subject to a provision of or an amendment to Applicable Law, compliance with which requires a certain procedure or process be employed by PFSC, PFSC shall duly comply. PFSC shall modify its procedures as necessary to keep them in compliance with any changes to Applicable Law. PFSC shall implement such changes as soon as reasonably practicable.
10. [Reserved]
11. [Reserved]
12. Independent Contractor. PFSC is an independent contractor and shall perform the Services hereunder as such, and not as the agent, employee, or servant of Client. PFSC and Client shall remain fully responsible for their respective employee’s actions, salaries, benefits, taxes, worker’s compensation, unemployment insurance, and any other employee costs or benefits. Nothing in this Agreement shall create a partnership or joint venture between PFSC and Client. Client does not have and shall not acquire any ownership interest or any other rights whatsoever in any of PFSC’s assets, including without limitation PFSC’s computer systems (hardware and software), electronic and written reports or other data, web sites or URLs, telecommunications systems, toll-free phone numbers, policies, procedures, process and flow charts, business practices, trade names, trademarks, depository accounts, post office boxes, or any other tangible or intangible asset of PFSC. Any computer programming, reporting customization, or other business practices, improvements, or work adopted for the benefit of Client shall at all times remain the exclusive property of PFSC, regardless of whether Client compensated PFSC for such practices, improvements, or work.
13. Insurance. PFSC at its sole expense agrees to maintain the following insurance coverage during the Term:
(a) All insurance coverage required by federal, state, or local law and statute, including Worker’s Compensation Insurance; and
(b) Employer’s general liability insurance of $2,000,000 per claim and in the aggregate; and
(c) Errors & Omissions insurance of $2,000,000 per claim and in the aggregate.

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14. Employee Non-Solicitation. During the Term and for a period of eighteen (18) months thereafter, neither party shall directly, or indirectly through the use of third parties, hire or solicit for purposes of employment the other party’s employees.
15. Access to Information.
15.1 Client. Upon giving at least two (2) business days’ written notice, PFSC shall give Client and its counsel, accountants, and other representatives reasonable access, during normal business hours, to all of PFSC’s files, books, and records (including computer records) relating to the Client Portfolio, the Services, and any amounts PFSC charged and collected from Client or deducted from payments made to Client’s lender members.
15.2 Regulatory Agency. Upon a request for information made by a regulatory authority with jurisdiction over a party to either party, the party receiving such request shall promptly inform the other party. Each party shall cooperate fully with the requesting regulatory authority, to the extent permitted by Applicable Law, including (i) making available to the requesting regulatory authority any and all information relating to such Party’s compliance with the regulatory requirements; and (ii) if so requested, allowing the requesting regulatory authority to visit and inspect the facilities of a party for purposes of evaluating compliance with any regulatory requirements.
16. Confidentiality.
16.1 Confidential Information. All information disclosed by a party to the other party in the course of performing under this Agreement or to which a party gains access in connection with this Agreement, including, without limitation, any information concerning the customers, trade secrets, methods, processes, or procedures, or any other confidential, financial, or business information of the other party which it learns during the course of its performance of this Agreement, shall be deemed to be the property of the disclosing party and confidential (such information hereinafter referred to as “Confidential Information”). Confidential Information shall include all information which is disclosed, made available, or as to which access is provided verbally, electronically, visually, or in a written, graphic or machine readable, via computer or electronic media, or other tangible form or otherwise, whether directly or indirectly, whether or not identified as confidential or proprietary, obtained by a recipient or any person on its behalf. Confidential Information shall also include all personal, financial, and account information of Client’s borrower and lender members (“Client Portfolio Information”).
16.2 Treatment of Confidential Information. Confidential Information shall be treated as strictly confidential by the receiving party. Confidential Information may not be used except as necessary to carry out obligations of the receiving party and shall not be disclosed to any third party. Notwithstanding any other provision of this Agreement, Client may file this Agreement with the U.S. Securities and Exchange Commission and any state securities regulator. In addition, this Agreement imposes no obligation upon the parties with respect to Confidential Information which either party can establish by legally sufficient evidence: (a) was

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in the possession of, or was rightfully known by the receiving party without an obligation to maintain its confidentiality prior to receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the receiving party in good faith from a third party having the right to disclose it without an obligation of confidentiality; (d) is independently developed by the receiving party without the participation of individuals who have had access to the Confidential Information; or (e) is required to be disclosed by Applicable Law, provided notice is promptly given to the other party and provided further that diligent efforts are undertaken to limit disclosure. With regard to disclosures under (e), where disclosure is required by law, by a court or administrative body of competent jurisdiction, or by any regulatory body which regulates the conduct of receiving party, or is required in defense of any claims or causes of action asserted against it, provided that, to the extent permitted, receiving party shall: (i) give the other party as much notice as is practicable of any such requirement so that a protective order or other appropriate remedy may be sought; attempt to obtain the other party’s consent to such disclosure; not disclose any more Confidential Information than is reasonably necessary in the circumstances; assist and cooperate in any appropriate action which the other party may decide to take in an effort to limit the nature and scope of any required disclosure of Confidential Information. Notwithstanding the above exceptions, PFSC shall not disclose Client Portfolio Information except under the circumstances described in subsection (e).
16.3 Protection of Information. The receiving party agrees and understands that it is obligated to protect the other party’s Confidential Information. The receiving party will maintain appropriate internal, technical, security and physical safeguards and other reasonably appropriate measures to protect the security, confidentiality and integrity of Confidential Information against unauthorized or unlawful access and accidental destruction or loss.
16.4 Security Event. If a party learns or has reason to believe that the other party’s Confidential Information has been disclosed or accessed by an unauthorized party (each, a “Security Event”), such party will immediately give notice of such event to the other party to the extent permitted by law or law enforcement authorities. In such notification, the party will report on the nature of the incident, the estimated impact on the other and investigative action taken or planned. Security Events shall include, without limitation, violations of Applicable Law. Notwithstanding anything in this provision, each party will also comply fully with all federal, state or local laws applicable to security breaches. Except as may be required by law or law enforcement authorities, to the extent the breach involves Client Portfolio Information, PFSC will not notify any of Client’s customers or potential customers of unauthorized access of such Security Event without Client’s express consent or upon Client’s specific instruction. The party that experiences the Security Event will be responsible for the costs of any required notifications.
16.5 Security Commitments. Each party shall take all reasonable steps to ensure that no unauthorized persons have access to Confidential Information, and to ensure that no persons authorized to have such access take any action which would be in violation of this Agreement. Such steps shall include, but shall not be limited to, imposing strong password restrictions on systems containing Confidential Information, securing networks through which Confidential Information will be accessed from outside intrusion, preventing the making of unauthorized copies of Confidential Information, and closely administering and monitoring use of Confidential Information.

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16.6 Additional PFSC Security Commitments.
(a) PFSC shall maintain a written information security program applicable to the performance of the Services reasonably designed to (i) ensure the security and confidentiality of Confidential Information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer; and (iv) ensure the proper disposal of Confidential Information.
(b) PFSC shall maintain a designated individual to coordinate its information security program. Such individual shall ensure that regular risk assessments are conducted concerning each relevant area of operations concerning the Services, and that appropriate internal and external controls are established to mitigate risks identified.
(c) PFSC shall regularly test and monitor the effectiveness of the controls established by its information security program and shall modify such controls to reflect the results of such testing and monitoring to enhance the security of the Confidential Information.
16.7 Reporting. PFSC shall promptly report to Client any actual or suspected violation of Section 16 hereof and shall take such further steps as may reasonably be requested by to prevent or remedy any such violation.
17. Ad Hoc Requests. During the Term, Client may make requests of PFSC that are not included in the scope of Services set forth in this Agreement. In such instances, all requests must be made by Client in writing, and PFSC shall respond to such requests in writing with a time and cost estimate to fulfill Client’s request. Only after obtaining Client’s written approval to the time and cost estimate will PFSC fulfill Client’s request and invoice Client for the agreed-upon amount.
18. Indemnity.
18.1 Indemnity by Client. Client shall defend, indemnify, and hold PFSC, and its shareholders, directors, affiliates, assignees, agents, and employees, harmless from and against any and all claims, counterclaims, liabilities, losses, damages, court costs, attorneys’ fees, and other expenses arising from or connected in any way with any third-party claim (the “Claims”) concerning in any way the Services, but excepting Claims arising from, or connected in any way to, PFSC’s gross negligence, willful misconduct, or breach of this Agreement.
18.2 Indemnity by PFSC. PFSC shall defend, indemnify, and hold Client and its shareholders, directors, affiliates, assignees, agents, and employees harmless from and against any and all Claims arising from, or connected in any way to, PFSC’s gross negligence, willful misconduct, or breach of this Agreement.

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19. Limitation of PFSC Liability and Limitation of Client’s Remedies. Neither PFSC nor any of its directors, officers, members, partners, employees, auditors, accountants, or agents shall be liable for any action taken, suffered, or omitted by it in good faith and believed to be authorized or within the discretion, rights, or powers conferred upon it by this Agreement, or for errors in judgment; provided, however, that this provision shall not protect any such person against liability which would otherwise be imposed on such person by reason of such person’s gross negligence or willful misconduct. No liability shall accrue to PFSC when:
(a) PFSC takes any action, refrains from the taking of any action, or offers any advice or suggested course of action for Client or the Client Portfolio in accordance with customary industry standards for servicing loans of the type which comprise the Client Portfolio pursuant to this Agreement;
(b) Client fails to provide necessary, timely, or accurate information in order for PFSC to fulfill the Services described in this Agreement; or
(c) PFSC relies, in good faith, on any document of any kind which, prima facie, is properly provided by an appropriate person respecting any matters arising hereunder;
IN NO EVENT SHALL PFSC BE LIABLE TO CLIENT FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR ANY LOST REVENUES OR PROFITS, ARISING IN ANY WAY FROM THE PERFORMANCE, NON-PERFORMANCE, OR BREACH OF THIS AGREEMENT, OR ARISING FROM ANY CLAIMS OF NEGLIGENCE, IN TORT OR ANY OTHER THEORY OF RECOVERY BY CLIENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OF LOSS OR DAMAGES RESULTING FROM ANY LOSS OF DATA, REVENUE, OR PROFITS. IN NO EVENT SHALL PFSC BE LIABLE OR SUBJECT TO PUNITIVE DAMAGES UNDER ANY THEORY OF RECOVERY BY CLIENT.
20. Force Majeure. No party to this Agreement shall be liable for any failure to perform its obligations where such failure is a result of acts of nature (including fire, flood, earthquake, storm, hurricane, or other natural disaster), war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power of confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout, or interruption or breakdown of public or private or common carrier communications or transmission facilities or equipment failure, or the failure of any financial institution or clearing house to execute properly-formatted instructions provided by PFSC in the course of performing the Services.
21. Urgency. Time is of the essence for the provision of the Services by PFSC and Client’s payment obligations under this Agreement.
22. Amendment. No modification, amendment, or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by authorized officers of the parties hereto. Such modification, amendment, waiver, or consent shall be effective only in the specific instance and for the purpose for which given.

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23. No Assignment. Neither party may assign this Agreement or its rights hereunder, or delegate its obligations hereunder, without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.
24. Waiver. No delay or omission on the part of any party in exercising any right hereunder shall operate as a waiver of any such right or any other right. All waivers must be in writing.
25. Severability. If any provisions of this Agreement are found to be unenforceable as to any person or circumstance, such finding shall not render such a provision invalid or unenforceable as to any other person or circumstance and shall not invalidate any other provision or provisions of this Agreement. If feasible, the term or provision which is found to be invalid or unenforceable shall be deemed to be modified to be within the limits of validity or enforceability.
26. Choice of Law; Arbitration; Attorney Fees.
26.1 Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Oregon.
26.2 Arbitration. Any conflict, claim, or dispute between the parties arising under or related in any way to this Agreement, or any breach of this Agreement, or any claim that any of this Agreement is invalid, illegal, voidable, or void, or any other claim relating to either party’s performance or non-performance of this Agreement, shall be subject to mandatory, binding arbitration under the authority of the American Arbitration Association. The arbitration shall be conducted before a panel of three arbitrators using the Commercial Arbitration Rules. The location of the arbitration shall be in Portland, Oregon. The arbitrators’ award may be entered in any court with jurisdiction. At the request of either party prior to the arbitration award, the arbitrators shall make written findings of fact and conclusions of law as part of their award. Each party shall pay all applicable fees and costs billed by the American Arbitration Association prior to arbitration, including without limitation the arbitrators’ fees and expenses.
26.3 Attorney Fees. The prevailing party as determined by the arbitrators shall be entitled to an award against the non-prevailing party of the prevailing party’s reasonable attorney fees, together with all other costs, fees, expert fees, deposition costs, or other costs incurred in connection with the arbitration.
27. Survival. Sections 16, 18, 19, 23, 24, 26, and 27 shall survive the expiration, cancellation, or other termination of this Agreement.

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28. Notices. All notices, requests, demands, or other communications given hereunder shall be in writing and shall be deemed to have been duly given (i) when deposited in the United States mail, postage prepaid, as registered or certified mail, (ii) when sent by courier service, or (iii) when sent by facsimile, to the parties at their addresses or phone numbers set forth in this Agreement or to such other addresses or phone numbers as the parties may designate by written notice to the other party in accordance with this section. If such notice, demand, or other communication is given by mail, it shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand, or other communication is to be given. If such notice, demand, or other communication is provided by courier service, it shall be conclusively deemed made at the time of delivery of such service to the party’s designated address. If such notice, demand or other communication is provided by facsimile, it shall be conclusively deemed made at the time of receipt by the sender of an electronic receipt indicating successful transmission.
29. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of its duties and obligations hereunder and to carry out the intent of the parties hereto.
30. Entire Agreement. This Agreement contains the entire understanding of, and supersedes all prior or contemporaneous agreements not specifically referred to herein among, the parties with respect to the subject matter hereof. The Servicing Agreement between the parties dated April 1, 2008, and any associated amendments or understandings (collectively, the “Prior Agreement”), is hereby expressly terminated and of no further force or effect.
31. Remedies Cumulative. All of a party’s remedies for a breach of this Agreement shall be cumulative and the exercise of one or more remedies shall not be deemed an election or waiver of any other remedy.
32. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(Signature page immediately follows)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
Client:
LENDINGCLUB CORPORATION

By:	/s/ John Donovan
	Print Name:	John Donovan
	Title:	COO
PFSC:
PORTFOLIO FINANCIAL SERVICING COMPANY

By:	/s/ John Enyart
	Print Name:	John Enyart
	Title:	President

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Schedule 1
Preparation, Stand-by and Servicing
Preparation: Within sixty (60) days of the Effective Date, PFSC shall provide the following Services to prepare for assuming the function of servicer on the Client Portfolio:
1. PFSC shall perform any necessary reformatting, conversion, or other manipulation of files and file formats necessary to service the Client Portfolio on its systems, including without limitation mapping and converting all existing borrower and lender member data required to perform the Services. This information shall include, without limitation, bank account information necessary to perform ACH debit and credit transactions for all of Client’s existing borrower and lender members in the Client Portfolio. Client shall provide all necessary information and assistance to PFSC in order to fulfill these duties.
2. PFSC shall establish a comparable servicing process and procedures to that of Client on its systems in readiness to assume the servicing of the Client Portfolio on five business days written notice.
3. PFSC shall establish secure connectivity or other means of secure access to data updates of the Client Portfolio from Client.
4. PFSC shall formulate a contingency plan designed to execute a transition of Client’s service-related activities to PFSC and ready itself to receive and process data as if it were currently acting as servicer.
Stand-by: Commencing upon completion of the preparation for servicing the Client Portfolio, but in no event later than sixty (60) days following the execution of this Agreement, PFSC shall provide the following Services during the remaining Term, except to the extent PFSC is actually providing the servicing:
1. On a monthly basis, PFSC shall obtain from client updated borrower and lender member information. This information shall include, without limitation, bank account information necessary to perform ACH debit and credit transactions for the Client Portfolio.
2. On a monthly basis, PFSC shall map and convert any new borrower and lender member data to PFSC’s systems.
3. On a monthly basis, PFSC shall perform a quality control test of randomly selected data from accounts in the Client Portfolio to ensure such data are valid and servicing can commence to and from such accounts.
4. On a monthly basis, PFSC shall evaluate its readiness to provide the Services.
5. PFSC shall issue monthly verification reports to Client, certified by PFSC, which shall include a report on items 1-4 above.

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Servicing: Upon initiation of the servicing of the Client Portfolio, PFSC shall perform the following Services commencing within five business days of written notification:
1. General: PFSC shall:
•	Update the Client Portfolio information on its systems with the latest data available from Client;

•
Service and collect all amounts due under borrower notes in the Client Portfolio by ACH into a single-purpose clearing account controlled by PFSC in trust for the lender members of Client. PFSC shall not commingle any funds of PFSC with the funds in the clearing account but shall have the right to charge the clearing account for its servicing fees.

•
Remit payments due to Client’s lender members in the Client Portfolio by ACH in a single monthly payment aggregating all the amounts due such lender members in a given month based on payments actually received from the borrowers with loans of the series associated with the notes held by the lender members. Such activities will be facilitated utilizing systems made accessible to PFSC by Client.

•	Monitor all ACH transfers.

•	Process and contest chargebacks.

•	Correspond and communicate with Client borrower members, lender members, and their banks concerning the activity in the respective accounts affected by the Services.

•	Provide email statements showing the status and activity of Client borrower and lender member accounts. Such statements will be facilitated utilizing systems made accessible to PFSC by Client.

•	Upon receipt of notice from Client or Client’s designated indenture trustee, pay all funds held by PFSC pending payment to Client’s lender members to the indenture trustee.

•	Upon request by Client, return to Client any funds held by PFSC due to Client’s lender members that have not been able to be remitted to such lender members and remain unclaimed for two years.

•	Provide monthly portfolio information to one or more of the three nationally recognized consumer credit reporting agencies.
2. PFSC shall reconcile transfers, payment information and outstanding balances and take appropriate action to resolve any discrepancies or disagreements with such information and make corrective adjustments to records.
3. PFSC shall make commercially reasonable efforts to collect payments on loans in the Client Portfolio that are from 1 to 30 days delinquent. On the 31st day of delinquency, PFSC shall refer delinquent accounts to collection in accordance with the collection and charge-off policies and agreements established by Client and transfer payments received in accordance with those same policies and agreements to the appropriate lender members.

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4. While providing the servicing of the Client Portfolio, PFSC shall provide to Client or its designated representative monthly servicer reports that confirm:
•	Monthly payments received from borrower members and remittances to lender members.
•	General ledger entries
•	Delinquent Accounts
•	Maturing Loans
•	Monthly Cash Receipts Journal
•	That such report is complete on its face.

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Schedule 2
Compensation
Preparation
1. Client shall pay PFSC $1,500 per month until such time as PFSC certifies to Client in writing that it is prepared to service the Client Portfolio. Client shall pay to PFSC a one-time preparation fee of Ten Thousand Dollars ($10,000) upon execution of this Agreement.
Stand-by
1. Client shall pay PFSC $3,500 per month for each month that PFSC provides the standby portion of the Services.
Servicing
1. Upon written notification that PFSC shall become the successor servicer, Client shall pay PFSC a declaration fee of Fifteen Thousand Dollars ($15,000). During any period in which it services the Client Portfolio, PFSC shall also have the right to deduct and retain a service charge. The service charge will be applied by PFSC on a monthly basis against all open contracts prior to sending out the related lender payments. The service charge will be billed to lenders as a percentage. That percentage will be calculated on a monthly basis by multiplying the number of open contracts by a flat fee of: $10.00 per contract, if less than 500 contracts; $7.50 per contract, if between 500 and 1,500 contracts; and, $5.50 per contract if greater than 1,500 contracts, and then taking that sum and dividing it back into the dollar volume of payments received. This will provide PFSC with the average percentage service charge which will be applied against all payments being sent to Client’s lender members. PFSC can recalculate that percentage every month; provided, however, that at no time the amount charged by PFSC exceeds 5.0% of the amount of any ACH payment made to a Client lender member.
2. In the course of providing the servicing, PFSC shall charge and collect any other fees relating to the servicing that Client is entitled to charge and collect, including, without limitation, late fees and non-sufficient funds fees. PFSC shall retain such fees or remit them to the Client lender member entitled to receive them in accordance with the policies and agreements applicable to Client.

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Exhibit 31.1
Certification
I, Renaud Laplanche, certify that:
1.	I have reviewed this Quarterly Report on Form 10-Q of LendingClub Corporation;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: February 14, 2011

/s/ Renaud Laplanche
Renaud Laplanche
Chief Executive Officer (principal executive officer)

Exhibit 31.2
Certification
I, Carrie Dolan, certify that:
1.	I have reviewed this Quarterly Report on Form 10-Q of LendingClub Corporation:

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: February 14, 2011

/s/ Carrie Dolan
Carrie Dolan
Chief Financial Officer (principal financial officer and principal accounting officer)

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of LendingClub Corporation (the “Company”) on Form 10-Q for the quarter ended December 31, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:
1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Date: February 14, 2011

/s/ Renaud Laplanche
Renaud Laplanche
Chief Executive Officer (principal executive officer)

/s/ Carrie Dolan
Carrie Dolan
Chief Financial Officer (principal financial officer and principal accounting officer)